UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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AMERICA FIRST MULTIFAMILY INVESTORS, L.P.

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PRELIMINARY CONSENT SOLICITATION STATEMENT DATED JULY 7, 2015.

SUBJECT TO COMPLETION.

1004 Farnam Street, Suite 400

Omaha, Nebraska 68102

(402) 444-1630

Notice of Consent Solicitation

To the Limited Partners and Beneficial Unit Certificate Holders of America First Multifamily Investors, L.P.:

We are pleased to send you and the other limited partners (“LPs”) and beneficial unit certificate holders (“BUC Holders,” and collectively with the LPs, referred to herein as the “Unitholders”) of America First Multifamily Investors, L.P. (the “Partnership,” “we,” “us,” or “our”) these consent solicitation materials to solicit your consent for the following purposes:

1.	Amended and Restated Limited Partnership Agreement. To consider and vote upon three proposals (collectively, the “LP Agreement Amendment Proposal”) which, if approved, will amend and restate the Agreement of Limited Partnership of the Partnership (the “Limited Partnership Agreement”). Such proposals are as follows:

•	LP Agreement Amendment Proposal 1A. The amendments set forth in this proposal relate to providing the Partnership with greater operational flexibility by (i) revising the definition of “Tax-Exempt Investments” to permit our general partner, America First Capital Associates Limited Partnership Two (the “General Partner”), to invest in a wider variety of tax-exempt investments without the constraints of a rating requirement when the investment is secured by a mortgage; (ii) providing a more flexibile and general purpose statement for the Partnership to permit the Partnership to engage in all permissible activities a partnership may engage in under Delaware law; (iii) providing the General Partner with express authority to acquire, hold, and invest in securities on behalf of the Partnership other than mortgage investments and tax-exempt investments, including investments that would be taxable for federal income tax purposes, and to make loans to unaffiliated third parties which are fully-secured by real estate; (iv) providing the General Partner the express authority to approve and engage in a Unit split, subdivision, or combination; (v) providing the General Partner with specific authority to issue Partnership securities in one or more classes or series with such designations, preferences, rights, powers, and duties, which may be senior to existing classes and series of Partnership securities, including BUCs, as determined by the General Partner; (vi) expressly providing the General Partner the authority to issue options, warrants, rights, and other equity instruments relating to Units under employee benefit plans and executive compensation plans maintained or sponsored by the Partnership, the General Partner, The Burlington Capital Group LLC (“Burlington”), which is the general partner of the General Partner, or their affiliates; (vii) expressly providing the General Partner the authority to engage in spin-offs and other similar transactions, and otherwise transfer or dispose of Partnership assets pursuant to such transactions; (viii) removing certain provisions that would trigger an automatic dissolution of the Partnership; and (ix) expanding the instances in which the General Partner can amend the Limited Partnership Agreement and Certificate of Limited Partnership without Unitholder approval.

•

LP Agreement Amendment Proposal 1B. The amendments set forth in this proposal relate to enhancing the operational sustainability of the Partnership by (i) deleting the automatic expiration date of the Partnership (which is currently December 31, 2050) and rather making the term of the

Partnership continue indefinitely until the Partnership is dissolved; (ii) revising a number of provisions in the Limited Partnership Agreement, which the Board believes to be consistent with Delaware law, to remove references to the General Partner owing fiduciary duties to the limited partners and BUC holders; and (iii) providing certain amendments to the Limited Partnership Agreement that are intended to protect the Partnership and its Unitholders from unsolicited acquisition tactics which the Board believes could be coercive and unfair to Unitholders.

•	LP Agreement Amendment Proposal 1C. The amendments set forth in this proposal are intended to clarify operational and related mechanical matters of the Partnership by (i) clarifying name references to the Partnership; (ii) clarifying the fully-paid and non-assessable nature of issued Units; (iii) clarifying that the General Partner has express authority to acquire and hold real property through the foreclosure of a mortgage revenue bond; and (iv) making certain other immaterial and ministerial revisions to update and modernize the Limited Partnership Agreement.

2.	2015 Equity Incentive Plan. To approve and adopt the America First Multifamily Investors, L.P. 2015 Equity Incentive Plan (the “Incentive Plan”). The Incentive Plan will provide for awards of beneficial unit certificates representing assigned limited partnership interests in the Partnership (“BUCs” or “Units”), and other rights based on such Units, to our employees and the employees of our affiliates, and/or the members of the board of managers of Burlington, which is the general partner of the General Partner, which is the general partner of the Partnership. The Incentive Plan is described in more detail in the accompanying consent solicitation statement.

If all of the proposals to amend and restate our Limited Partnership Agreement are approved, then our general partner will adopt the Amended and Restated Agreement of Limited Partnership of America First Multifamily Investors, L.P. in the form attached as Appendix A to the accompanying consent solicitation statement (the “Amended and Restated LP Agreement”) to reflect the approvals of all these proposals. However, the effectiveness of any LP Agreement Amendment Proposal approved by the Unitholders is not dependent upon the approval of any other proposal. Therefore, if one or more, but not all, of the LP Agreement Amendment Proposals are approved by Unitholders, then those proposals which were approved will become part of the Amended and Restated LP Agreement, and those proposals that were not approved will not become part of the Amended and Restated LP Agreement.

Only Unitholders of record as of the close of business on July 17, 2015 are entitled to receive notice of and to vote in the consent solicitation. The board of managers of Burlington unanimously approved the LP Agreement Amendment and Incentive Plan proposals and determined that such proposals are in the best interests of the Partnership and its Unitholders.

YOUR VOTE IS VERY IMPORTANT. The affirmative vote of the holders of a majority in interest of the Units outstanding as of the close of business on the record date is required to approve each of the LP Agreement Amendment Proposals and the Incentive Plan proposal. Failure to vote on any proposals will have the same effect as a vote against such proposal. Therefore, we encourage you to review the accompanying Consent Solicitation Statement and to vote as soon as possible. You may vote your Units on the Internet at www.proxyonline.com or by any other method described in the Notice of Internet Availability of Consent Materials you received in the mail. If you received the consent solicitation materials by mail, you may either vote on the Internet at the website identified above, by telephone, or by completing, signing, dating, and returning the enclosed consent card by mail. If you hold your Units in “street name” with a bank, broker, or other nominee, and you wish to vote in the consent solicitation, you will need to follow the instructions provided by your bank, broker, or other nominee in order to vote your Units.

The consent solicitation will expire at, and your consent must be received by, 11:59 p.m. Eastern Daylight Time (EDT) on                     , 2015 (the “Expiration Date”). The consent solicitation may be extended by the General Partner for a specified period of time or on a daily basis until the consents necessary to adopt the Amended and Restated LP Agreement and Incentive Plan proposals have been received. You may revoke your consent at any time up to 11:59 p.m. EDT on the Expiration Date.

The board of managers of Burlington, the general partner of the General Partner, recommends that Unitholders vote “FOR” the approval of the LP Agreement Amendment Proposal 1A, “FOR” the approval of the LP Agreement Amendment Proposal 1B, “FOR” the approval of the LP Agreement Amendment Proposal 1C, and “FOR” the approval of the Incentive Plan proposal.

By Order of the Board of Managers of The Burlington
Capital Group LLC, the general partner of the General
Partner of the Partnership,

Mark A. Hiatt

Chief Executive Officer of

America First Multifamily Investors, L.P.

Omaha, Nebraska

                    , 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF CONSENT SOLICITATION MATERIALS FOR THE CONSENT SOLICITATION EXPIRING ON                     , 2015

The Notice of Consent Solicitation and the Consent Solicitation Statement for the

Consent Solicitation are available at https://www.proxyonline.com/docs/ATAXProxy.pdf.

A	First Amended and Restated Limited Partnership Agreement of America First Multifamily Investors, L.P.
B	America First Multifamily Investors, L.P. 2015 Equity Incentive Plan

1004 Farnam Street, Suite 400

Omaha, Nebraska 68102

(402) 444-1630

Consent Solicitation Statement

This Consent Solicitation Statement is being furnished to the limited partners (“LPs”) and beneficial unit certificate holders (“BUC Holders,” and collectively with the LPs, referred to herein as the “Unitholders”) of America First Multifamily Investors, L.P. (the “Partnership,” “we,” “us,” or “our”) as of the close of business on July 17, 2015 (the “Record Date”) in connection with the solicitation of consents (the “Solicitation”) of the Unitholders for the following purposes:

•	To adopt three proposals by which we would amend and restate the Agreement of Limited Partnership of the Partnership, as more fully described in this Consent Solicitation Statement; and

•	To approve and adopt the America First Multifamily Investors, L.P. 2015 Equity Incentive Plan (the “Incentive Plan”).

This Consent Solicitation Statement and the accompanying form of Consent are first being made available to Unitholders on or about                     , 2015. Beginning on or about                     , 2015, we mailed a Notice of Internet Availability of Consent Materials to our Unitholders containing instructions on how to access this Consent Solicitation Statement and vote online. The notice also provides instructions on how to request a paper copy of these documents if you desire. If all of the proposals to amend and restate our Limited Partnership Agreement are approved, then our general partner will adopt the First Amended and Restated Agreement of Limited Partnership of America First Multifamily Investors, L.P. in the form attached as Appendix A to this Consent Solicitation Statement (the “Amended and Restated LP Agreement”) to reflect the approvals of all these proposals. However, the effectiveness of any of the Amended and Restated LP Agreement proposals approved by the Unitholders is not dependent upon the approval of any other proposal. Therefore, if one or more, but not all, of the Amended and Restated LP Agreement proposals are approved by Unitholders, then those proposals which were approved will become part of the Amended and Restated LP Agreement, and those proposals that were not approved will not become part of the Amended and Restated LP Agreement.

The accompanying consent is being solicited on behalf of the Board of Managers (the “Board”) of The Burlington Capital Group LLC (“Burlington”), which is the general partner of America First Capital Associates Limited Partnership Two (the “General Partner”), which is the general partner of the Partnership. Only Unitholders of record as of the close of business on the Record Date are entitled to receive notice of and to vote in the Solicitation. Adoption of each proposal to amend and restate our Limited Partnership Agreement and the proposal to approve the Incentive Plan requires the affirmative vote of the holders of a majority in interest of the Units outstanding as of the close of business on the Record Date.

The Board has unanimously approved each of the proposals to amend the Limited Partnership Agreement and the Incentive Plan proposal and determined that such proposals are in the best interests of the Partnership and its Unitholders. The Board recommends that Unitholders vote “FOR” the approval of each proposal to amend the Limited Partnership Agreement, and “FOR” the approval of the Incentive Plan proposal. This Solicitation will expire at, and your consent must be received by, 11:59 p.m. Eastern Daylight Time (EDT) on                     , 2015 (the “Expiration Date”). The General Partner may extend this Solicitation for a sepcified period of time or on a daily basis until the consents necessary to adopt each of the Amended and Restated LP Agreement proposals and the Incentive Plan proposal have been received. You may revoke your consent at any time up to 11:59 p.m. EDT on the Expiration Date.

If you have any questions about this Consent Solicitation Statement, please call AST Fund Solutions at (800) 591-8250. Alternatively, Unitholders may call Craig S. Allen, Chief Financial Officer of The Burlington Capital Group LLC, at (402) 444-1640. This Consent Solicitation Statement is dated                     , 2015.

SUMMARY

The following summary highlights selected information in this Consent Soliciation Statement and may not contain all the information that may be important to you. Accordingly, we encourage you to carefully read this entire Consent Solicitation Statement, its appendices, and the documents referred to in this Consent Solicitation Statement before you decide how to vote. You may obtain the information referred to in this Consent Solicitation Statement without charge by following the instructions under “Where You Can Find More Information” beginning on page     .

The Partnership

America First Multifamily Investors, L.P. was formed for the primary purpose of acquiring a portfolio of mortgage revenue bonds that are issued by state and local housing authorities to provide construction and/or permanent financing for multifamily and student housing and commercial properties in their market areas. We expect and believe the interest received on these bonds is excludable from gross income for federal income tax purposes. As a result, we expect that most of the income earned by the Partnership is exempt from federal income taxes. The Partnership has been in operation since 1998 and owned 62 mortgage revenue bonds with an outstanding principal amount of approximately $508 million as of March 31, 2015. Our principal executive office is located at 1004 Farnam Street, Suite 400, Omaha, Nebraska 68102, and our telephone number is (402) 444-1630. Our general partner is America First Capital Associates Limited Partnership Two, which is a subsidiary of The Burlington Capital Group LLC.

We maintain a website at www.ataxfund.com, where certain information about us is available. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this Consent Solicitation Statement or any other report or document we file with or furnish to the SEC.

Proposals 1A, 1B, and 1C – Approval of the LP Agreement Amendment Proposals (page     )

We are asking Unitholders to consent to the following proposals, which we refer to collectively in this document as the “LP Agreement Amendment Proposals,” by which we would amend and restate our Agreement of Limited Partnership.

LP Agreement Amendment Proposal 1A

The amendments set forth in this proposal relate to providing the Partnership with greater operational flexibility by:

•	revising the definition of “Tax-Exempt Investments” to permit the General Partner to invest in a wider variety of tax-exempt investments without the constraints of a rating requirement when the investment is secured by a mortgage;

•	providing a more flexibile and general purpose statement for the Partnership to permit the Partnership to engage in all permissible activities a partnership may engage in under Delaware law;

•	providing the General Partner with express authority to acquire, hold, and invest in securities on behalf of the Partnership other than mortgage investments and tax-exempt investments, including investments that would be taxable for federal income tax purposes, and to make loans to unaffiliated third parties which are fully-secured by real estate (whether or not the interest on such loans are exempt from federal income taxation);

•	providing the General Partner the express authority to approve and engage in a Unit split, subdivision, or combination;

•	providing the General Partner with specific authority to issue Partnership securities in one or more classes or series with such designations, preferences, rights, powers, and duties, which may be senior to existing classes and series of Partnership securities, including BUCs, as determined by the General Partner;

•	expressly providing the General Partner the authority to issue options, warrants, rights, and other equity instruments relating to Units under employee benefit plans and executive compensation plans maintained or sponsored by the Partnership, the General Partner, Burlington, or their affiliates;

•	expressly providing the General Partner the authority to engage in spin-offs and other similar transactions, and otherwise transfer or dispose of Partnership assets pursuant to such transactions;

•	removing certain provisions that would trigger an automatic dissolution of the Partnership; and

•	expanding the instances in which the General Partner can amend the Limited Partnership Agreement and Certificate of Limited Partnership without Unitholder approval.

LP Agreement Amendment Proposal 1B

The amendments set forth in this proposal relate to enhancing the operational sustainability of the Partnership by:

•	deleting the automatic expiration date of the Partnership (which is currently December 31, 2050) and rather making the term of the Partnership continue indefinitely until the Partnership is dissolved;

•	revising a number of provisions in the Limited Partnership Agreement, which the Board believes to be consistent with Delaware law, to remove references to the General Partner owing fiduciary duties to the limited partners and BUC holders; and

•	providing certain amendments to the Limited Partnership Agreement that are intended to protect the Partnership and its Unitholders from unsolicited acquisition tactics which the Board believes could be coercive and unfair to Unitholders.

LP Agreement Amendment Proposal 1C

The amendments set forth in this proposal are intended to clarify operational and related mechanical matters of the Partnership by:

•	clarifying name references to the Partnership;

•	clarifying the fully-paid and non-assessable nature of issued Units;

•	clarifying that the General Partner has express authority to acquire and hold real property through the foreclosure of a mortgage revenue bond; and

•	making certain other immaterial and ministerial revisions to update and modernize the Limited Partnership Agreement.

The approval of all of the LP Agreement Amendment Proposals (i.e., each of the LP Agreement Amendment Proposals 1A, 1B, and 1C) will constitute adoption and approval by the public Unitholders of the Amended and Restated LP Agreement. The Amended and Restated LP Agreement is attached as Appendix A to this Consent Solicitation Statement and is incorporated into this Consent Solicitation Statement by reference. You are encouraged to read the Amended and Restated LP Agreement as it is the legal document that governs the affairs of the Partnership.

See “Proposals 1A, 1B, and 1C – Approval of the First Amended and Restated Agreement of Limited Partnership of America First Multifamily Investors, L.P.” beginning on page     for additional information.

Proposal 2 – Approval of the 2015 Equity Incentive Plan (page             )

We are also asking Unitholders to approve and adopt the America First Multifamily Investors, L.P. 2015 Equity Incentive Plan. This proposal is referred to in this document as the “Incentive Plan Proposal.” The Incentive Plan is intended to promote the interests of the Partnership, Burlington, and their affiliates by providing to employees and/or managers incentive compensation awards based on Units to encourage superior performance. The Incentive Plan is also contemplated to enhance the ability of the Partnership and its affiliates to attract and retain the services of individuals who are essential for the growth and profitability of the Partnership and its subsidiaries and to encourage them to devote their best efforts to advancing the business of the Partnership and its subsidiaries. In this regard, the Incentive Plan is designed to align directly the long-term compensation of the plan participants with the long-term interests of our Unitholders. The Incentive Plan provides for awards of Units and other rights based on such Units, including rights designated as options, share appreciation rights, restricted shares, phantom shares, other share-based awards, and share awards, and in certain cases “distribution equivalent rights” which provide the participant with a right to cash distributions made by the Partnership.

The Incentive Plan is attached as Appendix B to this Consent Solicitation Statement and is incorporated into this Consent Solicitation Statement by reference. You are encouraged to read the Incentive Plan in its entirety, as it is the document that governs the terms and conditions of the plan.

See “Proposal 2 – Approval of the America First Multifamily Investors, L.P. 2015 Equity Incentive Plan” beginning on page     for additional information.

Interests of Certain Managers and Executive Officers in the Proposals (page     )

You should be aware that certain of the executive officers of the Partnership and the executive officers and managers of Burlington have interests in the LP Agreement Amendment Proposals and the Incentive Plan Proposal that may differ from, or may be in addition to, the interests of our Unitholders generally. In particular, in considering the recommendation of the Board relating to the Incentive Plan Proposal, you should be aware that the officers and employees of Burlington, the General Partner, the Partnership, their affiliates, and our subsidiaries, as well as the members of the Board, will be eligible to receive awards under the Incentive Plan if it is approved by our Unitholders. Accordingly, the members of the Board and the officers and employees of the Partnership, the General Partner, Burlington, and their affiliates have a substantial interest in the approval of the Incentive Plan Proposal. These interests are more fully described in this Consent Solicitation Statement under the headings “Proposals 1A, 1B, and 1C – Approval of the First Amended and Restated Agreement of Limited Partnership of America First Multifamily Investors, L.P – Interests of Certain Managers and Executive Officers in the LP Agreement Amendment Proposals” beginning on page     , and “Proposal 2 – Approval of the America First Multifamily Investors, L.P. 2015 Equity Incentive Plan – Interests of Certain Managers and Executive Officers in the Incentive Plan Proposal” beginning on page     .

Required Vote (page     )

Approval and adoption of each of the LP Agreement Amendment Proposals and the Incentive Plan Proposal requires the affirmative vote of the holders of a majority in interest of the Units outstanding as of the close of business on the Record Date. Abstentions and broker non-votes will have the same effect as a vote against each of the proposals.

Recommendation of the Board of Managers (page     )

Based on the reasons discussed elsewhere in this Consent Solicitation Statement, the Board has determined that the approval and adoption of the LP Agreement Amendment Proposals and the Incentive Plan Proposal are

in the best interests of the Partnership and its Unitholders and recommends that the Partnership’s Unitholders vote “FOR” the approval of LP Agreement Amendment Proposal 1A, “FOR” the approval of LP Agreement Amendment Proposal 1B, “FOR” the approval of LP Agreement Amendment Proposal 1C, and “FOR” the approval of the Incentive Plan Proposal. The Board has unanimously approved all of the LP Agreement Amendment Proposals and the Incentive Plan Proposal.

Management Structure

The Partnership is managed by the General Partner, which is managed by its general partner, Burlington. The persons acting as the Board and executive officers of Burlington act as the directors and executive officers of the Partnership. Certain services are provided to the Partnership by other employees of Burlington and the Partnership reimburses Burlington for its allocated share of these salaries and benefits. The Partnership is not currently charged, and does not currently reimburse Burlington, for the services performed by executive officers of Burlington. As a result, the Partnership does not currently pay compensation of any nature to the persons who effectively act as its executive officers. Accordingly, the Partnership does not provide tabular disclosures regarding executive compensation, compensation discussion and analysis, a compensation committee report or information regarding compensation committee interlocks in the reports it files with the SEC.

The chart below depicts our ownership structure and the relationships described in the previous paragraph, as of the date of this Consent Solicitation Statement:

Burlington’s Board effectively acts as our board of directors. Although Burlington is not a public company and its securities are not listed on any stock market or otherwise publicly traded, its Board is constituted in a manner that complies with the rules of the SEC and the NASDAQ Stock Market (“NASDAQ”) related to public companies with securities listed on that exchange in order for the Partnership and its shares to comply with these rules. Among other things, a majority of Burlington’s Board consists of managers who meet the definitions of independence under the rules of the SEC and the NASDAQ. These independent managers are Patrick J. Jung, Mariann Byerwalter, Martin A. Massengale, Clayton K. Yeutter, William S. Carter, Mike Johanns, and W. Kimball Griffith.

Additional Information (page     )

You can find more information about the Partnership in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. For a more detailed description of the additional information available, see “Where You Can Find More Information” beginning on page     .

DELIVERY OF CONSENT SOLICITATION MATERIALS

On or about                     , 2015, we mailed a Notice of Internet Availability of Consent Materials to our Unitholders containing instructions on how to access the consent solicitation materials and vote online. We made these consent solicitation materials available to you over the Internet or, upon your request, have delivered paper versions of these materials to you by mail, in connection with the solicitation of consents by Burlington’s Board for this consent solicitation.

At the time we begin mailing our Notice of Internet Availability of Consent Materials, we will also first make available on the Internet at https://www.proxyonline.com/docs/ATAXProxy.pdf, as well as on our website at http://www.ataxfund.com, the Notice of Consent Solicitation and Consent Solicitation Statement. Any Unitholder may also request a printed copy of these materials, without charge, by sending an email to callen@burlingtoncg.com or by following the instructions included in the Notice of Internet Availability of Consent Materials.

QUESTIONS AND ANSWERS ABOUT THE CONSENT SOLICITATION

Q:	What is the purpose of this Consent Solicitation Statement?

A:	We are asking Unitholders to consider and consent to the following proposals in connection withis Consent Solicitation:

•	To adopt three proposals by which we would amend and restate the Limited Partnership Agreement of the Partnership, as more fully described in this Consent Solicitation Statement; and

•	To approve and adopt the Incentive Plan, which is intended to enhance the ability of the Partnership and its affiliates to attract and retain employees, officers, and managers who are essential for the growth and profitability of the Partnership and its subsidiaries, and to promote the interests of the Partnership, Burlington, and their affiliates by providing participants incentive compensation awards based on Units to encourage superior performance.

Upon Unitholder approval of all the LP Agreement Amendment Proposals, the Limited Partnership Agreement will be amended and restated as the Amended and Restated LP Agreement in the form attached as Appendix A to reflect the amendments. This Consent Solicitation Statement includes information that we are required to provide you under the rules of the SEC.

Q:	Who is entitled to vote?

A:	You will be entitled to vote on the LP Agreement Amendment Proposals and the Incentive Plan Proposal if you held Units in the Partnership as of the close of business on the Record Date, which is July 17, 2015. As of the Record Date, a total of 60,252,928 Units were issued and outstanding and entitled to vote in this Consent Solicitation. We expect that some of Burlington’s employees may solicit Unitholders personally, by mail, by telephone, or by other means, but nonw of these employees will receive any additional or special compensation for doing so. In addition, the Partnership has engaged AST Fund Solutions to assist in soliciting consents and has agreed to pay them a fee for their services.

Q:	What vote is required?

A:	Approval and adoption of each of the LP Agreement Amendment Proposals and the Incentive Plan Proposal requires the affirmative vote of the holders of a majority in interest of the Units outstanding as of the close of business on the Record Date (the “Required Consent”). Abstentions and broker non-votes will have the same effect as a vote against each of the proposals.

Q:	What are broker non-votes?

A:	Generally, broker non-votes occur when Units held for a beneficial owner in “street name” (that is, by a broker, bank, or other nominee, which we refer to as your “broker”), are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner, and (2) the broker lacks discretionary voting power to vote those Units. Typically, a broker is entitled to vote shares held for a beneficial owner on routine matters without instructions from the beneficial owner of those Units. However, under the rules of the New York Stock Exchange, the LP Agreement Amendment Proposals and Incentive Plan Proposal are not considered routine matters and brokers are not entitled to vote Units held for a beneficial owner on these matters without instructions from the beneficial owner of the Units.

Because all proposals for the Consent Solicitation are non-routine and non-discretionary, broker non-votes will only occur with respect to a proposal in the event that a broker receives voting instructions for one proposal but not with respect to the other proposal. In such an event, the Units will not be voted for the uninstructed proposal. If your Units are held in “street name,” your broker or other nominee will vote your Units on a proposal only if you provide instructions on how to vote on such proposal. If you fail to give any voting instructions to your broker with respect to any Units held in “street name,” those Units will not be voted in the Consent Solicitation.

Q:	If the proposals are approved, when will the Amended and Restated LP Agreement and Incentive Plan become effective?

A:	If any of the LP Agreement Amendment Proposals are approved, then the General Partner will adopt the Amended and Restated LP Agreement to reflect the approved proposals. However, the effectiveness of any of the LP Agreement Amendment Proposals approved by the Unitholders is not dependent upon the approval of any other proposal. Therefore, if one or more, but not all, of the LP Agreement Amendment Proposals are approved by Unitholders, then those proposals which were approved will become part of the Amended and Restated LP Agreement, and those proposals that were not approved will not become part of the Amended and Restated LP Agreement. The Amended and Restated LP Agreement will become effective upon the delivery of the Required Consent by the Expiration Date, which is 11:59 p.m. Eastern Daylight Time (EDT) on , 2015. If approved, all Unitholders will be bound by the Amended and Restated LP Agreement whether or not they voted in favor of any of the LP Agreement Amendment Proposals. The Incentive Plan will have an effective date of June 24, 2015, which is the date the Board approved the plan. We will notify the Unitholders of the results of this Consent Solicitation promptly after the Expiration Date.

Q:	What happens if the proposals are not approved?

A:	If none of the LP Agreement Amendment Proposals are approved, the Partnership will continue to be governed by and operate under the current Limited Partnership Agreement which was originally adopted in 1998, unless and until it is amended and/or restated in accordance with the provisions of the Limited Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act (“DRULPA”). If the Incentive Plan Proposal is not approved, the Partnership will not be able to offer incentive compensation awards to employees, officers, and managers of the Partnership and its affiliates for the purposes set forth in the plan.

Q:	Who pays for the costs of this Consent Solicitation?

A:	The Partnership will bear all the costs of this Consent Solicitation, including, but not limited to, the costs of preparing and mailing this Consent Solicitation Statement and the fees of approximately $50,000 for its consent solicitation services.

Q:	When is the deadline to deliver my vote?

A:	The Consent Solicitation will expire at, and your consent must be received by the Expiration Date, which is 11:59 p.m. EDT on , 2015. The Consent Solicitation may be extended by the Partnership for a specified period of time or on a daily basis until the consents necessary to approve the LP Agreement Amendment Proposals and Incentive Plan Proposal have been received. You may revoke your consent at any time up to the Partnership’s receipt of the Required Consent.

Q:	How do I vote?

A:	You may vote your Units on the Internet at www.proxyonline.com by following the instructions included in the Notice of Internet Availability of Consent Materials. Alternatively, if you received this Consent Solicitation Statement by mail, you may either vote on the Internet at the website identified above, by telephone at (800) 591-8250, or by completing, signing, dating, and returning the enclosed consent card by mail. If you hold your Units in “street name” with a bank, broker, or other nominee, and you wish to vote in the Consent Solicitation, you will need to follow the instructions provided by your bank, broker, or other nominee in order to vote your Units. Because the affirmative vote of the holders of a majority in interest of the Units outstanding as of the close of business on the Record Date is required to approve each of the LP Agreement Amendment Proposals and the Incentive Plan Proposal, the failure to sign and return a consent form, abstaining with respect to either or both of the proposals, or the failure to otherwise vote in the Consent Solicitation will equate to a vote “Against” the applicable proposal. Consent forms that are signed but not marked “For,” “Against,” or “Abstain” with respect to one or all of the foregoing proposals will be treated as consents in favor of each LP Agreement Amendment Proposal and the Incentive Plan Proposal, as applicable.

Q:	May I revoke my consent?

A:	Unitholders may revoke their consents at any time prior to 11:59 p.m. EDT on the Expiration Date (i) by dating, signing, and delivering to the Partnership a written notice that clearly expresses the revocation of consent, or (ii) by delivering a properly executed, subsequently dated consent card withholding a previously granted consent. Any such written notice or later dated consent card should be sent to the principal executive offices of the Partnership at 1004 Farnam Street, Suite 400, Omaha, Nebraska 68102, Attention: Craig S. Allen, Chief Financial Officer. Any revocation received after the Partnership’s receipt of the Required Consent will not be effective.

Q:	If my Units are held in “street name” by my broker, will my broker automatically vote my Units for me?

A:	If you hold your Partnership Units in street name with a broker, your broker will not be able to vote your Units without instructions from you on the LP Agreement Amendment Proposals or the Incentive Plan Proposal. You should follow the directions provided by your broker on how to vote your Units.

Q:	What do I need to do now?

A:	After reading this Consent Solicitation Statement, please mail your signed consent card in the enclosed return envelope or submit your vote by telephone or the Internet, as soon as possible, so your Units will be voted in the Consent Solicitation. To be sure that your vote is counted, please vote now.

Q:	Why is it important for me to vote?

A:	Each of the LP Agreement Amendment Proposals and the Incentive Plan Proposal requires the affirmative vote of the holders of a majority in interest of the Units outstanding as of the close of business on the Record Date in order to be approved. Therefore, if you do not vote or fail to give instructions to your broker or bank to vote on your behalf with respect to any of the proposals, it will have the same effect as a vote “Against” the applicable LP Agreement Amendment Proposal and the Incentive Plan Proposal.

Q:	How does the Burlington Board of Managers recommend that I vote?

A:	The Board recommends that you vote “FOR” the approval of each of the LP Agreement Amendment Proposals, and “FOR” the approval of the Incentive Plan Proposal. The Board has unanimously approved all of the LP Agreement Amendment Proposals and the Incentive Plan Proposal.

Q:	Who do I contact if I have questions?

A:	Please direct all questions to Craig S. Allen, Chief Financial Officer of The Burlington Capital Group LLC, 1004 Farnam Street, Suite 400, Omaha, Nebraska 68102, Telephone: (402) 444-1640, Email: callen@burlingtoncg.com.

Q:	Where can I find more information about the Partnership?

A:	You can find more information about the Partnership from the various sources described under the heading “Where You Can Find More Information” beginning on page of this Consent Solicitation Statement.

Important Notice Regarding the Availability of Consent Solicitation Materials

You may obtain copies of our public filings, including this Consent Solicitation Statement, our 2014 Annual Report on Form 10-K, and the form of consent relating to the Consent Solicitation, without charge from our web site at http://www.ataxfund.com or from the SEC’s web site at http://www.sec.gov. You also may request a copy of these materials, without charge, by sending an email to callen@burlingtoncg.com. Please make your request no later than August 21, 2015 to facilitate timely delivery. If you do not request materials pursuant to the foregoing procedures, you will not otherwise receive an email or electronic copy of the materials.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION

This Consent Solicitation Statement contains forward-looking statements that have been made pursuant to the provisions of, and in reliance on the safe harbor under, the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements with respect to management’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond the control of the Partnership, and which may cause actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by such forward-looking statements.

All statements other than statements of historical fact are statements that could be forward-looking statements. Words such as “believe,” “contemplate,” “seek,” “estimate,” “plan,” “project,” “anticipate,” “assume,” “expect,” “intend,” “targeted,” “continue,” “remain,” “will,” “should,” “indicate,” “would,” “may,” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties.

All written or oral forward-looking statements that are made by or attributable to the Partnership are expressly qualified in their entirety by this cautionary notice. The Partnership has no obligation and does not undertake to update, revise, or correct any of the forward-looking statements after the date of this Consent Solicitation Statement, or after the respective dates on which such statements otherwise are made. The Partnership does not make any assurances that its expectations, beliefs, or projections will be achieved or accomplished. These forward-looking statements are subject to various risks and uncertainties, including those relating to the following:

•	Current maturities of our financing arrangements and our ability to renew or refinance such financing arrangements;

•	Defaults on the mortgage loans securing our mortgage revenue bonds;

•	Risks associated with investing in multifamily, student, senior citizen residential and commercial properties, including changes in business conditions and the general economy;

•	Changes in short-term interests rates;

•	Our ability to use borrowings to finance our assets;

•	Current negative economic and credit market conditions;

•	Changes in the United States Department of Housing and Urban Development’s Capital Fund Program; and

•	Changes in government regulations affecting our business.

Additional factors that could cause the Partnership’s results to differ materially from those described in the forward-looking statements can be found in the Partnership’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC.

THE CONSENT SOLICITATION

We are furnishing this Consent Solicitation Statement to the Partnership’s Unitholders as part of the solicitation of consents by the Board for use in connection with the Consent Solicitation.

Purpose of the Consent Solicitation

The Consent Solicitation is being conducted for the following purposes:

•	To adopt three proposals by which we would amend and restate the Limited Partnership Agreement of the Partnership, for the primary purposes of providing greater operational flexibility to the General Partner for the management of the Partnership, enhance the operational sustainability of the Partnership, and clarify certain operational and mechanical matters relating to the Partnership; and

•	To approve and adopt the Incentive Plan, which is intended to enhance the ability of the Partnership and its affiliates to attract and retain employees, officers, and managers who are essential for the growth and profitability of the Partnership and its subsidiaries, and to promote the interests of the Partnership, Burlington, and their affiliates by providing participants incentive compensation awards based on Units to encourage superior performance.

A copy of the Amended and Restated LP Agreement is attached as Appendix A, and a copy of the Incentive Plan is attached as Appendix B to this Consent Solicitation Statement.

This document and the accompanying consent form are being made available to the Partnership’s Unitholders on or about                     , 2015.

Recommendation of Burlington’s Board of Managers

Based on the reasons discussed elsewhere in this Consent Solicitation Statement, the Board has determined that the approval and adoption of the LP Agreement Amendment Proposals and the Incentive Plan Proposal are in the best interests of the Partnership and its Unitholders and unanimously recommends that the Unitholders vote:

•	“FOR” the approval of the LP Agreement Amendment Proposal 1A;

•	“FOR” the approval of the LP Agreement Amendment Proposal 1B;

•	“FOR” the approval of the LP Agreement Amendment Proposal 1C; and

•	“FOR” the approval of the Incentive Plan Proposal.

Voting Securities, Record Date, and Outstanding Units

This Consent Solicitation is being made pursuant to the provisions of Section 10.02 of the Limited Partnership Agreement of the Partnership and is subject to the conditions in this Consent Solicitation Statement and the accompanying form of consent. No meeting of the Unitholders is contemplated to be held for the purpose of considering the LP Agreement Amendment Proposals or Incentive Plan Proposal. Only record holders of the Partnership’s Units at the close of business on July 17, 2015 will be taken into account for the purpose of determining whether the requisite approvals of the LP Agreement Amendment Proposals and Incentive Plan Proposal have been obtained. Each Unitholder entitled to vote is entitled to cast one vote for each Unit which he or she owns. For all intents and purposes, this includes BUC Holders who, under the Limited Partnership Agreement, are entitled to direct America First Fiduciary Corporation Number Five, as the initial limited partner of the Partnership, to cast one vote for each BUC which he or she owns (it being understood that the initial limited partner will act at the direction of the BUC Holders).

On the Record Date, there were a total of 60,252,928 Units outstanding, which were held by approximately 11,300 Unitholders.

Consent and Revocation of Consent

The General Partner will accept forms of consent at any time before 11:59 p.m. EDT on the Expiration Date, which is                     , 2015. The accompanying form of consent, when properly completed and returned, will constitute a Unitholder’s consent, or the withholding of consent, to the approval of the LP Agreement Amendment Proposals and Incentive Plan Proposal in accordance with the instructions contained therein. If a Unitholder executes and returns a form of consent and does not specify otherwise, the Units represented by such form of consent will be voted “FOR” the approval of each LP Agreement Amendment Proposal and “FOR” the approval of the Incentive Plan Proposal in accordance with the recommendation of the General Partner.

A Unitholder who has executed and returned a form of consent may revoke it at any time before 11:59 p.m. EDT on the Expiration Date (i) by dating, signing, and delivering to the Partnership a written notice that clearly expresses the revocation of consent, or (ii) by delivering a properly executed, subsequently dated consent card withholding a previously granted consent. Any such written notice or later dated consent card should be sent to the principal executive offices of the Partnership at 1004 Farnam Street, Suite 400, Omaha, Nebraska 68102, Attention: Craig S. Allen, Chief Financial Officer. Any revocation received after the Partnership’s receipt of the Required Consent will not be effective.

If your Units are held in “street name” with a broker or other nominee, your broker or other nominee will vote your Units on a proposal only if you provide instructions on how to vote on such proposal. If you fail to give any voting instructions to your broker with respect to any Units held in “street name,” those Units will not be voted in the Consent Solicitation. Please follow the voting instructions sent to you by your broker or other nominee.

Required Vote

The approval and adoption of each LP Agreement Amendment Proposal and the Incentive Plan Proposal requires the affirmative vote of the holders of a majority in interest of the Units outstanding as of the close of business on the Record Date. Broker non-votes, a vote to “Abstain,” or a failure to vote your Units on one or both of the proposals will have the same effect as a vote “Against” the approval of the applicable proposal.

The executive officers and managers of Burlington, which is the general partner of the General Partner of the Partnership, owned in the aggregate 788,443 Units (constituting approximately 1.3% of the outstanding Units) as of the Record Date. Each executive officer and manager of Burlington who holds Units has advised the General Partner that he or she intends to consent, as to the Units her or she owns, to all of the LP Agreement Amendment Proposals and the Incentive Plan Proposal. For further information concerning the ownership of Units by the executive officers and amanagers of Burlington, see “Security Ownership of Certain Beneficial Holders and Management” beginning on page     .

Solicitation of Consents

This Consent Solicitation is being made by the General Partner through the Board of Managers of Burlington, the general partner of the General Partner of the Partnership. The costs of soliciting consents will be borne by the Partnership. Consents will be solicited by mail, and may also be solicited personally, by telephone, facsimile transmission, e-mail, the Internet, or by other means by the managers, officers, and employees of Burlington and its affiliates, with no special or extra compensation therefor, although such officers, managers, and employees may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Arrangements also will be made with custodians, nominees, and fiduciaries for the forwarding of the Consent Solicitation materials to the beneficial owners of the Partnership’s Units held of record by such persons, and the Partnership may reimburse such custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses that they incur in that regard.

To assist in the solicitation of consents, the Partnership has engaged AST Fund Solutions for a fee of approximately $50,000, plus reasonable out-of-pockets expenses.

Other than as discussed above, the Partnership has made no arrangements and has no understanding with any independent dealer, salesman, or other person regarding the solicitation of consents hereunder, and no person has been authorized by the Partnership to give any information or to make any representation in connection with the solicitation of consents for the approval of the LP Agreement Amendment Proposals or the Incentive Plan Proposal, other than those contained herein and, if given or made, such other information or representations must not be relied upon as having been authorized.

No Appraisal Rights

Unitholders who object to any of the LP Agreement Amendment Proposals and/or the Incentive Plan Proposal and the resulting adoption of the Amended and Restated LP Agreement and Incentive Plan will have no appraisal, dissenters’, or similar rights (i.e., the right to seek a judicial determination of the “fair value” of their Units and to compel the purchase of their Units for cash in that amount) under Delaware law or the Limited Partnership Agreement of the Partnership, nor will such rights be voluntarily accorded to Unitholders by the Partnership. As a result, approval of any of the LP Agreement Amendment Proposals and Incentive Plan Proposal by the holders of a majority in interest of the outstanding Units will be binding on all the Unitholders.

Householding Matters

Unitholders who share a single address will receive only one Consent Solicitation Statement at that address unless we have received instructions to the contrary from any Unitholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a Unitholder of record residing at such an address wishes to receive a separate copy of this Consent Solicitation Statement or of future Consent Solicitation Statements (as applicable), he or she may contact AST Fund Solutions at (800) 591-8250 or write to Craig S. Allen, c/o America First Multifamily Investors, L.P., 1004 Farnam Street, Suite 400, Omaha, Nebraska 68102. We will deliver separate copies of this Consent Solicitation Statement promptly upon written or oral request. If you are a Unitholder of record receiving multiple copies of our Consent Solicitation Statement, you can request householding by contacting us in the same manner. If you own your Units through a bank, broker, or other nominee, you can request additional copies of this Consent Solicitation Statement or request householding by contacting your broker, bank, or nominee.

Notice to Unitholders

The General Partner will notify Unitholders of the results of this Consent Solicitation promptly after the Expiration Date.

Voting Procedures

General

Ensure that your Units can be voted in the Consent Solicitation by submitting your consent form or contacting your broker, dealer, commercial bank, trust company, or other nominee.

If your Units are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee, check the voting instructions forwarded by your broker, dealer, commercial bank, trust company, or other nominee to see which voting options are available or contact your broker, dealer, commercial bank, trust company, or other nominee in order to obtain directions as to how to ensure that your Units are voted in the Consent Solicitation.

If your Units are registered in your name, submit your consent form as soon as possible by telephone, via the Internet, or, if you received a paper copy of the Consent Solicitation Statement, by signing, dating, and returning the consent form in the postage-paid envelope which accompanied the Consent Solicitation Statement, so that your Units can be voted in the Consent Solicitation. Instructions regarding telephone and Internet voting are included on the consent form.

The failure to vote on any of the LP Agreement Amendment Proposals and/or the Incentive Plan Proposal will have the same effect as a vote against the applicable proposal. If you submit your consent form without indicating how you wish to vote, your consent form will be voted “FOR” approval of all the LP Agreement Amendment Proposals and the Incentive Plan Proposal.

Electronic Voting

Our holders of record and many Unitholders who hold their Units through a broker, dealer, commercial bank, trust company, or other nominee will have the option to submit their consent forms or voting instructions electronically by telephone or the Internet. Please note that there are separate arrangements for voting by telephone and Internet depending on whether your Units are registered in our records in your name or in the name of a broker, dealer, commercial bank, trust company, or other nominee. If you hold your Units through a broker, bank, or other nominee, you should check the voting instructions forwarded by your broker, dealer, commercial bank, trust company, or other nominee to see which options are available. Please read and follow the instructions on your consent form or voting instructions carefully.

Assistance

If you need assistance in completing your consent form or have questions regarding the Consent Solicitation, please contact Craig S. Allen, Chief Financial Officer of The Burlington Capital Group LLC, 1004 Farnam Street, Suite 400, Omaha, Nebraska 68102, (402) 444-1640, Email: callen@burlingtoncg.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

As of July 17, 2015, the Record Date for the Consent Solicitation, the executive officers and managers of Burlington beneficially owned, in the aggregate, 788,443 Units (or collectively approximately 1.3% of the outstanding Units). Each executive officer and manager of Burlington who holds Units has advised the General Partner that he or she intends to consent, as to the Units her or she owns, to all of the LP Agreement Amendment Proposals and the Incentive Plan Proposal.

Certain members of Burlington’s management and the Board have interests that may be different from, or in addition to, those of our Unitholders generally. For more information, see “Proposals 1A, 1B, and 1C – Approval of the First Amended and Restated Agreement of Limited Partnership of America First Multifamily Investors, L.P – Interests of Certain Managers and Executive Officers in the Limited Partnership Agreement Amendment Proposal” beginning on page     , and “Proposal 2 – Approval of the America First Multifamily Investors, L.P. 2015 Equity Incentive Plan – Interests of Certain Managers and Executive Officers in the Incentive Plan Proposal” beginning on page     .

The only executive officer of the Partnership is Mark A. Hiatt, the Partnership’s Chief Executive Officer. The General Partner has no officers or employees. The other persons constituting the management of the Partnership are officers and managers of Burlington. The following table and notes set forth information with respect to the beneficial ownership of the Units by Mr. Hiatt and each of the managers and executive officers of Burlington, and by such persons as a group. Unless otherwise indicated, the information below is current as of the Record Date and is based upon information furnished to us by such persons. Unless otherwise noted, all persons listed in the following table have sole voting and investment power over the Units they beneficially own and own such Units directly. For purposes of this table, the term “beneficial owner” means any person who, directly or indirectly, has the power to vote, or to direct the voting of, a Unit, or the power to dispose, or to direct the disposition of, a Unit, or has the right to acquire Units within 60 days of the Record Date. The percentages in the table below are based on 60,252,928 issued and outstanding Units as of the Record Date.

No person is known by the Partnership to beneficially own more than 5% of the Units. In addition, there are no arrangements known to the Partnership, the operation of which may at any subsequent date result in a change in control of the Partnership.

Name and Position	Number of Units Beneficially Owned(1)		Percent of Class(2)
Michael B. Yanney Chairman Emeritus and Manager of Burlington	512,159	(3)	*

Lisa Y. Roskens Chairman, President, Chief Executive Officer and Manager of Burlington	464,992	(4)	*

Mark A. Hiatt Chief Executive Officer of the Partnership	49,135		*

Craig S. Allen Chief Financial Officer of Burlington	1,400		*

Mariann Byerwalter Manager of Burlington	—		—

Dr. William S. Carter Manager of Burlington	—		—

Patrick J. Jung Manager of Burlington	17,000		*

George H. Krauss Manager of Burlington	179,749		*

Dr. Martin A. Massengale Manager of Burlington	3,000		*

Name and Position	Number of Units Beneficially Owned(1)		Percent of Class(2)
Dr. Gail Walling Yanney Manager of Burlington	512,159	(5)	*
Clayton K. Yeutter Manager of Burlington	14,000	(6)	*
Mike Johanns Manager of Burlington	—		—
W. Kimball Griffith Manager of Burlington	12,000		*
All current executive officers and Managers of Burlington as a group (13 persons)	788,443		1.3%

*	Represents less than 1% of the Partnership’s outstanding Units calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. See footnote 2 below.
(1)	Each executive officer and manager has sole voting and investment power with respect to the Units listed, unless otherwise indicated, and the address for each of the executive officers and managers is: 1004 Farnam Street, Suite 400, Omaha, Nebraska 68102.
(2)	For each individual or group disclosed in the table above, the figures in this column are based on 60,252,928 Units issued and outstanding as of July 17, 2015, the Record Date of the Consent Solicitation.
(3)	Amount includes 464,992 Units held directly by Burlington. Mr. Yanney has a beneficial ownership interest in, and is a Manager and Chairman Emeritus of Burlington and is deemed to have a pecuniary interest in the Units due to his ownership interest in Burlington.
(4)	Amount consists of 464,992 Units held directly by Burlington. Ms. Roskens has a beneficial ownership interest in, and is a Manager, Chairman, President, and Chief Executive Officer of Burlington and is deemed to have a pecuniary interest in the Units due to her ownership interest in Burlington.
(5)	Amount includes 464,992 Units directly held by Burlington. Dr. Yanney has a beneficial ownership interest in, and is a Manager of Burlington and is deemed to have a pecuniary interest in the Units due to her ownership interest in Burlington.
(6)	Amount includes 4,000 Units held directly by the Cristena Yeutter Trust.

BACKGROUND AND REASONS FOR THE LP AGREEMENT AMENDMENT PROPOSALS

The Partnership

America First Multifamily Investors, L.P. was formed on April 2, 1998, under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling, and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing, and senior citizen residential properties and commercial properties. The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes. The Partnership may also invest in other types of securities that may or may not be secured by real estate and may make property loans secured by multifamily residential properties which are financed by mortgage revenue bonds held by the Partnership. The Partnership generally does not seek to acquire direct interests in real property as long term or permanent investments. The Partnership may, however, acquire real estate securing its mortgage revenue bonds or property loans through foreclosure in the event of a default. In addition, the Partnership may acquire interests in multifamily, student, and senior citizen residential properties (“MF Properties”) in order to position itself for future investments in mortgage revenue bonds issued to finance these properties. The Partnership expects to sell its interest in these MF Properties in connection with the future syndication of low income housing tax credits under Section 42 of the Internal Revenue Code (“LIHTCs”) or to a tax-exempt organization and to acquire mortgage revenue bonds on these properties to provide debt financing to the new owners.

The Partnership owned 62 mortgage revenue bonds with an outstanding principal amount of approximately $508 million as of March 31, 2015. Our principal executive office is located at 1004 Farnam Street, Suite 400, Omaha, Nebraska 68102, and our telephone number is (402) 444-1630. Our general partner is America First Capital Associates Limited Partnership Two (“AFCA 2” or the “General Partner”). The general partner of AFCA2 is Burlington. The Partnership will terminate on December 31, 2050, unless terminated earlier under the provisions of the Limited Partnership Agreement, or this termination provision is amended upon the approval of the Amended and Restated LP Agreement, as described below. See “Proposals 1A, 1B, and 1C – Approval of the First Amended and Restated Agreement of Limited Partnership of America First Multifamily Investors, L.P. – The LP Agreement Amendment Proposals – LP Agreement Amendment Proposal 1B: Amendments to Enhance Operational Sustainability – Term of the Partnership.”

Reasons for the Amendments to the Limited Partnership Agreement

The Board believes that the amendments to the Limited Partnership Agreement contained in the Amended and Restated LP Agreement are essential to facilitate the modernization and streamlining of the operational structure of the Partnership since the adoption of the current Limited Partnership Agreement 17 years ago. The Partnership’s Limited Partnership Agreement was originally executed on October 1, 1998 and has not been substantively amended since then. In the interim, the markets in which the Partnership competes, the legal and operational landscape, the economy and financial markets, and the operating structures of the Partnership’s competitors and other companies operating within the multifamily and specialty finance industries have changed dramatically. Such changes have prompted the Board to closely examine the current operational structure of the Partnership as evidenced in the Limited Partnership Agreement to determine if revisions were needed to secure and enhance the Partnership’s competitive position, with the ultimate goal of creating the best possible conditions to preserve and amplify returns to Unitholders.

In this regard, the Board concluded that it was in the best interests of the Partnership and its Unitholders to adopt an integrated set of revisions to the Limited Partnership Agreement embodied in the Amended and Restated LP Agreement, and propose the Amended and Restated LP Agreement to Unitholders for approval. Accordingly, the Board voted to approve the Amended and Restated LP Agreement, and propose the LP Agreement Amendment Proposals to Unitholders, for the achievement of the following goals:

•

Provide Greater Operational Flexibility – by amending the Limited Partnership Agreement to (i) revise the definition of “Tax-Exempt Investments” to permit the General Partner to invest in a wider variety of tax-exempt investments without the constraints of a rating requirement when the investment is secured by a mortgage; (ii) provide a more flexibile and general purpose statement for the Partnership to permit the Partnership to engage in all permissible activities a partnership may engage in under Delaware law; (iii) provide the General Partner with express authority to acquire, hold, and invest in securities on behalf of the Partnership other than mortgage investments and tax-exempt investments, including investments that would be taxable for federal income tax purposes, and to make loans to unaffiliated third parties, which are fully-secured by real estate (whether or not the interest on such loans are exempt from federal income taxation); (iv) provide the General Partner the express authority to approve and engage in a Unit split, subdivision, or combination; (v) provide the General Partner with specific authority to issue Partnership securities in one or more classes or series with such designations, preferences, rights, powers, and duties, which may be senior to existing classes and series of Partnership securities, including BUCs, as determined by the General Partner; (vi) expressly provide the General Partner the authority to issue options, warrants, rights, and other equity instruments relating to Units under employee benefit plans and executive compensation plans maintained or sponsored by the Partnership, the General Partner, Burlington, or their affiliates; (vii) expressly provide the General Partner the authority to engage in spin-offs and other similar transactions, and otherwise transfer or dispose of Partnership assets pursuant to such transactions; (viii) remove certain provisions that would trigger an automatic dissolution of the Partnership; and (ix) expand the instances in which the General Partner can amend the Limited Partnership Agreement and Certificate of Limited Partnership without Unitholder approval.

•	Enhance Operational Sustainability – by amending the Limited Partnership Agreement to: (i) delete the automatic expiration date of the Partnership (which is currently December 31, 2050) and rather make the term of the Partnership continue indefinitely until the Partnership is dissolved; (ii) revise a number of provisions in the Limited Partnership Agreement to remove references to the General Partner owing fiduciary duties to the limited partners and BUC holders, which the Board believes to be consistent with Delaware law; and (iii) provide certain amendments to the Limited Partnership Agreement that are intended to protect the Partnership and its Unitholders from unsolicited acquisition tactics that the Board believes could be coercive and unfair to Unitholders.

•	Clarify Operational and Related Mechanical Matters – by amending the Limited Partnership Agreement to (i) clarify name references to the Partnership; (ii) clarify the fully-paid and non-assessable nature of issued Units; (iii) clarify that the General Partner has express authority to acquire and hold real property through the foreclosure of a mortgage revenue bond; and (iv) make certain other immaterial and ministerial revisions to update and modernize the Limited Partnership Agreement.

The Amended and Restated LP Agreement also revises other sections of the Limited Partnership Agreement in a non-material manner to achieve technical consistency between various provisions.

In developing the Amended and Restated LP Agreement, the Board considered a variety of factors that it deemed relevant, among them:

•	The fact the current Limited Partnership Agreement has not been substantively updated since 1998;

•	The determination that the agreement needs to be updated to provide the best operational framework possible to enhance value for Unitholders;

•	The determination that the proposed amendments to the Limited Partnership Agreement would provide the Partnership with greater operational flexibility and allow management to have more tools at its disposal for the ultimate purpose of providing long-term benefits to Unitholders;

•	The need for the General Partner and the Board to have the ability to accomplish mechanical and de minimus modifications to the Limited Partnership Agreement in an efficient and cost-effective manner;

•	The need for the Partnership to be able to better recruit, retain, and motivate key management personnel through the adoption and approval of the Incentive Plan; and

•	The desire to more closely align the interests of the Partnership’s management with the interests of Unitholders through the use of the Incentive Plan to increase equity ownership by the Partnership’s management and Board members.

The Board believes that the operational changes set forth in the Amended and Restated LP Agreement are prudent, are in the best interests of the Partnership and its Unitholders, and will more closely align the interests of management and Unitholders by modernizing the operations of the Partnership, which will provide the Partnership improved conditions under which to compete in its industry. By improving the structural conditions under which the Partnership operates and competes, the Partnership will have a greater ability to sustain the integrity of its franchise and more flexibility to seek out and realize upon attractive investment opportunities. The Board strongly believes this translates into a greater ability for the Partnership and its management to protect and enhance returns to Unitholders, thereby aligning the interests of the Partnership’s stakeholders.

Interests of Certain Managers and Executive Officers in the LP Agreement Amendment Proposals

In considering the recommendation of the Board regarding the LP Agreement Amendment Proposals, you should be aware that some of the Managers and executive officers of Burlington and the Partnership have interests in the proposals that may differ from, or may be in addition to, the interests of our Unitholders generally. These interests may present such Managers and executive officers with actual or potential conflicts of interests, and these interests, to the extent material, are described below.

General Partner Authority to Issue Equity Instruments

A new subsection 5.02(a)(iv) is proposed to be added by the Amended and Restated LP Agreement expressly providing the General Partner the authority to issue options, warrants, rights, and other equity instruments relating to the Partnership’s Units under employee benefit plans and executive compensation plans sponsored or maintained by the Partnership, the General Partner, Burlington, or their affiliates, including pursuant to the Incentive Plan. If this amendment is approved, each of the Managers and executive officers of Burlington, each executive officer of the Partnership, and each employee and manager of their affiliates may receive awards of such equity instruments, including under the Incentive Plan if it is approved by Unitholders. While as of the date this Consent Solicitation Statement is first sent to Unitholders, no awards have been granted and no commitments have been made to grant any awards to any such Manager, executive officer, or employee, we expect that such awards will be granted in the future.

Duties and Obligations of the General Partner

Sections 5.06(d), 5.08, 5.10(b), and 11.02(d) of the current Limited Partnership Agreement can be interpreted to impose corporate-style fiduciary duties on the General Partner that resemble the fiduciary duties the board of directors a Delaware corporation owes to the corporation’s shareholders. The Amended and Restated LP Agreement removes the references to fiduciary duties in these sections, in accordance with Section 17-1101(d) of the DRULPA. Therefore, these amendments are expected to provide the Managers of Burlington and the executive officers of the Partnership with additional protections against claims of breach of duty.

Protection Against Coercive and Unfair Acquisition Tactics

The Amended and Restated LP Agreement provides for a number of revisions to various sections of the Limited Partnership Agreement which are intended to protect the Partnership and its Unitholders from unsolicited acquisition tactics that the Board believes could be coercive and unfair to Unitholders. See “– Protection Against Coercive and Unfair Acquisition Tactics” beginning on page     above. These amendments may have the effect of discouraging or making more difficult or expensive certain mergers, tender offers, open market purchase programs, or other purchases of Partnership Units under circumstances that may afford

Unitholders an opportunity to see some or all of their Units purchased at a premium to then existing market prices. To the extent the foregoing amendments have these effects, these amendments may be beneficial to incumbent management in certain unsolicited tender offers or other acquisition proposals, and may discourage or render more difficult or expensive the assumption of control by a holder of a substantial block of Partnership Units and the removal of the General Partner and incumbent management.

PROPOSALS 1A, 1B, AND 1C – APPROVAL OF THE FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AMERICA FIRST MULTIFAMILY INVESTORS, L.P.

The following is a summary of the proposed amendments to the current Limited Partnership Agreement to be voted upon by our Unitholders. The following summary is qualified in its entirety by reference to the full text of the proposed Amended and Restated LP Agreement attached as Appendix A to this proxy statement. Appendix A shows the portions of the current Limited Partnership Agreement that will be deleted or changed and provisions that will be added once all the proposals described in this section are approved and the Amended and Restated LP Agreement becomes effective. We urge you to read Appendix A to this proxy statement in its entirety.

The LP Agreement Amendment Proposals

To implement the operational improvements described above, the Board is proposing, and recommends the Unitholders approve, the following proposals which describe the proposed amendments to our current Limited Partnership Agreement. The Amended and Restated LP Agreement does not amend or revise the Partnership’s cash distribution policies or the provisions of the Limited Partnership Agreement regarding distributions of cash to Unitholders. Moreover, the Amended and Restated LP Agreement does not modify the terms, conditions, rights, or characteristics of the Units or any other class of securities of the Partnership.

LP Agreement Amendment Proposal 1A: Amendments to Provide Greater Operational Flexibility

We propose to amend various provisions of the current Limited Partnership Agreement to provide the Board and the Partnership’s management with greater flexibility to conduct the day-to-day operations of the Partnership. Following is a description of the proposed amendments to achieve this operational flexibility.

Definition of “Tax-Exempt Investments”

Under the current Limited Partnership Agreement, the Partnership is authorized, among other things, to hold “Mortgage Investments” and “Tax Exempt Investments,” which are specifically defined in the Limited Partnership Agreement. We propose to amend the definition of “Tax-Exempt Investments” in Article I of the Limited Partnership Agreement to remove the requirement in the current definition that in order for an investment to be considered a “Tax-Exempt Investment” it must be rated in one of the four highest rating categories by at least one national rating agency. The revised definition removes this rating requirement, unless the security in which the Partnership invests is not secured by a mortgage, in which case the security must still be rated. As a result, if the security is secured by a mortgage, the security will not be required to be rated in order to constitute a “Tax Exempt Investment.”

The general effect of this amendment will be to increase the flexibility of the Partnership and its management to invest in a wider variety of tax-exempt investments without the constraints of a rating requirement when the investment is secured by a mortgage. The Board and management believes that by having a mortgage securing the underlying security is suitable protection for the underlying investment and that requiring such secured investment to be rated by an outside rating agency under such circumstances does not materially improve the overall quality of the investment.

Purpose Statement

The current Limited Partnership Agreement provides a specific statement of purpose for the Partnership – the acquiring, holding, and dealing with tax-exempt mortgage revenue bonds and certain other types of investments. We propose to amend Section 2.03 of the Limited Partnership Agreement to provide a more flexible and general purpose statement, as permitted under the DRULPA, to permit the Partnership to engage in all permissible activities a partnership may engage in under Delaware law. The general effect of this amendment will be to increase the flexibility of the Partnership to conduct operations without the risk of an unintended consequence of acting outside the specifically stated authority of the Partnership as stated in its governing document. While the Board and management have no intention of changing the overall purpose and business strategy of the Partnership or its investment activities, they also believe this amendment will provide management additional flexibility to conduct the day-to-day operations of the Partnership. Further, the revised provision in the Amended and Restated LP Agreement will continue to reference the specific purposes of the Partnership, but as inclusive and not by way of limitation.

Authority to Acquire and Hold Other Investments

We propose to amend Sections 2.03 and 5.02(a)(i), and other corresponding provisions of, the current Limited Partnership Agreement to provide the General Partner with the express authority to acquire, hold, refund, reissue, remarket, securitize, transfer, foreclose upon, sell, or otherwise deal with securities on behalf of the Partnership other than mortgage investments and tax-exempt investments, including investments that would be taxable for federal income tax purposes. Such other securities are defined in the Amended and Restated LP Agreement as “Other Investments.” Notwithstanding the addition of Other Investments as an authorized type of investment, the Amended and Restated LP Agreement would provide that the acquisition by the Partnership of any tax-exempt investment or Other Investment may not cause the aggregate book value of all tax-exempt investments plus Other Investments then held by the Partnership to exceed 25% of the total assets of the Partnership.

We also propose to amend Section 5.02(a) to add a new subsection (xvi) thereto which would provide the General Partner with the express authority to lend money for Partnership purposes to persons, other than the General Partner, Burlington, and other affiliates of the General Partner, whether or not the interest on any such loan is exempt from federal income taxation, upon such terms and conditions as the General Partner shall determine; provided that, any such loan must be fully secured by a mortgage on real estate.

The general effect of these amendments will be to provide the Partnership the flexibility to invest in a wider variety of investments and instruments, including taxable projects that we believe would be accretive to Unitholders when compared to a tax-exempt alternative. As demonstrated by the 25% cap on tax-exempt investments and Other Investments described above, the over-arching focus of the Partnership’s investment strategy would remain investing in mortgage revenue bonds the interest on which the Partnership expects and believes is excludable from gross income for federal income tax purposes. However, we believe that the additional flexibility provided by purchasing Other Investments and making loans to unaffiliated third parties would result in yield enhancements for both the Partnership and Unitholders.

Splits and Combinations of Units

We propose to amend the current Limited Partnership Agreement to add a new Section 3.05 which will provide the General Partner the express authority to approve and engage in a Unit split, subdivision, or combination. There is no corresponding provision in the current Limited Partnership Agreement. The general effect of this amendment will be to provide the Board with greater flexibility and specific authority to deal with and potentially adjust the capital structure of the Partnership in the future if the need should arise. Under certain circumstances, the Board and management may determine it to be necessary to engage in a forward or reverse Unit split or similar combination to adjust, on a pro rata basis, the number of outstanding Units of the Partnership to facilitate certain Partnership strategies or initiatives, including a potential acquisition, to make the Partnership’s Units more marketable, or for other legitimate Partnership purposes. While no such initiatives are currently contemplated, the Board believes the Limited Partnership Agreement should be amended to provide the Board with the needed flexibility and specific authority to engage in such Units splits and combinations if the need to effectuate such transactions may arise in the future.

General Partner Authority With Respect to Equity Instruments and Transactions

We propose to amend Section 5.02 of the current Limited Partnership Agreement to add:

•	a new subsection (a)(iv) which will expressly provide the General Partner the authority to issue options, warrants, rights, and other equity instruments relating to Units under employee benefit plans and executive compensation plans maintained or sponsored by the Partnership, the General Partner, Burlington, or their affiliates;

•	a new subsection (d) which will provide the General Partner with the specific authority to issue Partnership securities in one or more classes or series with such designations, preferences, rights, powers, and duties, which may be senior to existing classes and series of Partnership securities, including BUCs, as determined by the General Partner. The rights and preferences that the General Partner would have the authority to determine, include (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem the security; (v) whether such security is issued with the privilege of conversion or exchange and, if so, the terms of such conversion or exchange; (vi) the terms and conditions upon which each security will be issued, evidenced by certificates, and assigned or transferred; and (vii) the right, if any, of each such security to vote on Partnership matters, including matters relating to the relative rights of the security. In connection with this provision, we also propose to amend Section 12.02(a) of the Limited Partnership Agreement to add a new subsection (ix) which will provide the General Partner with the authority to amend the Amended and Restated LP Agreement or the Partnership’s certificate of limited partnership, without the approval of Unitholders, to effectuate the authorization and issuance of any such class or series of Partnership securities pursuant to new Section 5.02(d); and

•	a new subsection (a)(xv) which will expressly provide the General Partner the authority to engage in spin-offs and other similar transactions, and otherwise transfer or dispose of Partnership assets pursuant to such transactions.

There are no corresponding provisions in the current Limited Partnership Agreement to these proposed amendments. The general effect of these amendments will be to (i) provide the General Partner more flexibility to issue securities that may be senior to the holders of BUCs; and (ii) provide the General Partner more flexibility to attract and retain key employees, executive officers, and managers who perform valuable services to the Partnership and compensate them with Units and other equity instruments relating to Units.

With respect to the proposed new Section 5.02(d), under the current terms of the Limited Partnership Agreement the General Partner has no authority to issue equity securities of the Partnership with rights and privileges senior to those of the BUCs. However, as the capital raising environment has become more competitive and challenging over the last several decades, and more specifically within the last several years since the financial crisis and recession, companies have been compelled to look to other sources of capital to fund operations, investments, and acquisitions, including but not limited to private equity funds, mezzanine lenders, and qualified institutional investors. Many, if not all, of these types of investors require the issuance of senior preferred securities in order to induce them to invest in the company. We believe that the current Limited Partnership Agreement prohibition on issuing securities senior to BUCs impairs the Partnership’s ability to secure additional capital from these additional sources and cuts off a segment of the capital markets to which many of the Partnership’s competitors have access. We believe that if the Partnership was permitted to secure capital from these additional sources, it would provide the Partnership with the ability to acquire additional liquidity to further diversify the Partnership’s asset mix, thereby enhancing the Partnership’s ability to acquire tax-exempt investments, mortgage investments, and other investments consistent with the Partnership’s investment strategies. It also would allow the Partnership to raise capital for a specific purpose from one or more specialized groups of investors. In this regard, we believe these additional investment opportunities give management the greatest opportunity possible to achieve the goal of enhancing returns for Unitholders.

In addition, under the current terms of the Limited Partnership Agreement, the Partnership is not permitted to provide any compensation to certain officers and employees who perform services for the Partnership or reimburse the General Partner or Burlington for any salaries or fringe benefits of any partner of the General Partner or of the officers or managers of Burlington, which are paid directly by Burlington to these persons. The amendments to Section 5.02(a)(iv) and (xv) described above will revise these provisions to permit the issuance of equity instruments as compensation to these persons, thereby facilitating the utilization of the Incentive Plan, upon its approval, to provide such equity compensation opportunities. The overarching purpose of these amendments is so that Burlington and the Partnership can remain competitive in attracting key service providers to the management of the Partnership’s business. Without this flexibility and express authority, the Board and management believe the Partnership will be at a competitive disadvantage to other companies within the Partnership’s industry which provide the flexibility to issue equity instruments to their service providers under equity compensation and employee benefit plans, which also more closely aligns the interests of management and equity holders. The Board and management believe this flexibility gives those companies a distinct advantage over the Partnership in attracting and retaining key employees, executives, and managers. Moreover, the new subsection 5.02(xv) in the Amended and Restated LP Agreement will modernize the Limited Partnership Agreement and eliminate a disparity between the Partnership’s Limited Partnership Agreement and the partnership agreements of other publicly-traded partnerships which provide their boards and management with this flexibility.

Events Causing Dissolution

Under Section 8.01(a) of the current Limited Partnership Agreement, the Partnership will automatically dissolve upon the passage of 180 days after the disposition of all the Partnership’s mortgage revenue bond and other tax-exempt investments, as well as the expiration of the term of the Partnership (which is currently delineated as December 31, 2050. We propose to amend Section 8.01(a), in conjunction with the amendment to Section 2.04 regarding the term of the Partnership described below, to remove these automatic dissolution provisions. The Board believes this amendment will provide more flexibility in the on-going operations of the Partnership and eliminate the risk of an unintended and undesirable dissolution of the Partnership. The general effect of this amendment will be to increase the flexibility of the Board and General Partner to continue and/or extend the life-cycle of the Partnership.

Amendments to Limited Partnership Agreement and Certificate of Limited Partnership

Section 12.03(a) of the current Limited Partnership Agreement provides the General Partner the authority to amend the Limited Partnership Agreement without Unitholder approval, but only under certain limited circumstances. The Board believes these limitations can be counterproductive and unnecessary in circumstances where decisive action is needed or desirable to amend the Limited Partnership Agreement and such amendment does not appreciably or materially affect the rights of the Partnership’s Unitholders. Requiring such amendments to be submitted to the Unitholders for approval can be costly and time-consuming, and thus, the benefits of submitting such amendments to Unitholders are outweighed by the costs. In this regard, we propose to amend Section 12.03(a) of the current Limited Partnership Agreement to expand the instances in which the General Partner can amend the Limited Partnership Agreement and Certificate of Limited Partnership without Unitholder approval. The additional circumstances we are proposing under which the General Partner will have such amendment authority are described below in “– Comparison of the Current and Amended and Restated Limited Partnership Agreement – Section 12.03(a) – Amendments” beginning on page     , which is incorporated by reference herein. The Board believes it is necessary to have this additional operational flexibility to respond to changing market or competitive conditions which would necessitate, in the discretion of the General Partner, quick and decisive action to amend the Partnership’s organic governing documents.

THE BOARD UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE APPROVAL OF LP AGREEMENT AMENDMENT PROPOSAL 1A.

LP Agreement Amendment Proposal 1B: Amendments to Enhance Operational Sustainability

Term of the Partnership

Section 2.04 of the current Limited Partnership Agreement provides for a fixed term of the Partnership to expire on December 31, 2050. We propose to amend this provision in the Amended and Restated LP Agreement to make the term of the Partnership continue indefinitely until the Partnership is dissolved. The general effect of this amendment will be to ensure the existence of the Partnership endures based not on a fixed, arbitrary date, but rather based on the desires on the stakeholders in the Partnership, specifically the Unitholders.

Duties and Obligations of the General Partner

Under the current Limited Partnership Agreement, there are a number of provisions which, taken together, can be interpreted to impose corporate-style fiduciary duties on the General Partner that resemble the fiduciary duties the board of directors a Delaware corporation owes to its shareholders. These provisions include the following:

•	Section 5.06(d), which states the General Partner shall have fiduciary responsibility for the safekeeping and use of the Partnership’s funds and assets, and that the General Partner owes the same fiduciary duty to the holders of BUCs as it does to the Partnership’s limited partners.

•	Section 5.08, which references the fiduciary duties of the General Partner and its affiliates to BUC holders in connection with the General Partner’s and its affiliates’ outside business activities.

•	Section 5.10(b), which references the fiduciary duty of the General Partner in connection with new allocations of income or losses of the Partnership upon certain amendments of the Limited Partnership Agreement.

•	Section 11.02(c), which states the General Partner owes the same duties (including any fiduciary duties created by law) to the BUC holders as the General Partner owes to a limited partner, and BUC holders may sue the General Partner to enforce such duties.

After more than 17 years of operations and experience in managing the affairs of the Partnership, the Board has now determined that the above provisions are unduly restrictive of the Board, the General Partner, and the Partnership’s management and are not in-line with the governing documents of a majority of other publicly-traded partnerships. In this regard, Section 17-1101(d) of the DRULPA expressly permits the contractual modification, restriction, and elimination of fiduciary duties of the general partner in the partnership agreement. The Board believes that self-imposing corporate style fiduciary duties on the General Partner (and, impliedly, on itself) does not lead, and has not led, to any appreciable superior corporate governance practices, as the Board and General Partner are already subject to robust duties and governance guidelines set forth in the Limited Partnership Agreement, the listing rules of the NASDAQ stock exchange, and the rules and regulations of the SEC. As a result, the Board believes the additional duties imposed under the Limited Partnership Agreement are duplicative and may invite unwarranted claims against the Partnership and its management without providing any noticeable governance benefits. The Board, therefore, believes that self-imposing corporate-style fiduciary duties in the partnership context, when other publicly-traded partnerships do not self-impose such duties, puts the Partnership at a competitive disadvantage, increases the risks of costly and distracting claims, and reduces the sustainability of the Partnership’s financial performance and operations.

Consequently, in accordance with Delaware law we propose in the Amended and Restated LP Agreement to remove references to the General Partner owing fiduciary duties to the limited partners and BUC Holders, which the Board believes to be consistent with the provisions of Section 17-1101(d) of the DRULPA. The Board also believes this will result in modernizing and bringing the Limited Partnership Agreement in line with the partnership agreements of other publicly-traded partnerships which do not self-impose corporate-style fiduciary duties on their general partners and management. The general effect of these amendments will be to increase the sustainability of the Partnership by reducing the risks of fiduciary duty claims being brought against the

Partnership and its management. By reducing this risk, the General Partner, the Board, and the Partnership’s management will be able to operate the Partnership with more reassurance that their actions will be examined under the same level of scrutiny that is imposed by other similarly situated publicly-traded partnerships.

Protection Against Coercive and Unfair Acquisition Tactics

The Limited Partnership Agreement currently does not contain protections against unsolicited acquisition proposals and tactics which may be considered coercive and unfair to Unitholders and which many other publicly-traded partnerships have in their governing documents. Therefore, we propose in the Amended and Restated LP Agreement to provide certain amendments to the Limited Partnership Agreement that are intended to protect the Partnership and its Unitholders from unsolicited acquisition tactics that the Board believes could be coercive and unfair to Unitholders by forcing would-be acquirors to negotiate with the Unitholders representative, i.e. the Board. The overall purpose of these amendments is to assist in reasonably sustaining the on-going business operations of the Partnership and prevent the unwarranted disruption of such operations by unsolicited takeover offers and tactics carried out by parties who do not negotiate with the Board.

The Board recognizes that potential acquirors may employ coercive takeover tactics that would not offer Unitholders the full, fair value for their Units. In this regard, bidders interested in acquiring the Partnership as cheaply as possible, together with professional investors seeking a quick profit, could pursue a takeover of the Partnership at times, on terms, and at prices which would not be in the best interests of the Partnership or the Unitholders and without negotiating any such terms with the Board. These abusive tactics, which could result in inequitable treatment of the Unitholders, include but are not limited to so-called two-tier tender offers, in which Unitholders may be coerced into either tendering their Units or accepting the risk of receiving back-end compensation of substantially less value; partial tender offers in which Unitholders face the threat of tendering into the offer or being left holding Units of the Partnership with a substantially lower market value; tender offers subject to financing and creeping acquisitions in which control of the Partnership is sought by open market purchases or private purchases negotiated directly with Unitholders. In each case the acquiror would be acting in its own best interests (i.e., to purchase control of the Partnership at the cheapest possible price) without regard to the concerns of the Partnership and its Unitholders.

The Amended and Restated LP Agreement seeks to accomplish these purposes by discouraging any person or group from attempting to remove the General Partner or otherwise changing the Partnership’s management, and thereby achieving a takeover of the Partnership, without first negotiating such acquisition with the Board. In this regard, the Amended and Restated LP Agreement revises Article I of the Limited Partnership Agreement to provide that if any person or group (other than the General Partner and its affiliates) acquires beneficial ownership of 20% or more of any class of Units, that person or group loses voting rights with respect to all of his, her, or its Units and such Units will not be considered “outstanding” for voting or notice purposes, except as required by law. This loss of voting rights will not apply to any person or group that acquires the Units from the General Partner or its affiliates and any transferees of that person or group approved by the General Partner, or to any person or group who acquires the Units with the prior approval of the Board. These revisions are set forth in a new definition of “Outstanding” (which applies to securities of the Partnership, including Units) in Article I of the Amended and Restated LP Agreement.

The Amended and Restated LP Agreement also proposes to revise Section 6.02 to provide that a person will be admitted as a general partner only if the admission of such person is approved by the holders of a majority of outstanding Units of the Partnership (applying the definition of “Outstanding” described in the preceding paragraph), voting together as a single class. Further, new Section 6.03 provides that the General Partner may not be removed unless that removal is approved by a vote of the holders of not less than 66 2/3% of the outstanding Units, including Units held by the General Partner and its affiliates, voting together as a single class, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of the General Partner also will be subject to the approval of a successor general partner by the vote of a majority of the outstanding Units voting as a single class.

In addition, the Amended and Restated LP Agreement adds a new Section 6.04 to provide that, under circumstances where the General Partner withdraws without violating the Amended and Restated LP Agreement or is removed by the Unitholders without cause, the departing General Partner will have the option to require the successor general partner to purchase the general partner interest of the departing General Partner and its general partner distribution rights for their fair market value. This fair market value will be determined by agreement between the departing General Partner and the successor general partner. If not such agreement is reached, an independent investment banking firm or other independent expert selected by the departing General Partner and successor general partner will determine the fair market value. If the departing General Partner and successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value. If the option described above is not exercised, the departing General Partner’s interest and general partner distribution rights will automatically convert into Units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described above.

The new Section 6.04 also provides that if the General Partner is removed as the Partnership’s general partner under circumstances where cause does not exist and the Units held by the General Partner and its affiliates are not voted in favor of that removal, the General Partner will have the right to convert its general partner interest and its general partner distribution rights under the Amended and Restated LP Agreement into Units or receive cash in exchange for those interests from the Partnership.

In recommending these amendments, the Board has given careful consideration to the interests of the Unitholders and the potential impact these antitakeover measures may have on them. In the course of that review, the Board concluded that numerous means still would exist by which a bidder could obtain control of the Partnership through tactics that may unfairly pressure the Unitholders to sell their investments at less than full value. The Board believes that the amendments described in the preceding paragraph constitute a prudent measure to counteract those means.

The Board also recognizes that antitakeover mechanisms such as those proposed in the Amended and Restated LP Agreement may have the effect of discouraging or making more difficult or expensive certain mergers, tender offers, open market purchase programs, or other purchases of Partnership Units under circumstances that may afford Unitholders an opportunity to see some or all of their Units purchased at a premium to then existing market prices. To the extent that any of the above-described antitakeover measures has these effects, it may be beneficial to incumbent management in certain unsolicited tender offers and may discourage or render more difficult or expensive the assumption of control by a holder of a substantial block of Partnership Units and the removal of incumbent management.

THE BOARD UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE APPROVAL OF LP AGREEMENT AMENDMENT PROPOSAL 1B.

LP Agreement Amendment Proposal 1C: Amendments to Clarify Operational Mechanics

Finally, we propose other miscellaneous changes to the current Limited Partnership Agreement for the purpose of clarifying certain operational, mechanical, and ministerial matters which are not intended to result in any substantive impact on Unitholders. These revisions include:

•	Clarifying all name references for the Partnership in the agreement as “America First Multifamily Investors, L.P.,” to coordinate the principal agreement with the separate amendment to the agreement adopted in November 2013 by the General Partner which changed the name of the Partnership. In this regard, Section 2.01 of the Amended and Restated LP Agreement will provide the General Partner the ability to change the name of the Partnership in its discretion.

•	Adding a new Section 3.06 to the Limited Partnership Agreement clarifying and expressly stating that all issued Units will be fully-paid and non-assessable.

•	Revising Section 5.02(a)(ii) of the Limited Partnership Agreement to clarify that the General Partner has express authority to acquire and hold real property through the foreclosure of a mortgage revenue bond.

•	Various other immaterial ministerial revisions to update the Limited Partnership Agreement since its original adoption.

THE BOARD UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE APPROVAL OF LP AGREEMENT AMENDMENT PROPOSAL 1C.

Comparison of the Current and Amended and Restated Limited Partnership Agreement

The information set forth below summarizes what we believe are the material differences between the current Limited Partnership Agreement and the proposed Amended and Restated LP Agreement. We have included this information to assist you in your review of the Amended and Restated LP Agreement. However, this discussion is only a summary and in no way constitutes a complete discussion of the Amended and Restated LP Agreement or the revisions made to the Limited Partnership Agreement. We strongly encourage you to review, in its entirety, the Amended and Restated LP Agreement which is attached to this Consent Solicitation Statement as Appendix A.

Current Limited Partnership Agreement Provision	Amended and Restated LP Agreement Provision
Article I – Definition of “Tax Exempt Investments”
Currently, the term “Tax Exempt Investments” means any tax-exempt securities, other than “Mortgage Investments” (generally, mortgage revenue bonds), not held in reserve and which are rated in one of the four highest rating categories by at least one national rating agency.	Under the revised provision, “Tax Exempt Investments” generally means any tax-exempt securities, other than Mortgage Investments, not held in reserve. The revised definition removes the rating requirement, unless the underlying security is not secured by a mortgage, in which case the security still must be rated.

Article I – Definition of “Other Investments”
There is no corresponding provision in the current Limited Partnership Agreement for the amendment proposed under the Amended and Restated LP Agreement.	This is a new definition being added by the Amended and Restated LP Agreement, which defines “Other Investments” as any securities, other than “Mortgage Investments” and “Tax Exempt Investments” (as those terms are defined in the Amended and Restated LP Agreement), which are acquired by the Partnership and not held in reserve, including, without limitation, any securities the interest on which is taxable for federal income tax purposes.

Section 2.03 – Purpose
Provides a specific statement of purpose for the Partnership – i.e., to acquire, hold, sell, and deal with tax-exempt mortgage revenue bonds and other tax-exempt instruments backed by multifamily residential properties.	The Amended and Restated LP Agreement provides a more general purpose statement, as permitted under the DRULPA, to engage in all permissible activities a partnership may engage in under Delaware law. The revised provision continues to reference specific purposes of the Partnership, but as inclusive and not by way of limitation.

Section 2.04 – Term
Currently, the Limited Partnership Agreement provides for a fixed term of the Partnership to expire on December 31, 2050.	The Amended and Restated LP Agreement provides that the existence of the Partnership shall be continue indefinitely until the Partnership is dissolved in accordance with the terms of the Amended and Restated LP Agreement.

Current Limited Partnership Agreement Provision	Amended and Restated LP Agreement Provision
Section 3.05 – Unit Splits and Combinations
There is no corresponding provision in the current Limited Partnership Agreement for the amendment proposed under the Amended and Restated LP Agreement.	This is a new provision being added by the Amended and Restated LP Agreement providing the General Partner with the express authority to approve and engage in a pro rata Units split, subdivision, combination, or similar transaction.

Section 5.02(a)(i) – Authority to Acquire and Hold Other Investments
Currently, the Limited Partnership Agreement provides that the General Partner is authorized to acquire, hold, refund, reissue, remarket, securitize, transfer, foreclose upon, sell or otherwise deal with the “Mortgage Investments” and “Tax Exempt Investments” (provided that, the acquisition by the Partnership of any Tax Exempt Investment may not cause the aggregate book value of all Tax Exempt Investments then held by the Partnership to exceed 25% of the total assets of the Partnership).	The Amended and Restated LP Agreement adds Other Investments as a type of investment the General Partner is authorized to acquire, hold, refund, reissue, remarket, securitize, transfer, foreclose upon, sell or otherwise deal with (provided that, the acquisition by the Partnership of any Tax Exempt Investment or Other Investment may not cause the aggregate book value of all Tax Exempt Investments plus Other Investments then held by the Partnership to exceed 25% of the total assets of the Partnership).

Section 5.02(a) – General Partner Authority Relating to Issuance of Equity Instruments; Spin-Offs, etc.
There are no corresponding provisions in the current Limited Partnership Agreement for the amendments proposed under the Amended and Restated LP Agreement.

A new subsection (iv) is proposed to be added by the Amended and Restated LP Agreement expressly providing the General Partner the authority to issue options, warrants, rights, and other equity instruments relating to the Partnership’s Units under employee benefit plans and executive compensation plans sponsored or maintained by the Partnership, the General Partner, Burlington, or their affiliates.

A new subsection (xv) is proposed to be added by the Amended and Restated Limited Partnership Agreement expressly providing the General Partner the authority to engage in spin-offs and other similar transactions, and otherwise transfer or dispose of Partnership assets pursuant to such transactions.

A new subsection (xvi) is proposed to be added by the Amended and Restated LP Agreement expressly providing the General Partner the authority to lend money for Partnership purposes to persons, other than the General Partner and affiliates of the General Partner, whether or not the interest on any such loan is exempt from federal income taxation, upon such terms and conditions as the General Partner shall determine; provided that, any such loan made pursuant to this paragraph must be fully secured by a mortgage on real estate.

Current Limited Partnership Agreement Provision	Amended and Restated LP Agreement Provision
Section 5.02(d) – Authority to Issue Senior Securities
There is no corresponding provision in the current Limited Partnership Agreement for the amendments proposed under the Amended and Restated LP Agreement.	This is a new provision being added by the Amended and Restated LP Agreement providing the General Partner with the authority, in conjunction with Section 5.02(a)(iii), to issue additional Partnership securities in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers, and duties (which may be senior to existing classes and series of Partnership securities, including BUCs), as fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem the Partnership security; (v) whether such Partnership security is issued with the privilege of conversion or exchange and, if so, the terms of such conversion or exchange; (vi) the terms and conditions upon which each Partnership security will be issued, evidenced by certificates, and assigned or transferred; and (vii) the right, if any, of each such Partnership security to vote on Partnership matters, including matters relating to the relative rights, preferences, and privileges of such Partnership security.

Sections 5.06(d), 5.08, 5.10(b), and 11.02(c) – Duties and Obligations of the General Partner
Taken together, Sections 5.06(d), 5.08, 5.10(b), and 11.02(d) of the current Limited Partnership Agreement can be interpreted to impose corporate-style fiduciary duties on the General Partner that resemble the fiduciary duties the board of directors a Delaware corporation owes to the corporation’s shareholders.	The Amended and Restated LP Agreement removes the references to fiduciary duties in these sections, in accordance with Section 17-1101(d) of the DRULPA.

Sections 6.02, 6.03, and Defined Term “Outstanding” in Article I – Protection Against Coercive and Unfair Acquisition Tactics
There is no corresponding provision in the current Limited Partnership Agreement for the amendments proposed under the Amended and Restated LP Agreement.	The Amended and Restated LP Agreement provides for a number of revisions to various sections of the Limited Partnership Agreement which are intended to protect the Partnership and its Unitholders from unsolicited acquisition tactics that the Board believes could be coercive and unfair to Unitholders by forcing would-be acquirors to negotiate directly with the Board. For a full description of the amendments proposed to accomplish these purposes, see “–Protection Against Coercive and Unfair Acquisition Tactics” beginning on page above, which is incorporated by reference herein.

Current Limited Partnership Agreement Provision	Amended and Restated LP Agreement Provision
Section 8.01(a) – Events Causing Dissolution
Currently, the Limited Partnership Agreement provides that, among other circumstances, the Partnership will automatically dissolve upon (i) the passage of 180 days after the disposition of all the Partnership’s mortgage revenue bond and other tax-exempt investments, as well as (ii) upon the expiration of the state term of the Partnership (which is currently December 31, 2050).	The Amended and Restated LP Agreement removes these two provisions.

Section 12.03(a) – Amendments

Currently, the Limited Partnership Agreement provides the General Partner the authority to amend the Limited Partnership Agreement and Certificate of Limited Partnership without Unitholder approval under the following circumstances:

(i)     to add to the representations, duties, or obligations of the General Partner or surrender any right or power granted to the General Partner in the agreement;

(ii)    to cure any ambiguity or correct or supplement any provision in the agreement which may be inconsistent with the manifest intent of the agreement, if such amendment is not materially adverse to the interests of limited partners and Unitholders in the sole judgment of the General Partner;

(iii)  to amend any provision of the agreement required to be amended based upon comments by the SEC staff or other federal agencies or by a state securities commissioner;

(iv)   to amend any provision of the agreement that may be necessary or appropriate, in the General Partner’s judgment, to insure the Partnership will be treated as a partnership, and that each Unitholder will be treated as a limited partner, for federal income tax purposes;

(v)    to reflect the withdrawal, removal, or admission of partners; and

(vi)   to reflect a change in the name or address of the Partnership’s registered agent in Delaware.

In addition to the circumstances currently set forth in the Limited Partnership Agreement, the Amended and Restated LP Agreement provides the additional circumstances under which the General Partner can amend the Limited Partnership Agreement and Certificate of Limited Partnership without Unitholder approval:

(i)     to change the location of the principal place of business of the Partnership or the name of the Partnership (not otherwise in response to an SEC or regulator’s directive or comment);

(ii)    to change the fiscal year or taxable year of the Partnership and any other changes the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year;

(iii)  to amend any provision of the agreement the General partner determines to be necessary or appropriate to satisfy any judicial authority or any order, directive, or requirement contained in any federal or state statute, or to facilitate the trading of Units or comply with the rules of any national securities exchange on which the Units are traded;

(iv)   to provide for any amendment necessary, in the opinion of counsel to the Partnership, to prevent the Partnership, the General Partner, or their managers, directors, officers, trustees, or agents from being subject to the Investment Company Act of 1940, the Investment Advisers Act of 1940, or the “plan asset” regulations under ERISA;

(v)    to effectuate any amendment to the Amended and Restated LP Agreement or the Partnership’s certificate of limited partnership that the General Partner determines to be necessary or appropriate in connection with the authorization of the issuance of any class or series of Partnership securities pursuant to revised Section 5.02(a)(iii) and new Section 5.02(d); and

(vi)   any other amendments substantially similar to any of the foregoing.

Required Vote

The approval and adoption of each of the LP Agreement Amendment Proposals requires the affirmative vote of the holders of a majority in interest of the Units outstanding as of the close of business on the Record Date. Broker non-votes, abstentions, or a failure to vote your Units will have the same effect as a vote “Against” the approval of the applicable LP Agreement Amendment Proposal.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE APPROVAL OF LP AGREEMENT AMENDMENT PROPOSAL 1A, “FOR” THE APPROVAL OF LP AGREEMENT AMENDMENT PROPOSAL 1B, AND “FOR” THE APPROVAL OF LP AGREEMENT AMENDMENT PROPOSAL 1C.

PROPOSAL 2 – APPROVAL OF THE

AMERICA FIRST MULTIFAMILY INVESTORS, L.P. 2015 EQUITY INCENTIVE PLAN

The Burlington Board has approved the America First Multifamily Investors, L.P. 2015 Equity Incentive Plan (the “Incentive Plan” or “Plan”), subject to the approval of our Unitholders. The Incentive Plan is integral to our compensation strategy and the Board believes that providing for equity awards under the Incentive Plan will provide the flexibility that we need to keep pace with our competitors and for the Partnership to effectively recruit, motivate, and retain the caliber of employees and managers essential for our success. While we are cognizant of the potential dilutive effect of compensatory Unit awards, we also recognize the significant motivational, retention, and performance benefits that are achieved from making awards under the Incentive Plan.

Description of the Incentive Plan

The description of the Incentive Plan set forth below is a summary of the material features of the Plan. This summary, however, does not purport to be a complete description of all the provisions of the Incentive Plan. The summary is qualified in its entirety by reference to the Incentive Plan, a copy of which is attached hereto as Appendix B and incorporated herein by reference.

The purpose of the Incentive Plan is to promote the interests of the Partnership and its Unitholders by providing incentive compensation awards that encourage superior performance. The Incentive Plan is also intended to enhance the ability of our General Partner to attract and retain the services of individuals who are essential for our growth and profitability and to encourage those individuals to devote their best efforts to advancing the Partnership’s business.

Units Subject to the Incentive Plan

If the Incentive Plan is approved by our Unitholders, the maximum number of Units that may be delivered with respect to awards under the Incentive Plan will be 3,000,000 Units. The Units to be delivered under the Incentive Plan may be units otherwise issuable by the Partnership, Units acquired in the open market, and/or Units acquired from any person. To the extent that an award terminates or is cancelled prior to and without the delivery of Units (or if an award is forfeited), the Units subject to the award may be used again with respect to new awards granted under the Incentive Plan.

Administration

The Incentive Plan will generally be administered by Burlington’s Board, or any compensation committee of Burlington’s Board, if appointed, or any other committee as may be appointed by the Board to administer the Plan (for purposes of this document, the Board or any such committee is referred to herein as the “Committee”). The Committee has the full authority, subject to the terms of the Incentive Plan, to establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, to designate participants under the Plan, to determine the number of Units to be covered by awards, to determine the type or types of awards to be granted to a participant, and to determine the terms and conditions of any award.

Eligibility

All of Burlington’s employees and members of the Board, and employees of Burlington’s affiliates, including the Partnership, that perform services for Burlington, the Partnership, or an affiliate of either are eligible to be selected to participate in the Incentive Plan. The selection of which eligible individuals will receive awards is within the sole discretion of the Committee.

The Burlington Board currently estimates that approximately 18 persons will be eligible to participate in the Incentive Plan upon its approval, including 7 employees of Burlington, and the 11 members of the Burlington Board.

Term of Incentive Plan

The term of the Incentive Plan will expire on the earlier of (1) the date it is terminated by the Board; (2) the date Units are no longer available under the Plan for delivery pursuant to awards; or (3) the tenth anniversary of the Board’s approval of the Incentive Plan.

Awards Under the Incentive Plan

Unit Options and Unit Appreciation Rights

Unit options represent the right to purchase a number of Units at a specified exercise price. Unit appreciation rights represent the right to receive the appreciation in the value of a number of Units as of the exercise date over a specified exercise price, either in cash or in Units, as determined in the discretion of the Committee. Unit options and Unit appreciation rights may be granted to such eligible individuals and with such terms as the Committee may determine, consistent with the terms of the Incentive Plan; however, the exercise price of a Unit option or Unit appreciation right generally must be equal to or greater than the fair market value of a Unit on the date of grant.

Restricted Units and Phantom Units

A restricted Unit is a Unit that is subject to forfeiture while it remains unvested. Upon vesting, the forfeiture restrictions lapse and the participant holds a Unit that is not subject to forfeiture. A phantom Unit is a notional Unit that entitles the participant to receive a Unit upon the vesting of the phantom Unit (or on a deferred basis upon specified future dates or events) or, in the discretion of the Committee, cash equal to the fair market value of a Unit. The Committee may make grants of restricted and phantom Units under the Incentive Plan that contain such terms, consistent with the Plan, as the Committee may determine are appropriate, including the period over which restricted or phantom Units will vest. The Committee may, in its discretion, base vesting on the participant’s completion of a period of service or upon the achievement of specified performance criteria or as otherwise set forth in an award agreement. Distributions made by us with respect to awards of restricted Units may be subject to the same vesting requirements as the restricted Units. The Committee, in its discretion, may also grant tandem distribution equivalent rights with respect to phantom Units.

Unit Awards

A Unit award is an award of Units that are fully vested upon grant and are not subject to forfeiture. Unit awards may be paid in addition to, or in lieu of, cash or other compensation that would otherwise be payable to a participant. A Unit award may be wholly discretionary in amount or it may be paid with respect to a bonus or other incentive compensation award, the amount of which is determined based on the achievement of performance criteria or other factors.

Other Unit-Based Awards

The Incentive Plan also permits the grant of “other Unit-based awards,” which are awards that, in whole or in part, are valued or based on or related to the value of a Unit. The vesting of an other Unit-based award may be based on a participant’s continued service, the achievement of specified performance criteria, or other measures. On vesting (or on a deferred basis upon specified future dates or events), an other Unit-based award may be paid in cash and/or in Units, as determined by the Committee.

Adjustments

Upon the occurrence of any distribution (whether in cash, Units, other securities, or other property), recapitalization, Units split, reorganization or liquidation, merger, consolidation, split-up, spin-off, separation, combination, repurchase, acquisition of property or securities, or exchange of Units or other securities of the Partnership, issuance of warrants or other rights to purchase Units or other securities of the Partnership, or other similar transaction or event affects the Units, then the Committee will equitably adjust any or all of (i) the number and type of Units (or other securities or property) with respect to which awards may be granted, (ii) the number and type of Units (or other securities or property) subject to outstanding awards, (iii) the grant or exercise price with respect to any award, (iv) any performance criteria for performance-based awards, except for awards based on continued service as an employee or Manager, (v) the appropriate fair market value and other price determinations for such awards, and (vi) any other limitations in the Incentive Plan or, subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), make provision for a cash payment to the holder of an outstanding award. Notwithstanding any adjustment described above, the number of Units subject to an award will always be a whole number.

Miscellaneous

The Board may amend or modify the Incentive Plan at any time; provided, however, that Unitholder approval will be obtained for any amendment to the Plan to the extent necessary to comply with any applicable law, regulation, or securities exchange rule. The Committee may also amend any award agreement evidencing an award made under the Incentive Plan, provided that no change in any outstanding award may be made that would adversely affect the rights of the participant under any previously granted award without the consent of the affected participant.

Repricing of Unit options and Unit appreciation rights, directly or indirectly, is prohibited under the Incentive Plan without the approval of our Unitholders, except in the case of adjustments implemented to reflect certain Partnership transactions, as described above.

Material United States Federal Income Tax Consequences

The following discussion is for general information only and is intended to summarize briefly the material United States federal tax consequences to participants arising from participation in the Incentive Plan. This description is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. This discussion is not intended as tax guidance to participants in the Incentive Plan, as the tax treatment of participants in the Plan may vary with the types of awards made, the identity of the recipients, and the method of payment or settlement. No attempt has been made to discuss any potential foreign, state, or local tax consequences. Moreover, this summary does not address the tax consequences upon a participant’s death, or the effects of other federal taxes (including possible “golden parachute” excise taxes). In addition, Unit options or Unit appreciation rights that provide for a “deferral of compensation” within the meaning of Section 409A of the Code, phantom Units, and certain other awards that may be granted pursuant to the Incentive Plan could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A and the guidance promulgated thereunder.

This discussion does not purport to discuss all tax consequences related to awards under the Incentive Plan, and the Partnership cannot assure participants of any particular tax result. As such, participants should consult with their own tax advisors as to the tax consequences of transactions under the Incentive Plan.

Unit Options and Unit Appreciation Rights

Participants will not realize taxable income upon the grant of a Unit option or a Unit appreciation right. Upon the exercise or, if later, the settlement of a Unit option or a Unit appreciation right, the participant will recognize ordinary compensation income in an amount equal to the excess of (i) the amount of cash or the fair market value of the Units received, over (ii) the exercise price (if any) paid therefor. A participant will generally have a tax basis in any Units received pursuant to the exercise of a Unit appreciation right, or pursuant to the cash exercise of a Unit option, that equals the fair market value of the Units on the date of exercise. Subject to the discussion under “– Tax Code Limitations on Deductibility” below, the Partnership or one of its affiliates will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

When a participant sells the Units acquired as a result of the exercise of a Unit option or Unit appreciation right, any appreciation (or depreciation) in the value of the Units after the exercise date is treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period. The Units must be held for more than 12 months in order to qualify for long-term capital gain treatment.

The Incentive Plan allows the Committee to permit the transfer of awards under limited circumstances. The Internal Revenue Service (the “IRS”) has not provided formal guidance on, nor even specifically addressed, the income tax consequences of a transfer of options or UARs. However, the IRS has informally indicated that after a transfer of stock options (other than to a former spouse pursuant to a domestic relations order), the transferor will recognize income, which will be subject to withholding, and FICA/FUTA taxes will be collectible at the time the transferee exercises the stock option. If stock options are transferred to a former spouse pursuant to a domestic relations order, the transferee will recognize ordinary income upon exercise by the transferee, which will be subject to withholding, and FICA/FUTA taxes (attributable to and reported with respect to the transferor) will be collectible from the transferee at such time. Unit options granted under the Incentive Plan and that are transferred will likely be subject to the same tax treatment. The transfer of a Unit option may also result in gift tax consequences to a participant.

Phantom Units, Restricted Units, and Other Awards

A participant will not have taxable income at the time of a grant of an award in the form of a phantom Unit, but rather, will generally recognize ordinary compensation income at the time he or she receives Units or a cash payment in settlement of the phantom Unit in an amount equal to the fair market value of the Units or cash payment received, whichever is applicable. In addition, the participant will be subject to ordinary income tax upon the payment of a distribution equivalent right. In general, a participant will recognize ordinary compensation income as a result of the receipt of Units pursuant to a restricted Unit award or a Unit award in an amount equal to the fair market value of the Units when the Units are received over the amount, if any, paid for such Units, provided that if the Units are not transferable or are subject to a substantial risk of forfeiture when received, the participant will recognize ordinary compensation income in an amount equal to such excess based on the fair market value of the Units (i) when the Units first become transferable or are no longer subject to a substantial risk of forfeiture, in cases where a participant does not make an valid election under Section 83(b) of the Code (“Section 83(b)”), or (ii) when the Units are received, in cases where a participant makes a valid election under Section 83(b).

A participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he or she recognizes income under the rules described above with respect to Units or cash received. Managers must make their own arrangements for satisfying any tax obligations they may incur in connection with the receipt of an award under the Incentive Plan. Distributions that are received by a participant prior to the time that the Units underlying an award are taxed to the participant under the rules described in the preceding paragraph are taxed as additional compensation, not as distributions on Units. The tax basis in the Units received by a participant will equal the amount recognized by him or her as compensation income under the rules described in the preceding paragraph, plus the amount, if any, paid for the Units, and the participant’s capital gains holding period in those Units will commence on the later of the date the Units are received or the restrictions lapse (provided that, if a valid election under Section 83(b) is made with respect to restricted Units, then the holding period in such Units will begin on the date of receipt of the Units).

Subject to the discussion immediately below, the Partnership or one of its affiliates will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

Tax Code Limitations on Deductibility

In order for the amounts described above to be deductible by the Partnership or one of its affiliates, the amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Importance of Consulting a Tax Advisor

The foregoing discussion is a summary only and does not purport to be complete. In addition, the information is based upon existing U.S. tax laws and regulations and, therefore, is subject to change when those laws or rules change. Moreover, because the tax consequences to any participant may depend on his or her particular situation, each participant should consult his or her tax advisor as to the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of Units acquired as a result of any award.

Interests of Certain Managers and Executive Officers in the Incentive Plan Proposal

Each of the Managers and executive officers of Burlington, each executive officer of the Partnership, and each employee and manager of their affiliates is a potential recipient of awards under the Incentive Plan. While as of the date this Consent Solicitation Statement is first sent to Unitholders the Committee has not committed to grant any awards to any such Manager, executive officer, or employee, we expect that the Committee will grant awards to such participants in the future. Accordingly, the Managers and executive officers of Burlington and the Partnership have a substantial interest in the passage of the Incentive Plan proposal.

New Plan Benefits

Employees and Managers of Burlington, the Partnership, and their affiliates who will participate in the Incentive Plan in the future, and the nature and amounts of their awards under the Plan, are to be determined by the Committee. Although the Committee intends to grant awards to eligible participants from time to time, no awards have yet been made under the Incentive Plan, and the nature and amounts of such awards to be granted in the future have not yet been determined. Furthermore, because all awards under the Incentive Plan are discretionary, it is not possible to determine which awards would have been granted during the prior fiscal year had the Incentive Plan been in effect at that time. Therefore, it is not possible to state the terms of any individual grants or awards which may be made under the Incentive Plan, or the names or positions of, or respective amounts allocable to, any participant in the Incentive Plan, and a New Plan Benefits Table is not provided herein.

Securities Authorized for Issuance Under Equity Compensation Plans

As of December 31, 2014, the Partnership had no compensation plans under which equity securities of the Partnership were authorized for issuance, as reflected in the following table which provides information as of December 31, 2014:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	—	—

Equity compensation plans not approved by security holders	—	—	—

Total	—	—	—

Required Vote

The approval and adoption of the Incentive Plan proposal requires the affirmative vote of the holders of a majority in interest of the Units outstanding as of the close of business on the Record Date. Broker non-votes, abstentions, or a failure to vote your Units will have the same effect as a vote “Against” the approval of the Incentive Plan proposal.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE APPROVAL OF THE AMERICA FIRST MULTIFAMILY INVESTORS, L.P. 2015 INCENTIVE PLAN.

EXECUTIVE COMPENSATION

Mark A. Hiatt is the Partnership’s only executive officer, but he is an employee of Burlington rather than the Partnership. In addition, services are provided to the Partnership by officers of Burlington. Under the current terms of the Limited Partnership Agreement, the Partnership is not permitted to provide any compensation to these officers or reimburse the General Partner or Burlington for any salaries or fringe benefits of any partner of the General Partner or of the officers or managers of Burlington, which are paid by Burlington to these officers. Under the Amended and Restated LP Agreement, these provisions would be revised to expressly permit the Partnership to issue compensatory Units to the employees and managers of Burlington, the Partnership, and its affiliates under equity compensation plans, including the Incentive Plan. However, to date the Partnership has not paid compensation of any nature to the persons who effectively act as our executive officers, including Mr. Hiatt, our Chief Executive Officer, and Craig S. Allen, our Chief Financial Officer. Accordingly, no tabular disclosures regarding executive compensation, compensation discussion and analysis, compensation committee report, or information regarding compensation committee interlocks is being provided in this Consent Solicitation Statement.

Burlington’s Board effectively acts as the Partnership’s board of directors. Although Burlington is not a public company and its securities are not listed on any stock exchange or otherwise publicly traded, its Board is constituted in a manner that complies with rules of the SEC and the NASDAQ Stock Market related to public companies with securities listed on the NASDAQ Global Select Market in order for the Company and its Units to comply with these rules. Among other things, a majority of the Board consists of managers who meet the definitions of independence under the rules of the SEC and the NASDAQ Stock Market. These independent managers are Patrick J. Jung, Mariann Byerwalter, Martin A. Massengale, Clayton Yeutter, William S. Carter, Mike Johanns, and W. Kimball Griffith. During the fiscal year ended December 31, 2014, the Partnership paid Burlington a total of $206,500 to reimburse Burlington for a portion of the fees it pays to its independent managers as consideration for their services in respect of Partnership matters. The Partnership did not pay any other compensation of any nature to any of the managers of Burlington or reimburse Burlington for any other amounts representing compensation to its managers.

The following table sets forth the total compensation paid to the managers of Burlington in fiscal 2014 for their services to the Partnership. Mr. Johanns and Mr. Griffith were not managers of Burlington during 2014 and were not paid any manager compensation by Burlington. Therefore, Messrs. Johanns and Griffith are not included in the table below.

Manager Compensation for 2014

Name	Fees Earned or Paid in Cash ($)
Michael B. Yanney	—
Lisa Y. Roskens	—
Mariann Byerwalter	39,000
Dr. William S. Carter	42,250
Patrick J. Jung	45,500
George H. Krauss	—
Dr. Martin A. Massengale	42,250
Dr. Gail Walling Yanney	—
Clayton K. Yeutter	39,000

HOUSEHOLDING

Unitholders who share the same last name and address may receive only one copy of the Notice of Internet Availability of Consent Materials (“E-Proxy Notice”) unless we receive contrary instructions from any Unitholder at that address. This is referred to as “householding.” If you prefer to receive multiple copies of the E-Proxy Notice at the same address, additional copies will be provided to you promptly upon written or oral request, and if you are receiving multiple copies of the E-Proxy Notice, you may request that you receive only one copy. Please address requests for a copy of the E-Proxy Notice to our Chief Financial Officer, America First Multifamily Investors, L.P., 1004 Farnam Street, Suite 400, Omaha, Nebraska 68102, or by telephone at (402) 444-1630.

OTHER MATTERS

Neither Burlington’s Board, the General Partner, nor the Partnership’s management are aware of any other matters to be presented to the Unitholders for their consent. The Partnership will pay the cost of preparing, assembling, and mailing the E-Proxy Notice and other proxy materials and soliciting consents for this consent solicitation. The Partnership may reimburse brokers and other nominees for costs they incur in forwarding proxy materials to Unitholders in accordance with applicable rules. In addition to solicitation by mail, managers, officers, and employees of Burlington and its affiliates may solicit consents personally, by telephone, electronically, or by other means of communication. If such managers, officers, or employees were to solicit consents, they would receive no additional compensation for their services. In addition, we have made arrangements with a third-party soliciting firm to assist in soliciting consents for this consent solicitation, and will we pay such firm customary compensation for its service, including reasonable out-of-pocket expenses.

WHERE YOU CAN FIND MORE INFORMATION

The Partnership files annual, quarterly, and current reports, and other documents with the SEC under the Securities Exchange Act of 1934, as amended. The Partnership’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website at www.sec.gov. You also may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room. The E-Proxy Notice also contains instructions on how to access the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which includes the financial statements and related notes thereto, together with the report of the independent auditors and other information with respect to the Partnership. Additionally, reports filed with the SEC including the financial statements thereto, are posted on our website at www.ataxfund.com. The information provided on our website is not part of this Consent Solicitation Statement, and therefore is not incorporated by reference.

Statements contained in this Consent Solicitation Statement, or in any document incorporated into this Consent Solicitation Statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit or appendix with the SEC.

You should rely only on the information contained in this document and the appendices to this document. No one has been authorized to provide you with information that is different from what is contained in this document. You should not assume that the information contained in this document is accurate as of any date other than the date of this document, and the delivery or availability of this document to the Partnership’s Unitholders shall not create any implication to the contrary. All information regarding the Partnership in this document has been provided by the Partnership. If any material change occurs during the period that this Consent Solicitation Statement is required to be delivered, this Consent Solicitation Statement will be supplemented or amended.

Appendix A

AMERICA FIRST

~~TAX EXEMPT~~MULTIFAMILY INVESTORS, L.P.

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

Page
ARTICLE I
DEFINED TERMS		A-1
ARTICLE II
NAME, PLACE OF BUSINESS, PURPOSE AND TERM
Section 2.01.	Name.	A-7
Section 2.02.	Principal Office and Name and Address of Resident Agent.	A-7
Section 2.03.	Purpose.	A-7
Section 2.04.	Term.	A-8
ARTICLE III
PARTNERS AND CAPITAL
Section 3.01.	General Partner.	A-8
Section 3.02.	Limited Partner.	A-8
Section 3.03.	Partnership Capital.	A-9
Section 3.04.	Liability of Partners and BUC Holders.	A-9
Section 3.05.	Splits and Combinations	A-9
Section 3.06.	Fully Paid and Non-Assessable Nature of Limited Partnership Interests	A-10
ARTICLE IV
DISTRIBUTIONS OF CASH; ALLOCATIONS OF INCOME AND LOSS
Section 4.01.	Distributions of Net Interest Income.	A-10
Section 4.02.	Distributions of Net Residual Proceeds and of Liquidation Proceeds.	A-10
Section 4.03.	Allocation of Income and Loss From Operations.	A-11
Section 4.04.	Allocation of Income and Loss Arising From a Repayment, Sale or Liquidation.	A-11
Section 4.05.	Determination of Allocations and Distributions Among Limited Partners and BUC Holders.	A-11
Section 4.06.	Capital Accounts.	A-12
Section 4.07.	Rights to Distributions.	A-12

Page
ARTICLE VI
CHANGES IN GENERAL PARTNERS
Section 6.01.	Withdrawal of General Partner.	A-20
Section 6.02.	Admission of a Successor or Additional General Partner.	A-20
Section 6.03.	Removal of a General Partner.	A-20
Section 6.04.	Interest of Departing General Partner and Successor General Partner	A-21
Section 6.05.	Effect of Incapacity of a General Partner	A-22
ARTICLE VII
TRANSFERABILITY OF BUCS AND LIMITED PARTNERS’ INTERESTS
Section 7.01.	Free Transferability of BUCs.	A-23
Section 7.02.	Restrictions on Transfers of BUCs and of Interests of Limited Partners Other Than the Initial Limited Partner.	A-23
Section 7.03.	Assignees of Limited Partners Other Than the Initial Limited Partner.	A-24
Section 7.04.	Joint Ownership of Interests.	A-25
ARTICLE VIII
DISSOLUTION AND LIQUIDATION OF THE PARTNERSHIP
Section 8.01.	Events Causing Dissolution.	A-25
Section 8.02.	Liquidation.	A-26

ARTICLE IX
BOOKS AND RECORDS, ACCOUNTING, REPORTS, TAX ELECTIONS
Section 9.01.	Books and Records.	A-26
Section 9.02.	Accounting Basis and Fiscal Year.	A-26
Section 9.03.	Reports.	A-27
Section 9.04.	Designation of Tax Matters Partner.	A-27
Section 9.05.	Expenses of Tax Matters Partner.	A-27
ARTICLE X
MEETINGS AND VOTING RIGHTS OF LIMITED PARTNERS AND BUC HOLDERS
Section 10.01.	Meetings.	A-28
Section 10.02.	Voting Rights of Limited Partners and BUC Holders.	A-29
Section 10.03.	Opinion Regarding Effect of Action by Limited Partners and BUC Holders.	A-30
Section 10.04.	Other Activities.	A-30

AMERICA FIRST ~~TAX EXEMPT~~MULTFIAMILY INVESTORS, L.P.

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

This ~~Agreement~~FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AMERICA FIRST MULTIFAMILY INVESTORS, L.P. is made as of ~~October 1, 1998~~            , 2015 by and between America First Capital Associates Limited Partnership Two, a Delaware limited partnership (the “General Partner”), and America First Fiduciary Corporation Number Five, a Nebraska corporation (the “Initial Limited Partner”), together with any other Persons who ~~by joining in this Agreement agree to~~ become ~~partners in a limited partnership under the laws of the State of Delaware.~~Partners in the Partnership or parties hereto as provided herein.

ARTICLE I

DEFINED TERMS

The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Article I. The singular shall include the plural and the masculine genders shall include the feminine and neuter gender, and vice versa, as the context requires.

“Accountants” means such nationally recognized firm of independent public accountants as shall be engaged from time to time by the General Partner on behalf of the Partnership.

“Act” means the Delaware Revised Uniform Limited Partnership Act, which consists of Title 6, Chapter 17 of the Delaware Code Annotated, as it may be amended or revised from time to time, or any other provision of Delaware law which may, from time to time, supersede part or all of the Delaware Revised Uniform Limited Partnership Act.

“Administrative Fee” means the fee payable to the General Partner that is described in Section 5.05(a) hereof.

“AFCA” means America First Capital Associates Limited Partnership Two, a Delaware limited partnership~~, the General Partner~~.

“Affiliate” means, when used with reference to a specified Person, (i) any Person who directly or indirectly controls or is controlled by or is under common control with the specified Person, (ii) any Person who is (or has the power to designate) an officer of, general partner in or trustee of, or serves (or has the power to designate a person to serve) in a similar capacity with respect to, the specified Person, or of which the specified Person is an officer, general partner or trustee, or with respect to which the specified Person serves in a similar capacity, and (iii) any Person who, directly or indirectly, is the beneficial owner of 10% or more of any class of equity securities of the specified Person or of which the specified Person is directly or indirectly the owner of 10% or more of any class of equity securities. An Affiliate of the Partnership or the General Partner does not include any limited partner of the General Partner if such Person is not otherwise an Affiliate of the Partnership or the General Partner.

“Agreement” means this First Amended and Restated Agreement of Limited Partnership ~~Agreement~~, as originally executed and as amended from time to time.

“Associate” means, when used to indicate a relationship with any Person, (i) any corporation or organization of which such Person is a director, officer, or partner, or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (ii) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; or (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Bankruptcy” or “Bankrupt” as to any Person means the filing of a petition for relief by such Person as debtor or bankrupt under the United States Bankruptcy Code of 1978 or like provision of law or insolvency of such Person as finally determined by a court proceeding.

“Bond” or “Bonds” means the tax-exempt housing bonds issued by various state or local authorities in order to provide construction and permanent financing for apartment complexes and which are held by the Partnership from time to time.

“BUC” means a Limited Partnership Interest which is credited to the Initial Limited Partner on the books and records of the Partnership and assigned by the Initial Limited Partner to a BUC Holder.

“BUC Holder” means any Person who has been assigned one or more Limited Partnership Interests by the Initial Limited Partner pursuant to Section 11.01. A BUC Holder is not a Limited Partner and will have no right to be admitted as a Limited Partner.

“Business Day” means any day other than a Saturday, Sunday, or a day on which banking institutions in either New York, New York or Omaha, Nebraska are obligated by law or executive order to be closed.

“Capital Account” means the capital account of a Partner or a BUC Holder as described in Section 4.06 hereof.

“Capital Contribution” means the total amount contributed to the capital of the Partnership by or on behalf of all Partners or any class of Partners or by any one Partner, as the context may require (or by the predecessor holders of the Partnership Interests of such Persons) and, with respect to a BUC Holder, the Capital Contribution of the Initial Limited Partner made on behalf of such BUC Holder.

“Cause” means conduct which constitutes fraud, bad faith, gross negligence, or willful misconduct ~~or breach of a fiduciary duty~~.

“Certificate” means the certificate of limited partnership of the Partnership filed pursuant to Section 17-201 of the Act, as it may be amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision or provisions of succeeding law.

“Consent” means either the consent given by a vote at a meeting called and held in accordance with the provisions of Section 10.01 hereof or the written consent, as the case may be, of a Person to do the act or thing for which the consent is solicited, or the act of granting such consent, as the context may require. Consent given after the act or thing is done with respect to which the Consent is solicited shall be deemed to relate back to the date such act or thing was done.

“Contingent Interest” means (i) any Interest Income paid from the net cash flow of a Project (or any Residual Proceeds paid from the proceeds of a Sale or refinancing of the Project), the payment of either of which is not required under the terms of the Mortgage Investment unless there is specified cash flow from a Project or other specified contingencies are satisfied, and (ii) any amounts received by the Partnership on the sale or other disposition of a Mortgage Investment other than amounts representing repayment of principal and amounts constituting Interest Income.

“Counsel” means the law firm representing the General Partner in connection with the operation of the Partnership or the law firm, if any, selected by the General Partner to represent the Partnership.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 6.02 or 6.03.

“Distribution Date” means a Business Day selected by the General Partner for the distribution of Net Interest Income or Net Residual Proceeds with respect to a Distribution Period, which Business Day shall be no later than 60 days following the last day of the Distribution Period to which such Distribution Date relates.

“Distribution Period” means the period of time selected by the General Partner for which the distribution of Net Interest Income or Net Residual Proceeds is made, which period may be no longer than six calendar months.

“General Partner” means AFCA or any Person or Persons who, at the time of reference thereto, have been admitted as successors to the Partnership Interest of AFCA or as additional General Partners, in each such Person’s capacity as a General Partner.

“General Partner Distribution Rights” means the rights of the General Partner to receive (i) distributions of Net Interest Income pursuant to Section 4.01, (ii) distributions of Net Residual Proceeds (Tier 2) pursuant to the Section 4.02, and (iii) distributions of Liquidation Proceeds pursuant to Section 4.02.

“General Partner Interest” means the ownership interest of the General Partner in the Partnership in its capacity as a general partner without reference to any Limited Partnership Interest or BUCs held by it.

“GP Percentage Interest” means, as of any date of determination, the amount of the General Partner’s aggregate Capital Contributions to the Partnership divided by the aggregate Capital Contributions made to the Partnership by all Partners.

“Group” means a Person that, with or through any of its Affiliates or Associates, has any contract, arrangement, understanding, or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power, or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

“Incapacity” or “Incapacitated” means, as to any Person, death, the adjudication of incompetency or insanity, Bankruptcy, dissolution, termination, withdrawal pursuant to Section 6.01 or removal pursuant to Section 6.03, as the case may be, of such Person.

“Income” means the taxable income of the Partnership as determined in accordance with the Partnership’s method of accounting and computed under Section 703 of the Code; any item of taxable income required to be separately stated on the Partnership’s federal income tax return pursuant to Section 703(a)(1) of the Code; and any income of the Partnership excluded from the gross income of the Partnership for federal income tax purposes under Section 103 of the Code.

“Initial Limited Partner” means America First Fiduciary Corporation Number Five, a Nebraska corporation, or any Person or Persons who, at the time of reference thereto, have been admitted to the Partnership, with the consent of the General Partner, as successors to the Limited Partnership Interest of America First Fiduciary Corporation Number Five.

“Interest Income” means all cash receipts of the Partnership with respect to any period except for (i) Capital Contributions, (ii) amounts received by the Partnership upon a Repayment or upon the sale or other disposition of a Mortgage Investment, Tax Exempt Investment, Other Investment, or other Partnership asset which do not represent accrued interest on the Mortgage Investment ~~or~~, Tax Exempt Investment, or Other Investment other than accrued interest which represents accrued Contingent Interest, or (iii) the proceeds of any loan to the Partnership or the refinancing of any loan, including proceeds received from the reissuance of any Mortgage Investment ~~or~~, Tax Exempt Investment, or Other Investment.

“Limited Partner” means any Person who is a Limited Partner, including the Initial Limited Partner, at the time of reference thereto, in such Person’s capacity as a Limited Partner of the Partnership. A BUC Holder is not a Limited Partner and has no right to be admitted as a Limited Partner.

“Limited Partnership Interest” means the Partnership Interest held by a Limited Partner, including the Limited Partnership Interests assigned to BUC Holders.

“Liquidation Proceeds” means all cash receipts of the Partnership (other than Operating Income and Sale Proceeds) arising from the liquidation of the Partnership’s assets in the course of the dissolution of the Partnership.

“Loss” means taxable losses of the Partnership, as determined in accordance with the Partnership’s method of accounting and computed under Section 703 of the Code; any item of loss or expense required to be separately stated on the Partnership’s federal income tax return pursuant to Section 703(a)(1) of the Code; and any expenditures of the Partnership not deductible in computing its taxable income and not properly treated as a capital expenditure.

“Merger Agreement” means the Amended Agreement of Merger, dated June 12, 1998, by and between the Partnership and the Prior Partnership pursuant to which the Partnership and the Prior Partnership ~~will be~~were merged in accordance with the provisions of the Act, with the Partnership being the surviving partnership.

“Merger Date” means the effective date of the merger of the Partnership and the Prior Partnership specified in the Merger Agreement.

“Monthly Record Date” means the last day of a calendar month.

“Mortgage Investment” means a direct or indirect interest in a tax-exempt mortgage revenue ~~bond~~Bond secured by a Property, including residual interests in one or more trusts which hold tax-exempt mortgage revenue ~~bonds~~Bonds, and any other loan (whether or not the interest thereon is exempt from federal income taxation) secured by a mortgage on a Property on which the Partnership also directly or indirectly holds a tax-exempt mortgage revenue ~~bond~~Bond.

“Net Agreed Value” means the fair market value of the Partnership’s assets, reduced by any liabilities to which such assets are subject. For these purposes, the fair market value of the Partnership’s assets shall be determined by an independent investment banking firm or other independent expert selected by the General Partner, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter.

“Net Interest Income” means, with respect to any Distribution Period, all Interest Income received by the Partnership during such Distribution Period, plus any amounts previously set aside as Reserves from Interest Income which the General Partner releases from Reserves as being no longer necessary to hold as part of Reserves, less (i) expenses of the Partnership (including fees and reimbursements paid to the General Partner but excluding any expenses of the Partnership which are directly attributable to the sale of a Mortgage Investment ~~or~~, Tax Exempt Investment, or Other Investment) paid from Interest Income during the Distribution Period (other than operating expenses paid from previously established Reserves), (ii) all cash payments made from Interest Income during such Distribution Period to discharge Partnership indebtedness, and (iii) all amounts from Interest Income set aside as Reserves or used to acquire additional Mortgage Investments ~~or~~, Tax Exempt Investments, or

Other Investments during such Distribution Period. Net Interest Income will consist of Net Interest Income (Tier 1), Net Interest Income (Tier 2) and Net Interest Income (Tier 3). During each Distribution Period the additions and deductions from Interest Income set forth above shall be first applied against Net Interest Income (Tier 1).

“Net Interest Income (Tier 1)” means, with respect to any Distribution Period, all Net Interest Income, other than Contingent Interest, received by the Partnership during such Distribution Period.

“Net Interest Income (Tier 2)” means, with respect to any Distribution Period, all Net Interest Income representing Contingent Interest received by the Partnership during such Distribution Period up to an amount which, when combined with all prior amounts of Contingent Interest distributed pursuant to Sections 4.02(b) and 4.03(b), aggregates 0.9% per annum of the principal amount of the Mortgage Investments during the period such Mortgage Investments are held by the Partnership or the Predecessor Partnership.

“Net Interest Income (Tier 3)” means, with respect to any Distribution Period, all Net Interest Income representing Contingent Interest received by the Partnership during such Distribution Period in excess of any Contingent Interest included in Net Interest Income (Tier 2).

“Net Residual Proceeds” means, with respect to any Distribution Period, all Residual Proceeds received by the Partnership during such Distribution Period, plus any amounts previously set aside as Reserves from Residual Proceeds which the General Partner releases from Reserves as being no longer necessary to hold as part of Reserves, less (i) all expenses of the Partnership which are directly attributable to a Repayment or sale or other disposition of a Mortgage Investment ~~or~~, Tax Exempt Investment, or Other Investment, (ii) all cash payments made from Residual Proceeds during such Distribution Period to discharge Partnership indebtedness and (iii) all amounts from Residual Proceeds set aside as Reserves or used to acquire additional Mortgage Investments ~~or~~, Tax Exempt Investments, or Other Investments during such Distribution Period or held by the Partnership to acquire additional Mortgage Investments ~~or~~, Tax Exempt Investments, or Other Investments in future Distribution Periods. Net Residual Income will consist of Net Residual Income (Tier 1), Net Interest Residual (Tier 2) and Net Residual Income (Tier 3). During each Distribution Period the additions and deductions from Residual Income set forth above shall be first applied against Net Residual Income (Tier 1).

“Net Residual Proceeds (Tier 1)” means, with respect to any Distribution Period, all Net Residual Proceeds received by the Partnership during such Distribution Period representing the principal amount of a Mortgage Investment ~~or~~, Tax Exempt Investment, or Other Investment which is the subject of a Repayment, sale or other disposition, plus any amounts previously set aside as Reserves from Residual proceeds which the General Partner releases from Reserves for distribution.

“Net Residual Proceeds (Tier 2)” means, with respect to any Distribution Period, all Net Residual Proceeds representing Contingent Interest received by the Partnership during such Distribution Period up to an amount which, when combined with all prior amounts of Contingent Interest distributed pursuant to Sections 4.02(b) and 4.03(b) and the Contingent Interest to be distributed by the Partnership pursuant to Section 4.02(b) for the current Distribution Period, aggregates 0.9% per annum of the principal amount of the Mortgage Investments during the period such Mortgage Investments are held by the Partnership or the Predecessor Partnership.

“Net Residual Proceeds (Tier 3)” means, with respect to any Distribution Period, all Net Residual Proceeds representing Contingent Interest received by the Partnership during such Distribution Period in excess of any Contingent Interest included in Net Residual Proceeds (Tier 2).

“Notice” means a writing, containing the information required by this Agreement to be communicated to any Person, personally delivered to such Person or sent by registered, certified or regular mail, postage prepaid, to such Person at the last known address of such Person.

“Other Investments” means any securities, other than Mortgage Investments and Tax Exempt Investments, which are acquired by the Partnership and not held in Reserve, including, without limitation, any securities the interest on which is taxable for federal income tax purposes.

“Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that, if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, none of the Partnership Securities owned by such Person or Group shall be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners or BUC Holders to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum, or for other similar purposes under this Agreement; provided, further, that, the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the board of managers of the general partner of the General Partner.

“Partner” means the General Partner or any Limited Partner.

“Partnership” means ~~the limited partnership created by this Agreement and known as the~~ America First ~~Tax Exempt~~Multifamily Investors, L.P., as said limited partnership may from time to time be constituted.

“Partnership Interest” means the entire ownership interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled under this Agreement, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement and the Act.

“Partnership Security” means any class or series of equity interest in the Partnership, including General Partner Interests, Limited Partnership Interests, BUCs, and General Partner Distribution Rights.

“Person” means any individual, partnership, corporation, trust, association or other legal entity.

“Prior Partnership” means America First Tax Exempt Mortgage Fund Limited Partnership, a Delaware limited partnership.

~~“Prior Partnership Agreement” means the Agreement of Limited Partnership, dated November 11, 1985, of the Prior Partnership.~~

“Property” or “Properties” means the real property, including land and the buildings thereon, which is secured by a mortgage or other similar encumbrance backing a Mortgage Investment held by the Partnership.

“Regulations” means the United States Treasury Regulations promulgated or proposed under the Code.

“Repayment” means the payment of the outstanding principal, and Contingent Interest, ~~is~~if any, upon the maturity of a Mortgage Investment ~~or~~, Tax Exempt Investment, or Other Investment or at such earlier time as the Partnership may require the payment of outstanding principal.

“Reserve” means such amount of funds as shall be withheld from Capital Contributions, Interest Income or Residual Proceeds by the General Partner from time to time in order to provide working capital for the

Partnership and which may be used for any purpose relating to the operation of the Partnership and its Mortgage Investments ~~and~~, Tax Exempt Investments, and Other Investments, including the acquisition of additional Mortgage Investments ~~and~~, Tax Exempt Investments, and Other Investments.

“Residual Proceeds” means all amounts received by the Partnership upon a Repayment or upon the sale of or other disposition of a Mortgage Investment ~~or a~~, Tax Exempt Investment, Other Investment, or other Partnership asset except for amounts representing accrued interest on a Mortgage Investment (other than accrued Contingent Interest) ~~or~~, Tax Exempt Investment, or Other Investment. Amounts representing accrued interest (other than accrued Contingent Interest) received by the Partnership upon a Repayment or upon the sale or other disposition of a Mortgage Investment ~~or~~, Tax Exempt Investment, or Other Investment shall be included in Interest Income. Residual Proceeds will not include any amount received by the Partnership representing proceeds from the securitization of a Mortgage Investment.

“Schedule A” means the schedule, as amended from time to time, of Partners’ names, addresses and Capital Contributions, which schedule, in its initial form, is attached to and made a part of this Agreement.

“Tax Exempt Investments” means any securities, other than Mortgage Investments, which are acquired by the Partnership and not held in Reserve and the interest on which is exempt from federal income taxation ~~and which are~~; provided that, any security acquired by the Partnership which is not secured by a direct or indirect interest in a Property must be rated in one of the four highest rating categories by at least one nationally recognized rating agency ~~which are acquired by the Partnership and not held in the Reserve~~in order to constitute a “Tax Exempt Investment” under this Agreement.

“Tax Matters Partner” means the Partner designated as the Tax Matters Partner of the Partnership by the General Partner pursuant to Section 9.04.

“Withdrawal Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner that the withdrawal of the General Partner in accordance with this Agreement (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or BUC Holder or cause the Partnership or any of its Affiliates to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

ARTICLE II

NAME, PLACE OF BUSINESS, PURPOSE

AND TERM

Section 2.01. Name. The ~~Partners have caused the formation a limited partnership pursuant to the Act under the name of “America First Tax Exempt Investors, L.P.” The Partners and BUC Holders have entered into this Agreement in order to set forth their respective rights and liabilities as such, subject to the provisions of the Act unless otherwise provided herein.~~name of the Partnership shall be “America First Multifamily Investors, L.P.” The Partnership’s business may be conducted under any other name or names as determined by the General Partner. The words “Limited Partnership,” “L.P.,” “Ltd.,” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners and BUC Holders of any such change in the next regular communication to the Limited Partners and BUC Holders.

Section 2.02. Principal Office and Name and Address of Resident Agent. The address of the principal office and place of business of the Partnership, unless hereafter changed by the General Partner, shall be

Suite 400, 1004 Farnam Street, Omaha, Nebraska 68102. Notification of any change in the Partnership’s principal office and place of business shall be promptly given by the General Partner to the Limited Partners and BUC Holders. The name and address of the ~~initial~~ resident agent of the Partnership in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The resident agent may be changed by the General Partner.

Section 2.03. Purpose. The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold, and dispose of any corporation, partnership, joint venture, limited liability company, or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a subsidiary of the Partnership; provided that, the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may decline to propose or approve, the conduct by the Partnership of any business free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner or BUC Holder and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby, or under the Act or any other law, rule, or regulation or at equity. For greater clarity and not by way of limitation, the purpose of the Partnership ~~is to acquire, hold, sell~~includes the acquisition, holding, selling, and otherwise ~~deal~~dealing with tax-exempt mortgage ~~bonds~~Bonds and other tax-exempt instruments backed by multifamily residential properties. ~~The Partnership will pursue its purpose in order (i) to preserve and protect the Partnership’s capital, (ii) to provide regular cash distribution to the BUC Holders and (iii) to provide a potential for an enhanced federally tax-exempt yield from Contingent Interest payable from the net cash flow from the Properties and from the net proceeds of a sale or refinancing of the Properties. The~~In this regard, and not by way of limitation, the Partnership is authorized to hold Mortgage Investments ~~and~~, Tax Exempt Investments, and Other Investments, to foreclose on Properties secured by Mortgage Investments, to sell all or a portion of its interest in a Mortgage Investment, Tax Exempt Investment, or Other Investment, and to reinvest the proceeds therefrom in additional Mortgage Investments ~~or~~, Tax Exempt Investments, or Other Investments on such terms and conditions as the General Partner shall determine in its sole discretion ~~and to engage in any and all acts necessary, appropriate, advisable or incidental to its purpose and to the conduct of its business~~.

Section 2.04. Term. The term of the Partnership ~~began on the date of~~commenced upon the filing of the Certificate in accordance with the Act and shall continue in ~~full force and effect until December 31, 2050 or until sooner dissolved pursuant to the provisions of this Agreement~~existence until the dissolution of the Partnership in accordance with the provisions of Article VIII of this Agreement. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate as provided in the Act.

ARTICLE III

PARTNERS AND CAPITAL

Section 3.01. General Partner.

(a) The name, address, and Capital Contribution of the General Partner ~~(which shall be measured by its capital account in the Prior Partnership on the Merger Date)~~ are set forth in Schedule A. The General Partner, as such, shall not be required to make any additional Capital Contribution to the Partnership, except as provided in paragraph (b) of this Section 3.01.

(b) Upon the dissolution and termination of the Partnership, the General Partner will contribute to the Partnership an amount equal to the lesser of (i) any deficit balance in its Capital Account or (ii) the excess of

(A) 1.01% of the Capital Contributions of the Limited Partners to the Partnership (including the Capital Contribution of the Initial Limited Partner made on behalf of the BUC Holders) over (B) the amount of previous Capital Contributions made by the General Partner to the Partnership.

Section 3.02. Limited Partner. The name, address, and Capital Contribution of the Limited Partner ~~(which initially shall be measured by its capital account in the Prior Partnership on the Merger Date)~~ are as set forth in Schedule A. The Capital Contribution made by the Initial Limited Partner shall be deemed to have been made on behalf of, and as trustee for, the BUC Holders. Neither the Initial Limited Partner nor the BUC Holders shall be required to make any additional Capital Contribution to the Partnership. Other than to serve as Initial Limited Partner, the Initial Limited Partner shall have no other business purpose and shall not engage in any other activity or incur any debts. The Initial Limited Partner agrees not to amend its articles of incorporation with respect to the incurrence of debt without the written Consent of a majority in interest of the BUC Holders.

Section 3.03. Partnership Capital.

(a) No ~~Partner or~~ BUC Holder shall be paid interest on any Capital Contribution.

(b) Except as specifically provided in Section ~~6.03,~~6.03 and 6.04, or as provided pursuant to the terms of any Partnership Security authorized to be issued by the Partnership pursuant to Sections 5.02(a)(iii) and 5.02(d) hereof, the Partnership shall not be required to redeem or repurchase any Partnership Interest or BUC and no Partner or BUC Holder shall have the right to withdraw, or receive any return of, his Capital Contribution. Under circumstances requiring a return of any Capital Contribution, no ~~Limited~~ Partner or BUC Holder will have the right to receive property other than cash.

(c) No ~~Limited Partner or~~ BUC Holder shall have any priority over any other Limited Partner or BUC Holder as to the return of his Capital Contribution or as to distributions.

(d) The General Partner shall have no liability for the repayment of the Capital Contributions.

Section 3.04. Liability of Partners and BUC Holders. No Limited Partner or BUC Holder shall be required to lend any funds to the Partnership or, after his Capital Contribution has been paid, to make any further Capital Contribution to the Partnership. The liability of any Limited Partner or BUC Holder for the losses, debts, liabilities and obligations of the Partnership shall, so long as the Limited Partner or BUC Holder complies with Section 5.01(b), be limited to his Capital Contribution and his share of any undistributed Income of the Partnership. Notwithstanding the foregoing, it is possible that, under applicable law, a Limited Partner or BUC Holder may be liable to the Partnership to the extent of previous distributions made to such Limited Partner or BUC Holder if such distributions have caused the liabilities of the Partnership to exceed the fair value of its assets. To the extent that the Initial Limited Partner is required by law to return any distributions or repay any amount, each BUC Holder who has received any portion of such distributions agrees, by virtue of accepting such distribution, to pay his proportionate share of such amount to the Initial Limited Partner immediately upon Notice by the Initial Limited Partner to such BUC Holder. In lieu of requiring return of such distributions from BUC Holders, the General Partner may withhold future distributions of Net Interest Income, Net Residual Proceeds or Liquidation Proceeds until the amount so withheld equals the amount of the distributions the Initial Limited Partner is required to repay or return regardless of whether the BUC Holders entitled to receive such distribution were the same BUC Holders who actually received the distribution required to be returned. In the event that the Initial Limited Partner is determined to have unlimited liability for losses, debts, liabilities and obligations of the Partnership, nothing set forth in this Section shall be construed to require BUC Holders to assume any portion of such liability.

Section 3.05. Splits and Combinations.

(a) Subject to Section 3.05(d), the Partnership may make a pro rata distribution of Partnership Securities to all BUC Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same percentage interest in the Partnership as before such event, and any amounts calculated on a per BUC basis or stated as a number of BUCs are proportionately adjusted.

(b) Whenever such a distribution, subdivision, or combination of Partnership Securities is declared, the General Partner shall select a record date as of which the distribution, subdivision, or combination shall be effective and shall send notice thereof at least 20 days prior to such record date to each BUC Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each BUC Holder after giving effect to such distribution, subdivision, or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) Promptly following any such distribution, subdivision, or combination, the Partnership may issue certificates or other evidence of the issuance of uncertificated BUCs in book entry form, to the BUC Holders and other holders of Partnership Securities as of the applicable record date representing the new number of Partnership Securities held by such holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a BUC Holder or other holder of Partnership Securities of such new certificate or other evidence of the issuance of uncertificated BUCs, the surrender of any certificate or other evidence of the issuance of uncertificated BUCs held by such holder immediately prior to such record date.

(d) The Partnership shall not issue fractional BUCs upon any distribution, subdivision, or combination of BUCs. If a distribution, subdivision, or combination of BUCs would result in the issuance of fractional BUCs but for the provisions of this Section 3.05(d), each fractional BUC shall be rounded to the nearest whole BUC (and a 0.5 BUC shall be rounded to the next higher BUC).

Section 3.06. Fully Paid and Non-Assessable Nature of Limited Partnership Interests. All Limited Partnership Interests issued pursuant to and in accordance with the requirements of this Agreement shall be fully paid and non-assessable Limited Partnership Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 of the Act.

ARTICLE IV

DISTRIBUTIONS OF CASH;

ALLOCATIONS OF INCOME AND LOSS

Section 4.01. Distributions of Net Interest Income.

(a) On each Distribution Date, all Net Interest Income (Tier 1 and Tier 3) with respect to the related Distribution Period will be distributed 99% to the Limited Partners and BUC Holders as a class and 1% to the General Partner.

(b) On each Distribution Date, all Net Interest Income (Tier 2) will be allocated 75% to the Limited Partners and BUC Holders as a class and 25% to the General Partner.

Section 4.02. Distributions of Net Residual Proceeds and of Liquidation Proceeds.

(a) On each Distribution Date, all amounts representing Net Residual Proceeds (Tier 1 and Tier 3) will be distributed 100% to the Limited Partners and BUC Holders as a class.

(b) On each Distribution Date, all distributions of Net Residual Proceeds (Tier 2) will be allocated 75% to the Limited Partners and BUC Holders as a class and 25% to the General Partner.

(c) All Liquidation Proceeds shall be applied and distributed in the following amounts and order of priority:

(i) to the payment of the amounts and the establishment of the reserves provided for in Section 8.02(b);

(ii) to the Partners and BUC Holders in accordance with the positive balances in their respective Capital Accounts until such accounts are reduced to zero; and

(iii) then to the Partners and BUC Holders giving effect to the provisions of Section 4.02(a) as if such Liquidation Proceeds constituted Net Residual Proceeds for purposes of such Section.

Section 4.03. Allocation of Income and Loss From Operations.

(a) Income and Loss shall be determined in accordance with the accounting methods followed by the Partnership for federal income tax purposes and otherwise in accordance with generally accepted accounting principles. For purposes of determining the Income, Loss, tax credits or any other items allocable to any period, Income, Loss, tax credits and any such other items shall be determined on a daily, monthly or other basis, as determined by the General Partner using any permissible method under Section 706 of the Code and the Regulations thereunder. An allocation to a Partner of a share of Income or Loss under this Section 4.03 shall be treated as an allocation to such Partner of the same share of each item of income, gain, loss, deduction and credit that is taken into account in computing such Income and Loss.

(b) Subject to the provisions of Sections 4.03(c) and (d) and 5.04(m), Income and Loss for each Distribution Period not arising from the sale or other disposition of a Mortgage Investment or Tax Exempt Investment or the liquidation of the Partnership shall be allocated 1% to the General Partner and 99% to the Limited Partners and the BUC Holders as a class.

(c) Notwithstanding any provision hereof to the contrary, if a Partner has a deficit Capital Account balance as of the last day of any fiscal year, then all items of Income for such fiscal year shall be first allocated to such Partner in the amount and in the manner necessary to eliminate such deficit Capital Account balance.

(d) Notwithstanding any other provision of this Agreement, all allocations of Income and Loss shall be subject to and interpreted in accordance with Section 704 of the Code to the extent applicable. The foregoing allocations are intended to comply with Section 704 of the Code and the Regulations thereunder and shall be interpreted consistently therewith.

Section 4.04. Allocation of Income and Loss Arising From a Repayment, Sale or Liquidation.

(a) Subject to Section 4.03(c), Income arising from a Repayment or a sale or other disposition of a Mortgage Investment or Tax Exempt Investment or from the liquidation of the Partnership assets shall be allocated (i) first, to the General Partner in an amount equal to the Net Residual Proceeds distributed to the General Partner from the transaction pursuant to Section 4.02 and (ii) second, the balance to the Limited Partners and the BUC Holders as a class.

(b) Loss arising from a Repayment or a sale or other disposition of a Mortgage Investment or Tax Exempt Investment or from the liquidation of Partnership assets shall be allocated among the Partners (including the Initial Limited Partner on behalf of the BUC Holders) in the same manner as Net Residual Proceeds or Liquidation Proceeds are allocated among the Partners pursuant to Section 4.02.

Section 4.05. Determination of Allocations and Distributions Among Limited Partners and BUC Holders.

(a) As of each Monthly Record Date during the term of the Partnership, a determination shall be made of the amount of Income and Loss which, under the Partnership’s method of accounting, is properly attributable to the month to which such Monthly Record Date relates and which was allocable to the Limited Partners and BUC Holders as a class in accordance with Sections 4.04 and 4.05.

(b) As of the last day of each Distribution Period during the term of the Partnership, a determination shall be made of the amount of Net Interest Income and Net Residual Proceeds available to the Partnership during such Distribution Period which was allocated for distribution to the Limited Partners and BUC Holders in accordance with Sections 4.01 and 4.02; provided, however, that the General Partner may elect to make the determination under this Section 4.05(b) as of each Monthly Record Date.

(c) All allocations to the Limited Partners and the BUC Holders as a class pursuant to Section 4.03 shall be made on a monthly basis among the Limited Partners or BUC Holders who held of record a Limited Partnership Interest or BUC as of the Monthly Record Date in the ratio that (i) the number of Limited Partnership Interests or BUCs held of record by each such Limited Partner or BUC Holder as of the Monthly Record Date bears to (ii) the aggregate number of Limited Partnership Interests and BUCs outstanding on each such Monthly Record Date.

(d) All allocations to the Limited Partners and the BUC Holders as a class pursuant to Section 4.04 shall be made among the Limited Partners or BUC Holders of record on the Monthly Record Date for the month during which the Income or Expense arose from a Repayment, sale or other liquidation of a Mortgage Investment or Tax Exempt Investment or liquidation of the Partnership, in the ratio that (i) the number of Limited Partnership Interests or BUCs held of record by each such Limited Partner or BUC Holder on such Monthly Record Date bears to (ii) the number of Limited Partnership Interests or BUCs outstanding on such Monthly Record Date.

(e) Net Interest Income and Net Residual Proceeds will be allocated to the Limited Partners or BUC Holders of record on the last day of the Distribution Period (or, if the General Partner so elects, on each Monthly Record Date during such Distribution Period) in the ratio that (i) the number of Limited Partnership Interests or BUCs owned of record by each such Limited Partner or BUC Holder on each such date bears to (ii) the number of Limited Partnership Interests or BUCs outstanding on such date.

Section 4.06. Capital Accounts. A separate Capital Account shall be maintained and adjusted for each Partner in accordance with the Code and the Regulations. There shall be credited to each Partner’s Capital Account the amount of such Partner’s Capital Contribution ~~(equal to the amount of its capital account on the books and records of the Prior Partnership as of the Merger Date)~~ and such Partner’s share of Income; and there shall be charged against each Partner’s Capital Account the amount of such Partner’s share of Loss and cash distributions. The Initial Limited Partner’s Capital Account shall be subdivided into separate Capital Accounts to reflect the interest of each BUC Holder. Any items credited or charged to the BUC Holders shall be reflected in the Capital Account of the Initial Limited Partner and in the subaccounts reflecting the interest of each BUC Holder. Any person who acquires a Limited Partnership Interest or a BUC from a Limited Partner or BUC Holder shall have a Capital Account equal to the Capital Account of the Limited Partner or BUC Holder from which such Limited Partnership Interest or BUC was acquired.

Section 4.07. Rights to Distributions. Each holder of Partnership Interests and BUCs shall look solely to the assets of the Partnership for all distributions with respect to the Partnership, his Capital Contributions and his share of Net Interest Income, Net Residual Proceeds and Liquidation Proceeds and, except as provided in Section 3.01(b), shall have no recourse therefor, upon dissolution or otherwise, against the General Partner or the Initial Limited Partner. No Partner or BUC Holder shall have any right to demand or receive property other than cash upon dissolution and termination of the Partnership. All distributions pursuant to this Article IV are subject to the provisions of Section 3.04.

ARTICLE V

RIGHTS, OBLIGATIONS AND POWERS

OF THE GENERAL PARTNER

Section 5.01. Management of the Partnership.

(a) The General Partner, within the authority granted to it under this Agreement, shall have full, complete and exclusive discretion to manage and control the business of the Partnership and to carry out the purposes of the Partnership. In so doing, the General Partner shall use its best efforts to take all actions necessary or appropriate to protect the interests of the Limited Partners and the BUC Holders. All decisions made for and on behalf of the Partnership by the General Partner shall be binding upon the Partnership.

Except as otherwise provided in this Agreement, the General Partner shall have all the rights and powers and shall be subject to all the restrictions and liabilities of a partner in a partnership without limited partners.

(b) No Limited Partner or BUC Holder shall take part in the management or control of the business of the Partnership or transact any business in the name of the Partnership. No Limited Partner or BUC Holder shall have the power or authority to bind the Partnership or to sign any agreement or document in the name of the Partnership. No Limited Partner or BUC Holder shall have any power or authority with respect to the Partnership except insofar as the vote or Consent of the Limited Partners or BUC Holders shall be expressly required or permitted by this Agreement.

Section 5.02. Authority of the General Partner.

(a) Subject to Sections 5.03 and 5.04, but otherwise without in any way limiting the power and authority conferred on the General Partner by Section 5.01(a), the General Partner, for and in the name and on behalf of the Partnership, is hereby authorized, without limitation:

(i) to acquire, hold, refund, reissue, remarket, securitize, transfer, foreclose upon, sell or otherwise deal with the Mortgage Investments ~~and~~, Tax Exempt Investments, and Other Investments (provided~~,~~ that, the acquisition by the Partnership of any Tax Exempt Investment or Other Investment may not cause the aggregate book value of all Tax Exempt Investments plus Other Investments then held by the Partnership to exceed 25% of the total assets of the Partnership) and to negotiate, enter into, and deliver any and all agreements, documents and instruments of any nature whatsoever with respect thereto on such terms, and subject to such conditions, as it determines in its sole discretion;

(ii) to acquire by purchase, lease, exchange or otherwise any real or personal property to be used in connection with the business of the Partnership, including any Property acquired through foreclosure of a mortgage securing a Mortgage Investment; provided, however, that, no property may be acquired from the General Partner or its Affiliates except for goods and services provided subject to the restrictions of Section 5.03;

(iii) to issue additional BUCs and Partnership Securities, and to borrow money and issue evidences of indebtedness and to secure the same by a pledge, lien, mortgage or other encumbrance on any assets of the Partnership and to apply ~~to~~the proceeds of such transactions to the acquisition of Mortgage Investments ~~and~~, Tax Exempt Investments, or Other Investments, or such other proper Partnership purpose as the General Partner shall determine in its sole discretion;

(iv) to issue or cause the Partnership to issue BUCs, or options to purchase or rights, warrants, or appreciation rights relating to BUCs, in connection with or pursuant to any employee benefit plan, employee program, or employee practice maintained or sponsored by the General Partner, the Partnership, or any of their Affiliates, in each case for the benefit of employees of the General Partner, the Partnership, or any Affiliate of either of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership;

(v)~~(iv)~~ to employ agents, accountants, attorneys, consultants and other Persons that are necessary or appropriate to carry out the business and operations of the Partnership and to pay fees, expenses and other compensation to such Persons; provided~~,~~ that, if such Persons are Affiliates of the General Partner, the terms of such employment shall be subject to the restrictions of Section 5.03;

(vi)~~(v)~~ to pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend or compromise, upon such terms as it may determine and upon such evidence as it may deem sufficient, any obligation, suit, liability, cause of action or claim, including taxes, either in favor of or against the Partnership;

(vii)~~(vi)~~ except as otherwise expressly provided herein, to determine the appropriate accounting method or methods to be used by the Partnership;

(viii)~~(vii)~~ except as prohibited by this Agreement, to cause the Partnership to make or revoke any of the elections referred to in the Code or any similar provisions enacted in lieu thereof, including, but not limited to, those elections provided for in Code Sections 108, 709 and 1017;

(ix)~~(viii)~~ to amend the Certificate ~~or this Agreement to reflect the addition or substitution of Partners and to amend~~and this Agreement as provided in Section 12.03;

(x)~~(ix)~~ to deal with, or otherwise engage in business with, or provide services to and receive compensation therefor from, any Person who has provided or may in the future provide any services to, lend money to, sell property to or purchase property from the General Partner or any of its Affiliates;

(xi)~~(x)~~ to obtain loans from the General Partner or its Affiliates, provided that the requirements of Section 5.03(d)(iii) are met;

(xii)~~(xi)~~ to establish and maintain the Reserve in such amounts as it deems appropriate from time to time and to increase, reduce or eliminate the Reserve as it deems appropriate from time to time;

(xiii)~~(xii)~~ to invest all funds not immediately needed in the operation of the business, including~~,~~ but not limited to~~,~~ (A) Capital Contributions, (B) the Reserves, or (C) Net Interest Income and Net Residual Proceeds prior to their distribution to the Partners and BUC Holders or their reinvestment in Mortgage Investments ~~and~~, Tax Exempt Investments, and Other Investments;

(xiv)~~(xiii)~~ to acquire BUCs for the account of the Partnership in the secondary trading market, provided that the BUCs are listed on The ~~Nasdaq~~NASDAQ Stock Market or ~~a~~another national securities exchange and to cause such BUCs to be cancelled;

(xv) subject to Sections 5.04(c) and 5.04(i), to dispose, sell, exchange, or transfer (including by way of a spin-off, split-off, or split-up transaction), in a single transaction or series of transactions, all or any portion of the assets of the Partnership at such prices, amounts, or other consideration, and whether for cash, securities, or other property, and upon such other terms as the General Partner, in its sole discretion, deems necessary and proper;

(xvi) to lend money for Partnership purposes to Persons, other than the General Partner and Affiliates of the General Partner, whether or not the interest on any such loan is exempt from federal income taxation, upon such terms and conditions as the General Partner shall determine; provided that, any such loan made pursuant to this paragraph shall be fully secured by a mortgage on real estate; and

(xvii)~~(xiv)~~ to engage in any kind of activity and to enter into, perform and carry out contracts of any kind necessary or incidental to, or in connection with, the accomplishment of the purposes of the Partnership.

(b) With respect to all of its obligations, powers and responsibilities under this Agreement, the General Partner is authorized to execute and deliver, for and on behalf of the Partnership, such notes and other evidences of indebtedness, contracts, trust instruments, agreements, assignments, deeds, loan agreements, mortgages, deeds of trust, leases and such other documents as it deems proper, all on such terms and conditions as it deems proper.

(c) No Person dealing with the General Partner shall be required to determine the General Partner’s authority to enter into any contract, agreement, or undertaking on behalf of the Partnership or to determine any facts or circumstances bearing upon the existence of such authority. Any Person dealing with the Partnership or the General Partner may rely upon a certificate signed by the General Partner as to:

(i) the identity of the General Partner or any BUC Holder or Limited Partner;

(ii) the existence or nonexistence of any fact or facts which constitute a condition precedent to acts by the General Partner or are in any other manner germane to the affairs of the Partnership;

(iii) the Persons who are authorized to execute and deliver any instrument or document by or on behalf of the Partnership; or

(iv) any act or failure to act by the Partnership or as to any other matter whatsoever involving the Partnership or any Partner.

(d) Each additional Partnership Security authorized to be issued pursuant to Section 5.02(a)(iii) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers, and duties (which may be senior to existing classes and series of Partnership Securities, including BUCs), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem the Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates, and assigned or transferred; and (vii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences, and privileges of such Partnership Security.

Section 5.03. Authority of General Partner and Its Affiliates To Deal With Partnership.

(a) The General Partner and its Affiliates may, and shall have the right to, provide goods and services to the Partnership (including the right to act as property manager of a Property or servicer of any Mortgage Investment), subject to the conditions set forth in Section 5.03(b).

(b) The General Partner and its Affiliates shall not have the right to contract or otherwise deal with the Partnership for the provision of goods and services, except for those dealings, contracts or provisions of services described in this Agreement. The provision of any goods and services by the General Partner or its Affiliates shall be part of its or their ordinary and ongoing business in which it or they have previously engaged, independent of the activities of the Partnership and such goods and services being provided shall be reasonable for and necessary to the Partnership, shall actually furnished to the Partnership and (except as provided in Section 5.05(f) hereof) shall be provided at the lower of the actual cost of such goods or services or the competitive price charged for such goods or services by independent parties for comparable goods and services in the same geographic location and the provision of such goods and services in all other respects meets the requirements of Section 5.03(c) and (d). The costs of verifying that the amounts paid to the General Partner or its Affiliates for such goods and services meet the foregoing standard may be reimbursed to the General Partner or its Affiliates only to the extent that, when added to the costs of such goods and services rendered, such sum does not exceed the competitive rate for such goods and services.

(c) All goods and services provided by the General Partner or any Affiliates pursuant to Section 5.03(b) shall be rendered pursuant to this Agreement or a written contract, which contract precisely describes the services to be rendered and all compensation to be paid and shall contain a clause allowing termination without penalty on 60 days’ Notice to the General Partner by the vote of the majority in interest of the Limited Partners and the BUC Holders (the Initial Limited Partner acting according to direction of the BUC Holders). Any payment made to the General Partner or any Affiliate for such goods and services shall be fully disclosed to all Limited Partners and BUC Holders in the reports required under this Agreement. Neither the General Partner nor any Affiliate shall, by the making of lump sum payments to any other Person for disbursement by such other Person, circumvent the provisions of Section 5.03(b), (c) or (d).

(d) The General Partner is prohibited from entering into any agreements, contracts or arrangements on behalf of the Partnership with the General Partner or any Affiliate of the General Partner under which:

(i) the General Partner or any Affiliate shall be given an exclusive right to sell, or exclusive employment to sell, a Property;

(ii) the Partnership lends money to the General Partner or any Affiliate of the General Partner; or

(iii) the General Partner or any Affiliate of the General Partner makes a loan to the Partnership which provides for a prepayment penalty or provides for an interest rate or other finance charges and fees which are in excess of the lesser of (A) amounts charged by unrelated banks on comparable loans to the Partnership or (B) the same rate as the General Partner or such Affiliate paid to obtain the funds to make the loan to the Partnership.

(e) Notwithstanding any provisions of this Section 5.03, neither the General Partner nor any of its Affiliates shall:

(i) receive any rebate or give-up, or participate in any reciprocal arrangement, which would circumvent the provisions of this Section 5.03; or

(ii) receive any compensation for providing insurance brokerage services to the Partnership; or

(iii) charge the Partnership for, or take from any other Person, any program management, real estate brokerage or mortgage servicing fee with respect to Partnership property or assets.

(f) Nothing in this Section 5.03 shall prevent an Affiliate of the General Partner from acquiring and holding debt securities or other interests secured by a Property, provided that the Mortgage Investment held by the Partnership that is secured by the same Property may not be junior or subordinate to the interest held by such Affiliate.

Section 5.04. General Restrictions on Authority of the General Partner. In exercising management authority and control of the Partnership, the General Partner, on behalf of the Partnership and in furtherance of the business of the Partnership, shall have the authority to perform all acts which the Partnership is authorized to perform. However, the General Partner shall not have any authority to:

(a) perform any act in violation of this Agreement or any applicable law or regulation thereunder;

(b) do any act required to be approved or ratified by the Limited Partners under the Act without Consent of the Limited Partners or the BUC Holders, unless the right to do so is expressly otherwise given in this Agreement;

(c) sell or otherwise dispose of all or substantially all of the assets of the Partnership in a single transaction without the Consent of a majority in interest of the Limited Partners (including the Initial Limited Partner acting on behalf of the BUC Holders) as provided in Section 10.02(a)(ii); provided, however, that this subsection (c) shall not apply to (i) the transfer of Mortgage Investments to a trust in connection with the securitization thereof or to the sale of any interest in such trust, or (ii) the sale of Partnership assets in connection with the liquidation thereof after the dissolution of the Partnership;

(d) borrow money from the Partnership;

(e) dissolve the Partnership without the Consent of a majority in interest of the Limited Partners (including the Initial Limited Partner acting on behalf of the BUC Holders) as provided in Section 10.02(a)(iii);

(f) possess Partnership property, or assign the Partnership’s rights in specific Partnership property, for other than a Partnership purpose;

(g) admit a Person as a General Partner, except as provided in this Agreement;

(h) admit a Person as a Limited Partner, except as provided in this Agreement;

(i) sell, lease or lend Partnership assets to the General Partner or any Affiliate of the General Partner or purchase or lease property from the General Partner or its Affiliates, except as permitted by Section 5.02(a)(i);

(j) underwrite the securities of other issuers;

(k) do any act which would make it impossible to carry on the ordinary business of the Partnership;

(l) knowingly perform any act that would subject any Limited Partner or BUC Holder to liability as a general partner in any jurisdiction;

(m) allocate any Income or Loss (or any item thereof) to any Partner or BUC Holder if, and only to the extent that, such allocation will cause the determinations and allocations of Income or Loss (or any item thereof) provided for in Article IV hereof not to be permitted by Section 704(b) of the Code and the Regulations promulgated thereunder;

(n) confess a judgment against the Partnership;

~~(o) issue equity securities with rights and privileges senior to those of the BUCs;~~

(o) ~~(p)~~ make loans to the Partnership or accept loans on behalf of the Partnership from the General Partner or any Affiliates of the General Partner, except as provided in Section 5.03(d)(iii);

(p) ~~(q)~~ amend this Agreement, except to the extent the right to amend this Agreement is expressly provided for in other provisions of this Agreement; or

(q) ~~(r)~~ invest Partnership funds in (i) ~~securities of other issuers, except for Mortgage Investments, Tax Exempt Investments and temporary investments pursuant to Section 5.02(a)(xii), (ii)~~ land contracts, or (~~iii~~ii) unimproved real estate not associated with a Property.

Section 5.05. Compensation and Fees.

(a) The Partnership will pay the General Partner an Administrative Fee equal to 0.45% per annum of the outstanding principal balance of any Mortgage Investment ~~or~~, Tax Exempt Investment, or Other Investment for which an unaffiliated party is not obligated to pay an “administrative fee” to the General Partner under the terms of such Mortgage Investment ~~of~~, Tax Exempt Investment, or Other Investment. The Administrative Fee will be payable in equal monthly installments in arrears based on the average outstanding principal balance of such Mortgage Investments ~~or~~, Tax Exempt Investments, or Other Investments held by the Partnership during the previous month.

(b) Subject to Section 5.05(c), the Partnership will reimburse the General Partner or its Affiliates on a monthly basis for the actual out-of-pocket costs of direct telephone and travel expenses incurred by them on Partnership business, direct out-of-pocket fees, expenses and charges paid by them to third parties for rendering legal, auditing, accounting, bookkeeping, computer, printing and public relations services, expenses of preparing and distributing reports to Limited Partners and BUC Holders, an allocable portion of the salaries and fringe benefits of employees of AFCA or its Affiliates, insurance premiums (including premiums for liability insurance which will cover the Partnership, the General Partner and its general partner), the cost of compliance with all state and federal regulatory requirements and stock exchange or NASDAQ listing fees and charges and other payments to third parties for services rendered to the Partnership.

(c) The Partnership will not reimburse the General Partner or its Affiliates for the travel expenses of the president of the general partner of the General Partner or for any items of general overhead, including, but not limited to, rent, utilities or the use of computers, office equipment or other capital items owned by the General Partner or its Affiliates. The Partnership will not reimburse the General Partner or its general partner for any salaries or fringe benefits of any partner of the General Partner or of the officers or board of managers of its general partner regardless of whether such persons provide services to the Partnership.

(d) The Accountants will verify on the basis of generally accepted auditing standards that any amounts reimbursed by the Partnership pursuant to Section 5.05(c) were incurred by the General Partner or its Affiliates in connection with the conduct of the business and affairs of the Partnership or the acquisition and management of its assets and were permissible reimbursements pursuant to Section 5.05(c).

(e) In the event the Partnership becomes the equity owner of a Property, due to the foreclosure of a Mortgage Investment or otherwise, the Partnership will pay the General Partner an administrative fee of 0.45% of the principal amount of the Mortgage Investment relating to such Property and may pay the General Partner or an Affiliate a reasonable property management fee in the event the General Partner deems it to be in the best interest of the Partnership that it take over active management of the Property.

Notwithstanding anything in Section 5.03, the General Partner may charge a property management fee not to exceed the lesser of (i) the competitive price charged for multifamily property management services by independent parties in the same geographic area as the managed Property or (ii) 5% of the gross revenues of the managed Property, irrespective of the General Partner’s or such Affiliates cost for providing such services.

(f) Except as provided in this Agreement, the General Partner will receive no compensation from the Partnership.

Section 5.06. Duties and Obligations of the General Partner.

(a) The General Partner shall devote to the affairs of the Partnership such time as it deems necessary for the proper performance of its duties under this Agreement, but neither the General Partner, its general partner nor any officer or manager of its general partners shall be expected to devote full time to the performance of such duties.

(b) The General Partner shall take such action as may be necessary or appropriate for the classification of the Partnership as a partnership for federal income tax purposes and for the continuation of the Partnership’s valid existence under the laws of the State of Delaware and in order to qualify the Partnership under the laws of any jurisdiction in which the Partnership is doing business or in which such qualification is necessary or appropriate to protect the limited liability of the Limited Partners and BUC Holders or in order to continue in effect such qualification. The General Partner shall file or cause to be filed for recordation in the office of the appropriate authorities of the State of Delaware, and in the proper office or offices in each other jurisdiction in which the Partnership is qualified, such certificates, including limited partnership and fictitious name certificates, and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction.

(c) The General Partner shall prepare or cause to be prepared and shall file on or before the due date (or any extension thereof) any federal, state or local tax returns required to be filed by the Partnership. The General Partner shall cause the Partnership to pay any taxes payable by the Partnership.

(d) The General Partner shall have ~~fiduciary~~ responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in the General Partner’s possession or control. The General Partner shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Partnership. The General Partner shall take all steps necessary to insure that the funds of the Partnership are not commingled with the funds of any other entity. The General Partner owes the same ~~fiduciary duty~~duties under this Agreement to the BUC Holders as the General Partner owes to the Limited Partners under this Agreement.

Section 5.07. Delegation of Authority. Subject to the provisions of this Article V, the General Partner may delegate all or any of its powers, rights and obligations under this Agreement and may appoint, employ, contract or otherwise deal with any Person for the transaction of the business of the Partnership, which Person may, under supervision of the General Partner, perform any acts or services for the Partnership as the General Partner may approve. Notwithstanding any such delegation, the General Partner shall remain liable for any acts or omissions by such Person under the standards of responsibility for the General Partner set forth herein.

Section 5.08. Other Activities. The General Partner and its Affiliates may engage in or possess interests in other business ventures of every kind and description for their own accounts, including, without limitation, serving as general partner of other partnerships which own, either directly or through interests in other partnerships, investments similar in nature to the Mortgage Investments ~~and~~, Tax Exempt Investments, and Other Investments. Neither the Partnership nor the Partners or BUC Holders shall have any rights by virtue of this Agreement in or to such other business ventures or to the income or profits derived therefrom, and the pursuit of such ventures, even if competitive with the business of the Partnership, shall not be deemed wrongful, improper, or a breach of ~~fiduciary~~any duty under this Agreement.

Section 5.09. Limitation on Liability of the General Partner and Initial Limited Partner; Indemnification.

(a) Neither the General Partner, the Initial Limited Partner nor their Affiliates (including the officers, managers and members of the general partner of AFCA) shall be liable, responsible or accountable in damages or otherwise to the Partnership or to any of the Limited Partners or BUC Holders for any act or omission performed or omitted by such General Partner or Initial Limited Partner in good faith and in a manner reasonably believed by it to be within the scope of the authority granted to it by this Agreement and in the best interests of the Partnership~~, provided that such General Partner’s or Initial Limited Partner’s conduct did not constitute Cause~~. The Partnership shall indemnify and hold harmless the General Partner, the Initial Limited Partner and their Affiliates (including the officers, managers and members of the general partner of AFCA) (each, an “Indemnitee,” and collectively, the “Indemnitees”) against and for any loss, liability or damage incurred by any of them or the Partnership by reason of any act performed or omitted to be performed by any of them in connection with the business of the Partnership, including all judgments, costs and attorneys’ fees (which attorneys’ fees may be paid as incurred, except as provided in 5.09(b)) and any amounts expended in settlement of any claims of liability, loss or damage~~, provided that the indemnified Person’s conduct did not constitute~~; provided that, the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 5.09(a), the Indemnitee’s conduct constituted Cause. The satisfaction of any indemnification obligation shall be from and limited to Partnership assets, and no Limited Partner or BUC Holder shall have any personal liability on account thereof. The termination of any action, suit or proceeding, by judgment or settlement, shall not, of itself, create a presumption that the ~~indemnified Person~~Indemnitee did not act in good faith and in a manner which is reasonably believed to be in or not opposed to the best interest of the Partnership. Any indemnification under this subsection, unless ordered by a court, shall be made by the Partnership only upon a determination by independent legal counsel in a written opinion that indemnification of the ~~indemnified Person~~Indemnitee is proper in the circumstances because he has met the applicable standard of conduct set forth in this Agreement. Notwithstanding any provision of this subsection to the contrary, the General Partner shall be presumed to be personally liable to creditors for the debts of the Partnership.

(b) Notwithstanding the provisions of Section 5.09(a), neither the General Partner, the Initial Limited Partner nor any officer, director, manager, partner, member, employee, agent, Affiliate, subsidiary or assign of the General Partner, the Initial Limited Partner or the Partnership shall be indemnified with regard to any liability, loss or damage incurred by them in connection with any claim or settlement involving allegations that the Securities Act of 1933, as amended, or any state securities laws were violated by the General Partner or by any such other Person unless: (i)(A) the General Partner or other Persons seeking indemnification are successful in defending such action on the merits of each count involving such violation, (B) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction or (C) a court of competent jurisdiction approves a settlement of such claims; and (ii) such indemnification is specifically approved by a court of law which shall have been advised as to the then current position of the Securities and Exchange Commission regarding indemnification for violations of securities laws.

(c) Except as expressly set forth in this Agreement, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner, BUC Holder, or assignee, and the provisions of this Agreement, to the extent they restrict, eliminate, or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.

Section 5.10. Special Amendments to the Agreement.

(a) Any provision to the contrary herein notwithstanding, the General Partner may, without the Consent of the Limited Partners or BUC Holders, amend Sections 4.03, ~~4.04~~4.04, and 4.05 of this Agreement on the advice of Counsel or the Accountants and upon Notice to the Limited Partners and BUC Holders mailed 10 days prior to the proposed effectiveness of such amendment (unless earlier effectiveness is required by law) to the extent necessary to ensure compliance with the Code and Regulations then in effect, provided that such amendments do not materially adversely affect the interests of the Limited Partners and BUC Holders in the sole determination of the General Partner.

(b) New allocations made by the General Partner in reliance upon the advice of Counsel or the Accountants pursuant to Section 5.10(a) shall be deemed to be made pursuant to the ~~fiduciary obligation~~duties and obligations of the General Partner to the Partnership, the Limited Partners, and the BUC Holders under this Agreement, and no such new allocation shall give rise to any claim or cause of action by any Limited Partner or BUC Holder.

(c) The General Partner may take such action as it deems necessary or appropriate, including action with respect to the manner in which BUCs are being or may be transferred or traded, in order to preserve the status of the Partnership as a partnership rather than an association taxable as a corporation for federal income tax purposes or to insure that BUC Holders will be treated as limited partners for federal income tax purposes.

ARTICLE VI

CHANGES IN GENERAL PARTNERS

Section 6.01. Withdrawal of General Partner. The General Partner shall not be entitled to voluntarily withdraw from the Partnership or to sell, transfer, or assign all or ~~a~~any portion of its Partnership Interest as General Partner unless a substitute General Partner has been admitted in accordance with the conditions of Section 6.02.

Section 6.02. Admission of a Successor or Additional General Partner. The General Partner may at any time designate additional Persons to be General Partners, whose Partnership Interest in the Partnership shall be such as shall be agreed upon by the General Partner and such additional General Partners, provided that the Partnership Interests of the Limited Partners and the BUC Holders shall not be reduced thereby. A Person shall be admitted as a General Partner of the Partnership only if each of the following conditions is satisfied:

(a) The admission of such Person shall have been Consented to by ~~a majority in interest of~~ the Limited Partners (including the Initial Limited Partner voting on behalf of the BUC Holders) ~~as a~~holding a majority of the Outstanding Limited Partnership Interests, voting as a single class;

(b) such Person shall have accepted and agreed to be bound by the terms and provisions of this Agreement by executing a counterpart hereof, and such documents or instruments as may be required or appropriate in order to effect the admission of such Person as a General Partner shall have been filed for recording, and all other actions required by law in connection with such admission shall have been performed;

(c) if such Person is a corporation, partnership, limited liability company, or other entity, it shall have provided the Partnership evidence satisfactory to Counsel of its authority to become a General Partner and to be bound by the terms and provisions of this Agreement; and

(d) the Partnership shall have received ~~an opinion~~a Withdrawal Opinion of Counsel, which also shall provide that the admission of such Person is in conformity with the Act and that none of the actions taken in connection with the admission of such Person is in violation of the Act.

Section 6.03. Removal of a General Partner. ~~Subject to Section 10.02, a majority in interest of the Limited Partners (including the Initial Limited Partner voting on behalf of the BUC Holders) acting together as a class, without the Consent or other action by the General Partner to be removed, may remove any General~~

~~Partner and, subject to the provisions of Sections 6.02 and 8.01(a), may elect a replacement therefor. After the Limited Partners vote to remove a General Partner pursuant to this Section 6.03, they shall provide the removed General Partner with Notice thereof, which Notice shall set forth the date upon which such removal is to become effective, which date shall be no earlier than the date upon which the General Partner receives such Notice.~~The General Partner may be removed if such removal is Consented to by the Limited Partners (including the Initial Limited Partner voting on behalf of the BUC Holders) holding at least 66 2/3% of the Outstanding Limited Partnership Interests (including Limited Partnership Interests held by the General Partner and its Affiliates), voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Limited Partners holding a majority of the Outstanding Limited Partnership Interests voting as a single class (including Limited Partnership Interests held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 6.02. Notwithstanding the foregoing, the right of the holders of Outstanding Limited Partnership Interests to remove the General Partner shall not exist or be exercised unless the Partnership has received a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 6.03 shall be subject to the provisions of Section 6.02.

Section 6.04. Interest of Departing General Partner and Successor General Partner.

(a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement, or (ii) removal of the General Partner by the holders of Outstanding Limited Partnership Interests under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 6.02 or 6.03, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase its General Partner Interest and all of its General Partner Distribution Rights (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the General Partner is removed by the Limited Partners under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 6.02 or 6.03, such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to purchase the Combined Interest for the fair market value of such Combined Interest of the Departing General Partner. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 5.05.

For purposes of this Section 6.04(a), the fair market value of the Departing General Partner’s Combined Interest shall be the sum of (i) the present value of future Administrative Fees and Net Interest Income which would be paid to the Departing General Partner if the General Partner would not have withdrawn or been removed, and (ii) the amount the Departing General Partner would receive upon dissolution and termination of the Partnership, assuming that such dissolution or termination occurred on the date of the withdrawal or removal, as the case may be, and the assets of the Partnership were sold for their then fair market value without any compulsion on the part of the Partnership to sell such assets. The fair market value of such Departing General Partner’s Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing General Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of BUCs on any national securities exchange on which BUCs are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner, and other factors it may deem relevant.

(b) If the Combined Interest is not purchased in the manner set forth in Section 6.04(a), the Departing General Partner (or its transferee) shall become a BUC Holder and its Combined Interest shall be converted into BUCs pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 6.04(a), without reduction in such BUCs (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a BUC Holder. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner into BUCs will be characterized as if the Initial Limited Partner (on behalf of the Departing General Partner (or its transferee)) contributed the Combined Interest to the Partnership in exchange for the newly issued BUCs for the account of the Departing General Partner.

(c) If a successor General Partner is elected in accordance with the terms of Section 6.02 or 6.03 and the option described in Section 6.04(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of (i) the GP Percentage Interest of the Departing General Partner, and (ii) the Net Agreed Value of the Partnership’s assets on such date. In such event, such successor General Partner shall be entitled to its share of all Partnership allocations and distributions to which the Departing General Partner was entitled, and the successor General Partner shall cause this Agreement to be amended to reflect its entitlement to such share of Partnership allocations and distributions.

(d) Notwithstanding any contrary provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and all the Limited Partnership Interests held by the General Partner and its Affiliates are not voted in favor of such removal, then the General Partner shall have the right to convert its General Partner Interest and its General Partner Distribution Rights into BUCs or receive cash in exchange therefor from the Partnership.

Section 6.05. ~~Section 6.04.~~ Effect of Incapacity of a General Partner.

(a) Upon the Incapacity of a General Partner, such General Partner shall immediately cease to be a General Partner. If the Incapacitated General Partner is not the sole General Partner, the business of the Partnership shall be continued by the remaining General Partner who shall immediately (i) give Notice to the Limited Partners and BUC Holders of such Incapacity and (ii) prepare such amendments to this Agreement and execute and file for recording such amendments or documents or other instruments necessary to reflect the assignment, transfer, termination or conversion (as the case may be) of the Partnership Interest of the Incapacitated General Partner. If the Incapacitated General Partner is the sole General Partner, the provisions of Section 8.01(a)(i) shall be applicable.

(b) Nothing in this Section ~~6.04~~6.05 shall affect any rights, including the rights to the payment of any fees under this Agreement, of the Incapacitated General Partner which matured or were earned prior to the Incapacity of such General Partner. Such Incapacitated General Partner shall remain liable for all obligations and liabilities incurred by it as General Partner before such Incapacity shall have become effective, but shall be free from any obligations or liability as General Partner incurred on account of the activities of the Partnership from and after the time such Incapacity shall have become effective.

(c) The Partnership Interest of an Incapacitated General Partner shall be converted into that of a Limited Partner with the same rights under Article IV as such Incapacitated General Partner has prior to its Incapacity to share in Income, Loss, Net Interest Income, Net Residual Proceeds and Liquidation Proceeds. However, any Incapacitated General Partner which becomes a Limited Partner pursuant to this paragraph

(c) shall not have the right to participate in the management of the affairs of the Partnership or to vote on any matter requiring the Consent of the Limited Partners and shall not be entitled to any portion of the Income, Loss, Net Interest Income, Net Residual Proceeds or Liquidation Proceeds payable to the class comprised of Limited Partners and BUC Holders. Notwithstanding the conversion of a Incapacitated General Partner’s Partnership Interest, a successor or remaining General Partner shall have the right, but not the obligation, to acquire the Partnership Interest of the Incapacitated General Partner at the then fair market value of such Partnership Interest The fair market value of the Incapacitated General Partner’s Partnership Interest shall be the sum of (i) the present value of future administrative fees and Net Interest Income which would be paid to the Incapacitated General Partner if the Incapacity had not occurred and (ii) the amount the Incapacitated General Partner would receive upon dissolution and termination of the Partnership, assuming that such dissolution or termination occurred on the date of the event causing the Incapacity and the assets of the Partnership were sold for their then fair market value without any compulsion on the part of the Partnership to sell such assets. The fair market value of such Partnership Interest shall be determined by agreement of the Incapacitated General Partner and the successor or remaining General Partner or, if they cannot agree, by arbitration in accordance with the then current rules of the American Arbitration Association. The expense of arbitration shall be borne equally by the Incapacitated General Partner and the successor or remaining General Partner.

(d) All parties hereto hereby agree to take all actions and to execute all documents necessary or appropriate to effect the foregoing provisions of this Section ~~6.04.~~6.05.

ARTICLE VII

TRANSFERABILITY OF BUCS AND LIMITED PARTNERS’ INTERESTS

Section 7.01. Free Transferability of BUCs.

(a) BUCs shall be issued in registered form only and shall be freely transferable (subject to compliance with federal or state securities law and Section 7.02 or 11.04 of this Agreement); provided, however, nothing in this Agreement shall impose any obligation on the General Partner, the Partnership, or any transfer agent to restrict or place conditions on the transfer of BUCs.

(b) BUCs may be transferred only on the books and records of the Partnership.

(c) A Person shall be recognized as a BUC Holder for all purposes on the books and records of the Partnership as of the day on which the General Partner (or other transfer agent appointed by the General Partner) receives evidence of the transfer of a BUC to such Person which is satisfactory to the General Partner. All BUC Holder rights, including voting rights, rights to receive distributions and rights to receive reports, and all allocations in respect of BUC Holders, including allocations of Income and Loss, will vest in, and be allocable to, each BUC Holder as of the close of business on such day.

(d) In order to record a transfer of a BUC on the Partnership’s books and records, the General Partner may require such evidence of transfer or assignment and authority of the transferor or assignor, including signature guarantees, and such additional documentation as the General Partner may determine.

(e) The General Partner is hereby authorized to do all things necessary in order to register the BUCs under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, pursuant to the rules and regulations of the Securities and Exchange Commission, to qualify the BUCs with state securities regulatory authorities or to perfect exemptions from qualification, to cause the BUCs to be listed on The NASDAQ Stock Market or ~~a~~another national ~~stock~~securities exchange and to any other actions necessary to allow the resale of BUCs by the BUC Holders.

Section 7.02. Restrictions on Transfers of BUCs and of Interests of Limited Partners Other Than the Initial Limited Partner.

(a) If any sale, assignment, pledge or transfer of a Limited Partnership Interest, other than by the Initial Limited Partner, or of a BUC, when considered with all other sales, assignments, pledges or transfers of Partnership Interests and BUCs within the previous 12-month period, may result in the transfer (within the meaning of Section 708 of the Code and Regulations promulgated thereunder) of more than 45% of the Partnership Interest and BUCs, then the sale, assignment, pledge or transfer of a Limited Partnership Interest or a BUC may be suspended or deferred by the General Partner; provided, however, that, the General Partner will have no obligation to suspend or defer any such sale, assignment, pledge or transfer. The seller, assignor, pledgor or transferor shall be notified of such deferral, and any transaction deferred pursuant to this provision shall be effected (in chronological order to the extent practicable) as of the first day of the next succeeding period as of which such transaction can be effected without either termination of the Partnership for tax purposes or any material adverse effects from such termination. In the event transactions are suspended, the General Partner shall give written Notice of such suspension to all Limited Partners and BUC Holders as soon as practicable.

(b) A Limited Partner (other than the Initial Limited Partner) may assign his Limited Partnership Interests only by a duly executed written instrument of assignment, the terms of which are not in contravention of any of the provisions of this Agreement. Within 30 days after an assignment of Limited Partnership Interests (other than by the Initial Limited Partner) which occurs without a transfer of record ownership of such Limited Partnership Interests, the assignor shall give Notice of such assignment to the General Partner.

(c) The provisions of this Section 7.02 and of Section 7.03 shall not apply to the transfer and assignment by the Initial Limited Partner of Limited Partnership Interests to BUC Holders in accordance with Section 11.01(a).

Section 7.03. Assignees of Limited Partners Other Than the Initial Limited Partner.

(a) If a Limited Partner other than the Initial Limited Partner dies, his executor, administrator or trustee, or, if he is adjudicated incompetent, his committee, guardian or conservator, or, if he becomes Bankrupt, the trustee or receiver of his estate, shall have all the rights of a Limited Partner for the purpose of settling or managing his estate and such power as the deceased or incompetent Limited Partner possessed to assign all or any part of his Limited Partnership Interests and to join with the assignee thereof in satisfying any conditions precedent to such assignee becoming a Limited Partner. The Incapacity of a Limited Partner shall not dissolve the Partnership.

(b) The Partnership need not recognize for any purpose any assignment of all or any fraction of the Limited Partnership Interests of a Limited Partner other than the Initial Limited Partner unless there shall have been filed with the Partnership and recorded on the Partnership’s books a duly executed and acknowledged counterpart of the instrument effecting such assignment, and unless such instrument evidences the written acceptance by the assignee of all of the terms and provisions of this Agreement, contains a representation that such assignment was made in accordance with all applicable laws and regulations (including any investor suitability requirements) and in all other respects is satisfactory in form and substance to the General Partner.

(c) Any Limited Partner other than the Initial Limited Partner who shall assign all of his Limited Partnership Interests shall cease to be a Limited Partner of the Partnership, except that unless and until a Limited Partner is admitted in his place, such assigning Limited Partner shall retain the statutory rights and liabilities of an assignor of a limited partnership interest under the Act.

(d) An assignee of Limited Partnership Interests (other than a BUC Holder) may become a Limited Partner only if each of the following conditions is satisfied:

(i) the instrument of assignment sets forth the intentions of the assignor that the assignee succeed to the assignor’s Limited Partnership Interest in his place;

(ii) the assignee shall have fulfilled the requirements of Sections 7.03(b) and 12.03(b);

(iii) the assignee shall have paid all reasonable legal fees and filing costs incurred by the Partnership in connection with his substitution as a Limited Partner; and

(iv) the assignee shall have received the Consent of the General Partner, which Consent the General Partner may withhold in its sole discretion.

(e) This Agreement and the Certificate shall be amended as necessary to recognize the admission of any Limited Partners and shall be submitted in a timely manner for filing with the Delaware Secretary of State. Assignees of Limited Partnership Interests (other than a BUC Holder) shall be recognized as such, to the extent set forth in Section 7.03(b) or 7.03(d), as of the day on which the Partnership has received the instrument of assignment and all of the other conditions to the assignment are satisfied.

(f) An assignee of Limited Partnership Interests (other than a BUC Holder) who does not become a Limited Partner and who desires to make a further assignment of his Limited Partnership Interests shall be subject to all of the provisions of this Article VII to the same extent and in the same manner as a Limited Partner desiring to make an assignment of Limited Partnership Interests.

Section 7.04. Joint Ownership of Interests. Subject to the other provisions of this Agreement, a Limited Partnership Interest or BUC may be acquired by two or more Persons, who shall, at the time they acquire such Limited Partnership Interest or BUC, indicate to the Partnership whether the Limited Partnership Interest or BUC is being held by them as joint tenants with the right of survivorship, as tenants-in-common or as community property. In the absence of any such designation, joint owners shall be presumed to hold such Limited Partnership Interest or BUC as tenants-in-common. The Consent of such joint Limited Partners or BUC Holders shall not require the action or vote of all owners of any such jointly held Limited Partnership Interest or BUC.

ARTICLE VIII

DISSOLUTION AND LIQUIDATION OF THE PARTNERSHIP

Section 8.01. Events Causing Dissolution.

(a) The Partnership shall dissolve upon the happening of any of the following events:

(i) ninety days following the Incapacity of a General Partner who is at that time the sole General Partner, unless all of the remaining Partners (it being understood that, notwithstanding any other provision herein to the contrary, for purposes of this provision the Initial Limited Partner shall act solely in accordance with the direction of a majority in interest of the BUC Holders) agree in writing to continue the business of the Partnership and a successor General Partner satisfying the standards set forth in Section 6.02 is designated within 90 days of the occurrence of such an Incapacity;

~~(ii) the passage of 180 days after the repayment, sale or other disposition of all of the Mortgage Investments and Tax Exempt Investments and substantially all other assets, if any, held by the Partnership;~~

(ii) ~~(iii)~~ the election by a majority in interest of the Limited Partners (including the Initial Limited Partner voting on behalf of the BUC Holders) pursuant to Section 10.02(a)(iii) or the election by the General Partner to dissolve the Partnership pursuant to Section 5.04(e) with the Consent of a majority in interest of the Limited Partners thereto; or

~~(iv) the expiration of the term of the Partnership specified in Section 2.04; or~~

(iii)~~(v)~~ any other event causing the dissolution of the Partnership under the laws of the State of Delaware.

(b) Dissolution of the Partnership shall be effective on the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until a certificate of cancellation is filed with the Delaware Secretary of State and the assets of the Partnership are distributed as provided in Section 8.02. Notwithstanding the dissolution of the Partnership, prior to the termination of the Partnership, the business of the Partnership and the affairs of the Partners shall continue to be governed by this Agreement.

(c) The obligations imposed on the General Partner by Article IX of the Agreement will cease upon the termination of the Partnership.

Section 8.02. Liquidation.

(a) Upon dissolution of the Partnership, unless all of the Partners elect to ~~reform~~re-form the Partnership (it being understood that, notwithstanding any other provision herein to the contrary, for purposes of this provision the Initial Limited Partner shall act solely in accordance with the direction of a majority in interest of the BUC Holders), the General Partner shall liquidate the assets of the Partnership and shall apply and distribute the proceeds thereof as contemplated by this Section 8.02 and Article IV and cause the cancellation of the Certificate in accordance with the Act. If there is no General Partner, a majority in interest of the Limited Partners (including the Initial Limited Partner voting on behalf of the BUC Holders) may elect a liquidator to liquidate the assets of the Partnership and perform the functions of the General Partner set forth in this Section 8.02.

(b) After payment of the expenses of the liquidation and of liabilities owing to creditors of the Partnership (including the repayment of any loans from the General Partner or its Affiliates), the General Partner may set aside as a reserve such amount as it deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership which may be paid over by the General Partner to a bank, to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations, and, at the expiration of such period as the General Partner may deem advisable, the amount in such reserve shall be distributed in the manner set forth in Section 4.02(b) among the Partners and BUC Holders who would have been entitled to receive such amounts had such amounts not been placed in such reserves.

(c) Notwithstanding the foregoing, if the General Partner or liquidator shall determine that an immediate sale of part or all of the Partnership’s assets would cause undue loss to the Partners or the BUC Holders, the General Partner or liquidator may, after giving Notice to the Limited Partners and BUC Holders, and to the extent not then prohibited by any applicable law of any jurisdiction in which the Partnership is then formed or qualified, defer liquidation and withhold from distribution for a reasonable time any assets of the Partnership, except those assets necessary to satisfy the Partnership’s debts and obligations.

ARTICLE IX

BOOKS AND RECORDS, ACCOUNTING, REPORTS, TAX ELECTIONS

Section 9.01. Books and Records. The Partnership shall maintain its books and records at its principal office. The Partnership’s books and records shall be available during ordinary business hours for examination and copying there at the reasonable request, and at the expense, of any Partner or BUC Holder or his duly authorized representative, or copies of such books and records may be requested in writing by any Partner or BUC Holder or his duly authorized representative, provided that the reasonable costs of fulfilling such request, including copying expenses, shall be paid by the Partner or BUC Holder making such request. The Partnership’s books and records shall include the following:

(a) a current list of the full name, last known home or business address, and Partnership Interest of each Partner and BUC Holder set forth in alphabetical order;

(b) a copy of this Agreement and the Certificate, together with executed copies of any powers of attorney pursuant to which such Certificate, and any amendments thereto, have been executed;

(c) copies of the Partnership’s federal, state, and local income tax returns and reports, if any, for the three most recent years; and

(d) copies of all financial statements of the Partnership for the three most recent years.

Section 9.02. Accounting Basis and Fiscal Year. The books and records of the Partnership ~~initially~~ shall be kept on the accrual method. The Partnership will use a fiscal year identical to its taxable year. Unless permission is granted by the Internal Revenue Service to use a taxable year other than the calendar year, the Partnership will use a calendar year taxable year.

Section 9.03. Reports.

(a) Within 60 days after the end of each of the first three quarters of each fiscal year, the General Partner shall send to each Person who was a Limited Partner or a BUC Holder during such quarter a balance sheet and statements of income, changes in Partners’ capital and cash flow of the Partnership (all prepared in accordance with generally accepted accounting principles but none of which need be audited) and a statement showing distributions of Net Interest Income and Net Residual Proceeds during such quarter, which need not be audited, together with a report of the activities of the Partnership during such quarter. The filing of the Partnerships’ quarterly financial statements with the Securities Exchange Commission shall be deemed to satisfy the delivery obligations set forth in this Section 9.03(a).

(b) Within 75 days after the end of each fiscal year, the General Partner shall send to each Person who was a Limited Partner or a BUC Holder at any time during the year then ended such tax information relating to the Partnership as shall be necessary for the preparation by such Limited Partner or BUC Holder of his federal income tax return and required state income and other tax returns.

(c) Within 120 days after the end of each fiscal year, the General Partner shall send to each Person who was a Limited Partner or BUC Holder at any time during the year then ended a report including (i) the balance sheet of the Partnership as of the end of such year and statements of income, changes in Partners’ capital and cash flow of the Partnership for such year, all of which shall be prepared in accordance with generally accepted accounting principles and accompanied by a report of the Accountants containing an opinion of the Accountants, (ii) a report of the activities of the Partnership during such year and (iii) a statement (which need not be audited) showing cash distributions per Limited Partnership Interest and per BUC during such year in respect of such year, which statement shall identify distributions of (a) Net Interest Income and Net Residual Proceeds received by the Partnership during such year, (b) Net Interest Income and Net Residual Proceeds received during prior years which had been held in the Reserve and (c) cash placed in Reserves during such year. The Partnership’s annual report will include a detailed statement of (i) the amount of the fees, if any, paid to the General Partner pursuant to Section 5.05(e) hereof and (ii) the amounts actually reimbursed to the General Partner and its Affiliates pursuant to Section 5.05(b) hereof. The Accountants will certify that the amounts actually reimbursed to the General Partner pursuant to Section 5.05(b) were costs incurred by the General Partner in connection with the conduct of the business and affairs of the Partnership or the acquisition and management of its assets and were permissible reimbursements under this Agreement. The methods of verification used by the Accountants will be in accordance with generally accepted auditing standards and include such tests of the accounting records and other auditing procedures which the Accountants consider appropriate. The filing of the Partnerships’ annual report (which includes the annual financial statements described in this paragraph) with the Securities Exchange Commission and the delivery of such annual report to the Limited Partners and BUC Holders shall be deemed to satisfy the delivery obligations set forth in this Section 9.03(c).

Section 9.04. Designation of Tax Matters Partner. The General Partner is hereby authorized to designate itself or any other General Partner as Tax Matters Partner of the Partnership, as provided in Section 6231 of the Code and the Regulations promulgated thereunder. Each Partner, by execution of this Agreement, and each BUC Holder, by acceptance of his BUCs, consents to such designation of the General Partner as the Tax Matters Partner and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence the appointment of the General Partner as such.

Section 9.05. Expenses of Tax Matters Partner. The Partnership shall reimburse the Tax Matters Partner for all expenses, including legal and accounting fees, and shall indemnify him for claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Partners and BUC Holders. The payment of all such expenses and indemnification shall be made before any distributions are made from Net Interest Income, Net Residual Proceeds or Liquidation Proceeds. Neither the General Partner, nor any Affiliate, nor any other Person shall have any obligation to provide funds for such purpose. The taking of any action and the incurring of any expense by the Tax Matters Partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of the Tax Matters Partner, and the provisions on limitations of liability of the General Partner and indemnification set forth in Section 5.09 of this Agreement shall be fully applicable to the Tax Matters Partner in its capacity as such.

ARTICLE X

MEETINGS AND VOTING RIGHTS OF LIMITED PARTNERS

AND BUC HOLDERS

Section 10.01. Meetings.

(a) The General Partner may call a meeting of the Limited Partners and BUC Holders for any purpose or call for a vote of the Limited Partners and BUC Holders without a meeting or otherwise solicit the consent of the Limited Partners and BUC Holders at any time and the General Partner shall call for such a meeting or vote without a meeting or solicit the consents of the Limited Partners and BUC Holders upon receipt of a written request for such a meeting, vote, or solicitation signed by the Limited Partners holding 10% or more in interest of the Outstanding Limited ~~Partners~~Partnership Interests (it being understood that the Initial Limited Partner will act in accordance with the directions of the BUC Holders). Any such meeting shall be held not less than 15 days nor more than 60 days after the receipt of such request. Any such request shall state the purpose of the proposed meeting and the matters proposed to be acted upon at such meeting, and no matter may be acted upon at the meeting other than as set forth in such request or as otherwise permitted by the General Partner. Meetings shall be held at the principal office of the Partnership or at such other place as may be designated by the General Partner or, if the meeting is called upon the request of the Limited Partners (including the Initial Limited Partner acting on behalf of the BUC Holders), as designated by such Limited Partners (including the Initial Limited Partner acting on behalf of the BUC Holders).

(b) Notice of any meeting to be held pursuant to Section 10.01(a) shall be given (in person or by ~~certified~~U.S. mail) within 10 days of the receipt by the General Partner of the request for such meeting to each Limited Partner at his record address, or at such other address which he may have furnished in writing to the General Partner and to the BUC Holders at the address shown on the Partnership’s books and records kept in accordance with Section 9.01. Such Notice shall state the place, date and hour of the meeting and shall indicate that the Notice is being issued at the direction of, or by, the Partner(s) calling the meeting. The Notice shall state the record date established in Section 10.01(c) and state the purpose of the meeting. If a meeting is adjourned to another time or place, and if an announcement of the adjournment of time or place is made at the meeting, it shall not be necessary to give Notice of the adjourned meeting. The presence in person or by proxy of the Limited Partners holding a majority ~~in interest~~ of the Outstanding Limited ~~Partners~~Partnership Interests (including the Initial Limited Partner acting for and at the direction of the BUC Holders) considered as a class shall constitute a quorum at all meetings of the Partners and BUC Holders; provided, however, that, if no such quorum is present, ~~holders of~~the Limited Partners holding a majority ~~in interest~~ of the Outstanding Limited ~~Partners~~Partnership Interests considered as a class (it being understood that the Initial Limited Partner shall be present at the direction of the BUC Holders and only to the extent of such direction) so present or so represented may adjourn the meeting from time to time without further

Notice, until a quorum shall have been obtained. No Notice of the time, place or purpose of any meeting of Limited Partners and BUC Holders need be given (i) to any Limited Partner or BUC Holder who attends in person or is represented by proxy, except for a Partner attending a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business on the ground that the meeting is not lawfully called or convened, or (ii) to any Limited Partner or BUC Holder entitled to such Notice who, in writing, executed and filed with the records of the meeting, either before or after the time thereof, waives such Notice.

(c) For the purpose of determining the Limited Partners entitled to vote at any meeting of the Limited Partners and BUC Holders, and the BUC Holders entitled to receive Notice of and direct the voting of the Initial Limited Partner at any such meeting, or any adjournment thereof, or to act by written Consent without a meeting, the General Partner or the Limited Partners or the BUC Holders requesting such meeting or vote pursuant to Section 11.03(a) may fix, in advance, a date as the record date of any such determination of Limited Partners and BUC Holders. Such date shall not be more than 60 days nor less than 15 days before any such meeting or not more than 60 days prior to the initial solicitation of Consents from the Limited Partners and BUC Holders.

(d) At each meeting of Limited Partners and BUC Holders, the Limited Partners and BUC Holders present or represented by proxy shall elect such officers and adopt such rules for the conduct of such meeting as they shall deem appropriate.

Section 10.02. Voting Rights of Limited Partners and BUC Holders.

(a) Subject to Section 10.03, the Limited Partners holding a majority ~~in interest~~ of the Outstanding Limited ~~Partners~~Partnership Interests (it being understood that the Initial Limited Partner shall act at the direction of the BUC Holders), without the concurrence of the General Partner, may: (i) amend this Agreement, provided that the concurrence of the General Partner shall be required for any amendment to this Agreement which modifies the compensation or distributions to which the General Partner is entitled or which affects the duties of the General Partner; (ii) approve or disapprove the sale or other disposition of all or substantially all of the Partnership’s assets in a single transaction in the circumstances provided by Section 5.04(c); (iii) dissolve the Partnership; and (iv) ~~remove any General Partner and~~ elect a successor ~~therefor, which successor shall become a~~ General Partner ~~only~~ in accordance with Section 6.02. Subject to Sections 6.03 and 10.03, the Limited Partners holding at least 66 2/3% of the Outstanding Limited Partnership Interests (it being understood that the Initial Limited Partner shall act at the direction of the BUC Holders) may remove any General Partner. Amendments to this Agreement may be proposed at any time by a writing signed by the Limited Partners holding 10% or more ~~in interest~~ of the Outstanding Limited ~~Partners~~Partnership Interests (it being understood that the Initial Limited Partner will act in accordance with the direction of the BUC Holders).

(b) A Limited Partner shall be entitled to cast one vote for each Limited Partnership Interest which he owns, and a BUC Holder shall be entitled to direct the Initial Limited Partner to cast one vote for each BUC which he owns (it being understood that the Initial Limited Partner will act at the direction of the BUC Holders) at a meeting, in person, by written proxy or by a signed writing directing the manner in which he desires that his vote be cast, which writing must be received by the General Partner prior to the adjournment sine die of such meeting. In the alternative, BUC Holders may Consent to actions without a meeting, by a signed writing identifying the action taken or proposed to be taken. Every proxy must be signed by the Limited Partner or BUC Holder or his attorney-in-fact. No proxy shall be valid after the expiration of 12 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner or the BUC Holder executing it by Notice to the Person to whom the proxy was given. Written Consents may be irrevocable if stated in a writing delivered to BUC Holders at the time at which their Consent is solicited. Only the votes or Consents of Limited Partners or BUC Holders of record on the record date established pursuant to Section 10.01(c), whether at a meeting or otherwise, shall be counted. ~~The~~Except as otherwise provided in this Agreement, the General Partner shall not be entitled to vote in its capacity as General Partner. The laws of the State of Delaware pertaining to the validity and use of corporate proxies shall govern the validity and use of proxies given by the Limited Partners and BUC Holders, except to the extent such laws are inconsistent with this Agreement. The BUC Holders may give proxies only to the Initial Limited Partner. The Initial Limited Partner will vote in accordance with the directions of the BUC Holders so that each BUC will be voted separately.

(c) Reference in this Agreement to a specified percentage in interest of the Limited Partnership Interests, Limited Partners ~~and~~, or BUC Holders means the Limited ~~Partners and BUC Holders whose~~Partnership Interests with respect to which the combined Capital Contributions (it being understood that the BUC Holders’ Capital Contributions were made by the Initial Limited Partner) represent the specified percentage of the Capital Contributions of all Limited Partners and BUC Holders.

Section 10.03. Opinion Regarding Effect of Action by Limited Partners and BUC Holders. Prior to any vote or Consent by Limited Partners or BUC Holders that might (i) materially affect the tax status of the Partnership, (ii) impair the limited liability of the Limited Partners or BUC Holders, or (iii) result in the dissolution or termination of the Partnership, the Partnership will provide Limited Partners and BUC Holders written advice from Counsel as to the possible and most likely consequences of such vote or Consent with respect thereto.

Section 10.04. Other Activities. The Limited Partners and BUC Holders may engage in or possess interests in other business ventures of every kind and description for their own accounts, including without limitation serving as general or limited partners of other partnerships which own, either directly or through interests in other partnerships, investments similar in nature to the Mortgage Investments ~~and~~, the Tax Exempt Investments, and the Other Investments. Neither the Partnership nor any of the Partners or BUC Holders shall have any rights by virtue of this Agreement in or to such business ventures or to the income or profits derived therefrom.

ARTICLE XI

ASSIGNMENT OF LIMITED PARTNERSHIP INTERESTS TO

BUC HOLDERS AND RIGHTS OF BUC HOLDERS

Section 11.01. Assignment of Limited Partnership Interests to BUC Holders.

(a) Except as otherwise provided herein, the Initial Limited Partner~~, by the execution of this Agreement,~~ has irrevocably ~~assigns~~assigned to the Persons who ~~are~~were BUC Holders of the Prior Partnership as of the Merger Date, all of the Initial Limited Partner’s rights and interest in its Partnership Interest. The rights and interest so transferred and assigned ~~shall~~ include, without limitation, the following:

(i) all rights to receive distributions of Net Interest Income pursuant to Section 4.01;

(ii) all rights to receive Net Residual Proceeds and Liquidation Proceeds pursuant to Section 4.02;

(iii) all rights in respect of allocations of Income and Loss pursuant to Sections 4.03 and 4.04;

(iv) all rights in respect of determinations of allocations and distributions pursuant to Section 4.05;

(v) all rights to inspect records and to receive reports pursuant to Article IX;

(vi) all rights to vote on Partnership matters pursuant to Article X; and

(vii) all rights which Limited Partners have, or may have in the future, under the Act, except as otherwise provided herein.

Notwithstanding the foregoing, the Partnership may issue additional BUCs from time to time as determined by the General Partner, in which case the foregoing assignment will be deemed to include an assignment to the holders of such additional BUCs and such additional BUCs shall participate in the rights and interest of the Initial Limited Partner to the same extent as the BUCs existing on the Merger

Date. All Persons becoming BUC Holders shall be bound by the terms and conditions of, and shall be entitled to all rights of, Limited Partners under this Agreement.

(b) The Initial Limited Partner shall remain as Initial Limited Partner on the books and records of the Partnership notwithstanding the assignment of all of its Limited Partnership Interest until such time as the Initial Limited Partner transfers its position as Initial Limited Partner to another Person with the Consent of the General Partner. Other than pursuant to Section 11.01(a), the Initial Limited Partner may not transfer or assign a Limited Partnership Interest without the prior written Consent of the General Partner.

(c) The General Partner, by the execution of this Agreement, irrevocably Consents to and acknowledges on behalf of itself and the Partnership that (i) the foregoing assignment pursuant to Section 11.01(a) by the Initial Limited Partner to the BUC Holders of the Initial Limited Partner’s rights and interest in the Limited Partnership Interests is valid and binding on the Partnership and the General Partner, and (ii) the BUC Holders are intended to be third-party beneficiaries of all rights and privileges of the Initial Limited Partner in respect of the Limited Partnership Interests. The General Partner covenants and agrees that, in accordance with the foregoing transfer and assignment, all the Initial Limited Partner’s rights and privileges in respect of the Limited Partnership Interests assigned to the BUC Holders may be exercised by the BUC Holders, including, without limitation, those listed in Section 11.01(a).

Section 11.02. Rights of BUC Holders.

(a) ~~Limited Partners (including the~~The Initial Limited Partner, but only with respect to its own Limited Partnership Interests~~)~~, and BUC Holders shall share pari passu on the basis of one Limited Partnership Interest for one BUC, and shall be considered as a single class with respect to all rights to receive distributions of Net Interest Income, Net Residual Proceeds and Liquidation Proceeds, allocations of Income and Loss, and other determinations of allocations and distributions pursuant to this Agreement.

(b) Limited Partners (including the Initial Limited Partner voting on behalf of the BUC Holders) shall vote on all matters in respect of which they are entitled to vote (either in person, by proxy or by written Consent), as a single class with each entitled to one vote.

(c) ~~A BUC Holder is entitled to the same duty (including any fiduciary duty created by law) from the~~The General Partner shall owe the same duties under this Agreement to a BUC Holder as the General Partner owes to a Limited Partner and may sue the General Partner to enforce the same. A BUC Holder may bring a derivative action against any Person (including the General Partner) to enforce any right of the Partnership to recover a judgment to the same extent as a Limited Partner has such a right under the Act.

(d) A BUC Holder is not a Limited Partner and has no right to be admitted to the Partnership as such.

Section 11.03. Voting by the Initial Limited Partner on Behalf of BUC Holders.

(a) Subject to Section 8.01(a)(i), the Initial Limited Partner hereby agrees that, with respect to any matter on which a vote of the Limited Partners is taken, the Consent of the Limited Partners is required, or any other action of the Limited Partners is required or permitted, it will not vote its Limited Partnership Interest or grant such Consent or take such action (other than solely administrative actions as to which the Initial Limited Partner has no discretion) except for the sole benefit of, and in accordance with the written instructions of, the BUC Holders with respect to their BUCs. The Initial Limited Partner (or the Partnership on behalf of the Initial Limited Partner) will provide Notice to the BUC Holders containing information regarding any matters to be voted upon or as to which any Consent or other action is requested or proposed. The Partnership and the General Partner hereby agree to permit BUC Holders to attend any meetings of Partners and the Initial Limited Partner shall, upon the written request of BUC Holders owning BUCs which represent in the aggregate 10% or more of all of the ~~outstanding~~Outstanding BUCs, request the General Partner to call a meeting of Partners pursuant to Section 10.01 or to submit a matter to the Initial Limited Partner without a meeting pursuant to this Agreement. The General Partner shall give the BUC Holders Notice of any meeting to be held pursuant to Section 10.01(a) at the same time and manner as such Notice is required to be given to the Initial Limited Partner pursuant to Section 10.01(b).

(b) The Initial Limited Partner will exercise its right to vote or Consent to any action under this Agreement in accordance with the written instructions of holders of BUCs outstanding as of the relevant record date. In addition, holders of a majority of the BUCs ~~outstanding~~Outstanding may instruct the Initial Limited Partner to take, and upon receipt of such instruction, the Initial Limited Partner shall take, the actions permitted by Section 10.02.

(c) The Initial Limited Partner will mail to any BUC Holder (at the address shown on the Partnership’s records kept in accordance with Section 9.01(a)) any report, financial statement or other communication received from the Partnership or the General Partner with respect to the Limited Partnership Interests held by the Initial Limited Partner (including, without limitation, any financial statement or report or tax information provided pursuant to Section 9.03). In lieu of mailing of any such document by the Initial Limited Partner, the Initial Limited Partner may, at its option, request the General Partner to mail any such communications directly to the BUC Holders, and the Initial Limited Partner shall be deemed to have satisfied its obligations under this Section 11.03(~~b~~c) upon its receipt of written notification from the General Partner that any such communication has been mailed, postage prepaid, to all of the BUC Holders at the addresses shown on the Partnership’s records.

Section 11.04. Preservation of Tax Status. With the Consent of each BUC Holder so affected, the General Partner may at any time cause such BUC Holder to become a Limited Partner and may take such other action with respect to the manner in which BUCs are being or may be transferred or traded as it may deem necessary or appropriate, in order to preserve the status of the Partnership as a partnership rather than an association taxable as a corporation for federal income tax purposes or to insure that BUC Holders will be treated as limited partners for federal income tax purposes.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.01. Appointment of the General Partner as Attorney-in-Fact.

(a) Each Limited Partner by the execution of this Agreement irrevocably constitutes and appoints, with full power of substitution, the General Partner as his true and lawful attorney-in-fact with full power and authority in his name, place and stead to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including, but not limited to:

(i) the Certificate and amendments thereto, and all certificates and other instruments (including counterparts of this Agreement), and any amendments thereof, which any such Person deems appropriate to form, qualify or continue the Partnership as a limited partnership (or a partnership in which the Limited Partners will have limited liability comparable to that provided by the Act on the date thereof) in a jurisdiction in which the Partnership may conduct business or in which such formation, qualification or continuation is, in the opinion of any such Person, necessary to protect the limited liability of the Limited Partners and BUC Holders;

(ii) any other instrument or document which may be required to be filed by the Partnership under federal law or under the laws of any state in which any such Person deems it advisable to file;

(iii) all amendments to this Agreement adopted in accordance with the terms hereof and all instruments which any such Person deems appropriate to reflect a change or modification of the Partnership in accordance with the terms of this Agreement; and

(iv) any instrument or document, including amendments to this Agreement, which may be required to effect the continuation of the Partnership, the admission of a Limited Partner or an additional or successor General Partner or the dissolution and termination of the Partnership (provided such continuation, admission or dissolution and termination are in accordance with the terms of this Agreement) or to reflect any reductions in amount of Capital Accounts.

(b) The appointment by each Limited Partner of each of such Persons as his attorney-in-fact is irrevocable and shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Partners under this Agreement will be relying upon the power of such Persons to act as contemplated by this Agreement in any filing and other action by them on behalf of the Partnership, and such power shall survive the Incapacity of any Person hereby giving such power and the transfer or assignment of all or any part of the Limited Partnership Interests of such Person; provided, however, that in the event of a transfer by a Limited Partner of all or any part of his Limited Partnership Interests, the foregoing power of attorney shall survive such transfer only until such time as the transferee is admitted to the Partnership as a Limited Partner and all required documents and instruments are duly executed, filed and recorded to effect such substitution.

Section 12.02. Signatures. Each Limited Partner and any additional or successor General Partner shall become a signatory hereto by signing such number of counterpart signature pages to this Agreement and such other instrument or instruments in such manner and at such time as the General Partner shall determine. By so signing, each Limited Partner, successor General Partner or additional General Partner, as the case may be, shall be deemed to have adopted, and to have agreed to be bound by, all the provisions of this Agreement, as amended from time to time; provided, however, that no such counterpart shall be binding unless and until it has been accepted by the General Partner.

Section 12.03. Amendments.

(a) In addition to any amendments otherwise authorized herein, amendments may be made to this Agreement or the Certificate from time to time by the General Partner, without the Consent of the Limited Partners or the BUC Holders:

(i) to change the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership, or the registered office of the Partnership;

(ii) to add to the representations, duties, or obligations of the General Partner or surrender any right or power granted to the General Partner in this Agreement;

(iii) to change the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership;

(iv) to cure any ambiguity or correct or supplement any provision in this Agreement which may be inconsistent with the manifest intent of this Agreement, if such amendment is not materially adverse to the interests of Limited Partners and BUC Holders in the sole judgment of the General Partner;

(v) to delete or add to any provision of this Agreement the General Partner determines to be necessary or appropriate to (A) satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling, regulation, or based upon comments received from any federal or state agency, including the Securities and Exchange Commission or any state securities commissioner, or judicial authority, or contained in any federal or state statute (including the Act), or (B) facilitate the trading of BUCs on or comply with any rule, regulation, guideline, or requirement of any national securities exchange on which the BUCs are or will be listed;

(vi) to delete, add, or revise any provision of this Agreement that may be necessary or appropriate, in the General Partner’s judgment, to insure that the Partnership will be treated as a partnership, and that each BUC Holder and each Limited Partner will be treated as a limited partner, for federal income tax purposes;

(vii) to reflect the withdrawal, removal, or admission of Partners;

(viii) to provide for any amendment necessary, in the opinion of Counsel, to prevent the Partnership, the General Partner, or their managers, directors, officers, trustees, or agents from in any manner being subject to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan assets regulations currently applied or proposed by the United States Department of Labor;

(ix) to effectuate any amendment to this Agreement or the Certificate that the General Partner determines to be necessary or appropriate in connection with the authorization of the issuance of any class or series of Partnership Securities pursuant to Section 5.02(a)(iii) and 5.02(d); or

(x) any other amendments substantially similar to any of the foregoing;

~~(a) In addition to any amendments otherwise authorized herein, amendments may be made to this Agreement or the Certificate from time to time by the General Partner, without the Consent of the Limited Partners or the BUC Holders, (i) to add to the representations, duties or obligations of the General Partner or surrender any right or power granted to the General Partner in this Agreement; (ii) to cure any ambiguity or correct or supplement any provision in this Agreement which may be inconsistent with the manifest intent of this Agreement, if such amendment is not materially adverse to the interests of Limited Partners and BUC Holders in the sole judgment of the General Partner; (iii) to delete or add to any provision of this Agreement required to be deleted or added to based upon comments by the staff of the Securities and Exchange Commission or other federal agency or by a state securities commissioner; (iv) to delete, add or revise any provision of this Agreement that may be necessary or appropriate, in the General Partner’s judgment, to insure that the Partnership will be treated as a partnership, and that each BUC Holder and each Limited Partner will be treated as a limited partner, for federal income tax purposes; (v) to reflect the withdrawal, removal or admission of Partners; and (vi) to reflect a change in the name or address of the Partnership’s registered agent in the State of Delaware;~~ provided, however, that, no amendment shall be adopted pursuant to this Section 12.03(a) unless the adoption thereof (A) is consistent with Section 5.01 and is not prohibited by Section 5.04; (B) does not affect the distribution of Net Interest Income, Net Residual Proceeds or Liquidation Proceeds or the allocation of Income or Loss (except as provided in Section 5.10); and (C) does not, in the sole judgment of the General Partner after consultation with Counsel, affect the limited liability of the Limited Partners or the BUC Holders or cause the Partnership not to be treated as a partnership for federal income tax purposes~~; and (D) does not amend this Section 12.03(a)~~.

(b) If this Agreement shall be amended as a result of substituting a Limited Partner, the amendment to this Agreement shall be signed by the General Partner, the Person to be substituted and the assigning Limited Partner. If this Agreement shall be amended to reflect the designation of an additional General Partner, such amendment shall be signed by the other General Partners and by such additional General Partner. If this Agreement shall be amended to reflect the withdrawal of a General Partner when the business of the Partnership is being continued, such amendment shall be signed by the withdrawing General Partner and by the remaining or successor General Partner. In the event the withdrawing General Partner or the assigning Limited Partner does not sign such an amendment within 30 days following its withdrawal or substitution, the remaining or successor General Partners are hereby appointed by the withdrawing General Partner or the assigning Limited Partner as its attorney-in-fact for purposes of signing such amendment.

(c) In making any amendments, there shall be prepared and filed by the General Partner for recording such documents and certificates as shall be required to be prepared and filed under the Act and in any other jurisdictions under the laws of which the Partnership is then qualified.

Section 12.04. Binding Provisions. The covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the heirs, executors, administrators, personal representatives, successors and assigns of the respective parties hereto.

Section 12.05. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without reference to conflicts of law principles thereof.

Section 12.06. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

Section 12.07. Captions. Article and Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

Section 12.08. Entire Agreement. This Agreement, together with Schedule A hereto, sets forth all, and is intended by all parties to be an integration of all, of the promises, agreements and understandings among the parties hereto with respect to the Partnership, the Partnership business and the property of the Partnership, and there are no promises, agreements, or understandings, oral or written, express or implied, among them other than as set forth, incorporated or contemplated in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have signed this Agreement as of the ~~1st~~            day of ~~October, 1998.~~            , 2015.

GENERAL PARTNER:

AMERICA FIRST CAPITAL ASSOCIATES LIMITED PARTNERSHIP TWO

By	~~America First Companies L.L.C.,~~ : The Burlington Capital Group LLC, its General Partner

By :
~~Michael B. Yanney, President~~
Name: Lisa Y. Roskens
Title: Chief Executive Officer

INITIAL LIMITED PARTNER:

AMERICA FIRST FIDUCIARY CORPORATION NUMBER FIVE

By:
Name: Michael B. Yanney
~~Michael B. Yanney,~~ Title: President

SCHEDULE A

GENERAL PARTNER:

America First Capital                 $4,996

Associates Limited

Partnership Two

Suite 400

1004 Farnam Street

Omaha, NE 68102

INITIAL LIMITED PARTNER:

America First Fiduciary             $72,644,126

Corporation Number Five

Suite 400

1004 Farnam Street

Omaha, NE 68102

Appendix B

AMERICA FIRST MULTIFAMILY INVESTORS, L.P.

2015 EQUITY INCENTIVE PLAN

Section 1. Purpose of the Plan. The America First Multifamily Investors, L.P. 2015 Equity Incentive Plan (the “Plan”) has been adopted by The Burlington Capital Group LLC, a Delaware limited liability company (the “Company”), which is the general partner of America First Capital Associates Limited Partnership Two, a Delaware limited partnership (the “General Partner”), which is the general partner of America First Multifamily Investors, L.P. (the “Partnership”). The Plan is intended to promote the interests of the Partnership and the Company and their Affiliates (as defined below) by providing to Employees and/or Managers incentive compensation awards based on Units (as defined below) to encourage superior performance. The Plan is also contemplated to enhance the ability of the Company and its Affiliates to attract and retain the services of individuals who are essential for the growth and profitability of the Partnership and its subsidiaries and to encourage them to devote their best efforts to advancing the business of the Partnership and its subsidiaries.

Section 2. Definitions. As used in this Plan, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Award” means an Option, Unit Appreciation Right, Restricted Unit, Phantom Unit, an Other Unit-Based Award, or a Unit Award granted under the Plan, and includes any tandem DERs granted with respect to a Phantom Unit.

“Award Agreement” means the written or electronic agreement by which an Award shall be evidenced.

“Board” means the Board of Managers of the Company.

“Cause” means, except as otherwise provided in the terms of an Award Agreement, (i) conviction of a Participant by a court of competent jurisdiction of any felony or a crime involving moral turpitude; (ii) a Participant’s willful and intentional failure or willful and intentional refusal to follow reasonable and lawful instructions of the Board; (iii) a Participant’s material breach or default in the performance of his or her obligations under an Award Agreement or any written employment agreement between the Participant and the Company or any Affiliate; or (iv) a Participant’s act of misappropriation, embezzlement, intentional fraud or similar conduct involving the Company or any of its Affiliates.

“Change of Control” means, and shall be deemed to have occurred upon one or more of the following events:

(i) any “person” or “group” within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Exchange Act, other than the Company or an Affiliate of the Company, shall become the beneficial owner, by way of merger, consolidation, recapitalization, reorganization, or otherwise, of 50% or more of the combined voting power of the equity interests in the Company or the Partnership;

(ii) the limited partners of the Partnership approve, in one or a series of transactions, a program of complete liquidation of the Partnership;

(iii) the sale or other disposition by either the Company or the Partnership of all or substantially all of its assets in one or more transactions to any Person other than the Company or an Affiliate of the Company;

America First Multifamily Investors, L.P. 2015 Equity Incentive Plan

(iv) a transaction resulting in a Person other than the Company or an Affiliate of the Company being the general partner of the Partnership; or

(v) except with respect to Other Unit-Based Awards evidenced by “Performance Unit-Based Award Agreements” which provide for the deferral of compensation and are subject to Section 409A of the Code (“Section 409A Performance Unit-Based Awards”), any time at which individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Company Manager subsequent to the Effective Date whose appointment, or nomination for election by the Company’s members, was approved by a vote of at least a majority of the Managers then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board.

Notwithstanding the foregoing, if a Change of Control constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A of the Code, then, to the extent required to comply with Section 409A of the Code, the transaction or event described in clause (i), (ii), (iii), (iv), or (v) above with respect to such Award must also constitute a “change of control event” as defined in Treasury Regulation § 1.409A-3(i)(5).

For the avoidance of doubt, clause (v) of this definition shall not constitute a “Change of Control” for purposes of any Section 409A Performance Unit-Based Award.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Board or the Compensation Committee of the Board or such other committee as may be appointed by the Board to administer the Plan.

“Company” has the meaning set forth in Section 1 of this Plan.

“DER” or “Distribution Equivalent Right” means a contingent right, which may be granted, if it all, only in tandem with a specific Phantom Unit Award, to receive with respect to each Phantom Unit subject to the Award an amount in cash, Units, and/or Phantom Units equivalent in value to the distributions made by the Partnership with respect to a Unit during the period such Award is outstanding.

“Effective Date” means June 24, 2015, provided that the Plan is approved by the holders of Units of the Partnership within 12 months following June 24, 2015.

“Employee” means an employee of the Company or an Affiliate of the Company, who performs services for the Company, the Partnership, or an Affiliate of either.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” of a Unit means the closing sales price of a Unit on the principal national securities exchange or other market in which trading in Units occurs on the applicable date (or, if there is no trading in the Units on such date, on the next preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee). If Units are not traded on a national securities exchange or other market at the time a determination of fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee.

“General Partner” has the meaning set forth in Section 1 of this Plan.

America First Multifamily Investors, L.P. 2015 Equity Incentive Plan

“Manager” means a member of the Board of Managers of the Company.

“Option” means an option to purchase Units granted under this Plan.

“Other Unit-Based Award” means an Award granted pursuant to Section 6(d) of this Plan.

“Participant” means an Employee or Manager granted an Award under this Plan.

“Partnership” has the meaning set forth in Section 1 of this Plan.

“Partnership Agreement” means the Agreement of Limited Partnership of the Partnership, as it may be amended or amended and restated from time to time.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency, or political subdivision thereof, or other entity.

“Phantom Unit” means a notional share granted under this Plan that, upon vesting, entitles the Participant to receive a Unit or an amount of cash equal to the Fair Market Value of a Unit, as determined by the Committee in its sole discretion.

“Plan” means the America First Multifamily Investors, L.P. 2015 Equity Incentive Plan, as may be amended from time to time.

“Restricted Period” means the period of time established by the Committee with respect to an Award during which the Award remains subject to forfeiture and is either not exercisable by or payable to the Participant, as the case may be.

“Restricted Unit” means a Unit granted under this Plan that is subject to a Restricted Period.

“Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act or any successor rule or regulation thereto as in effect from time to time.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Time-Based Phantom Unit Award” has the meaning set forth in Section 6(b)(1) of this Plan.

“Time-Based Restricted Unit Award” has the meaning set forth in Section 6(b)(2) of this Plan.

“UDR” means a distribution made by the Partnership with respect to a Restricted Unit.

“Unit” means a beneficial unit certificate of the Partnership representing an assigned limited partnership interest of the Partnership.

“Unit Appreciation Right” or “UAR” means a contingent right that entitles the holder to receive, in cash or Units, as determined in the sole discretion of the Committee, the excess of the Fair Market Value of a Unit on the exercise date of the UAR over the exercise price of the UAR.

“Unit Award” means a grant of a Unit that is not subject to a Restricted Period.

America First Multifamily Investors, L.P. 2015 Equity Incentive Plan

Section 3. Administration. The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing (including an email, fax, or other electronic communication that is authenticated according to the Uniform Electronic Transactions Act or that is deemed signed by the Committee’s Chair), shall be the acts of the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (a) designate Participants; (b) determine the type or types of Awards to be granted to a Participant; (c) determine the number of Units to be covered by Awards; (d) determine the terms and conditions of any Award (including, but not limited to performance requirements for such Award); (e) determine whether, to what extent, and under what circumstances Awards may be exercised, canceled, forfeited, or settled (and, if settled, whether and the extent to which settlement is in Units, cash, other property, or any combination thereof), and the method or methods by which Awards may be exercised, canceled, forfeited, or settled; (f) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (g) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (h) take any action or exercise any power or right reserved, explicitly or implicitly, to the Committee under the Plan or any Award Agreement; and (i) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or an Award Agreement in such manner and to such extent as the Committee deems necessary or appropriate. The Committee may, in its sole discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions applicable to an Award, waive any restriction or other provision of this Plan or an Award, or otherwise amend or modify an Award in any manner that is either (x) not adverse to the Participant to whom such Award was granted, or (y) consented to by such Participant. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all Persons, including the Company, the Partnership, any Affiliate of the Company, any Participant, and any other holder or beneficiary of any Award.

Section 4. Units.

(a) Limits on Units Deliverable. Subject to adjustment as provided in Section 4(c), the maximum number of Units that may be delivered with respect to Awards under this Plan is 3,000,000 Units. Units withheld from an Award to either satisfy the Company’s or an Affiliate’s tax withholding obligations with respect to the Award, or pay the exercise price of an Award, shall not be considered to be Units delivered under the Plan for this purpose. If any Award is forfeited, cancelled, exercised, paid, or otherwise terminates or expires without the actual delivery of Units pursuant to such Award (the grant of Restricted Units is not a delivery of Units for this purpose), the Units subject to such Award shall again be available for Awards under the Plan. There shall not be any limitation on the number of Awards that may be granted and paid in cash. The Board and the appropriate officers of the Company are authorized to take from time to time whatever actions are necessary, and to file any required documents with governmental authorities, stock exchanges, and transaction reporting systems to ensure that Units are available for issuance pursuant to Awards. If no Units remain available under the Plan for issuance in settlement of an Award, such Award shall be settled in cash.

(b) Sources of Units Deliverable Under Awards. Any Units delivered pursuant to an Award may consist, in whole or in part, of Units acquired in the open market, from the Partnership, any Affiliate of the Partnership, or any other Person, or newly issued Units, or any combination of the foregoing, as determined by the Committee in its sole discretion.

America First Multifamily Investors, L.P. 2015 Equity Incentive Plan

(c) Adjustments. In the event that any distribution (whether in the form of cash, Units, other securities, or other property), recapitalization, split, reverse split, reorganization or liquidation, merger, consolidation, split-up, spin-off, separation, combination, repurchase, acquisition of property or securities, or exchange of Units or other securities of the Partnership, issuance of warrants or other rights to purchase Units or other securities of the Partnership, or other similar transaction or event affects the Units, then the Committee shall make such adjustments as it may deem appropriate and equitable, in its sole discretion, of any or all of the following: (i) the number and type of Units (or other securities or property) with respect to which Awards may be granted; (ii) the number and type of Units (or other securities or property) subject to outstanding Awards; (iii) the grant or exercise price with respect to any Award; (iv) the performance criteria (if any) for an Award that vests upon satisfaction of performance criteria other than continued service as an Employee or Manager; (v) the appropriate Fair Market Value and other price determinations for such Awards; and (vi) any other limitations contained within this Plan or make provision for a cash payment to the holder of an outstanding Award; provided that, the number of Units subject to any Award shall always be a whole number.

Section 5. Eligibility. Any Employee or Manager shall be eligible to be designated a Participant by the Committee and receive an Award under the Plan.

Section 6. Awards.

(a) Options and UARs. The Committee shall have the authority to determine the Employees and Managers to whom Options and/or UARs shall be granted, the number of Units to be covered by each Option or UAR, the exercise price thereof, the Restricted Period, if any, and other conditions and limitations applicable to the Option or UAR, including the terms and conditions set forth below in this Section 6(a). Each Option and UAR Award shall be evidenced by an Award Agreement, in the form approved by the Committee, and may contain such provisions as the Committee deems appropriate; provided that, such terms and conditions are not inconsistent with the provisions of the Plan, including the provisions set forth in this Section 6(a).

(1) Exercise Price. The exercise price per Unit purchasable under an Option or subject to a UAR shall be determined by the Committee at the time the Option or UAR is granted, but may not be less than the Fair Market Value of a Unit as of the date of grant of the Option or UAR.

(2) Time and Method of Exercise. The Committee shall determine the exercise terms and the Restricted Period, if any, with respect to an Option or UAR grant, which may include, without limitation, a provision for vesting upon the achievement of specified performance goals or other events, and the method or methods by which payment of the exercise price with respect to an Option may be made or deemed to have been made, which may include, without limitation, cash, check acceptable to the Company, withholding Units from the Award, a “cashless-broker” exercise through procedures approved by the Company, delivery to the Partnership of Units already owned by the Participant (provided that such Units have been owned by the Participant for at least six months prior to delivery to the Partnership), or any combination of the above methods, having a Fair Market Value on the exercise date equal to the relevant exercise price.

(3) Termination of Service; Forfeitures. Except as otherwise provided in the terms of an Award Agreement or the terms of any written employment agreement between the Participant and the Company or any Affiliate, upon termination of all of a Participant’s service relationships, as applicable, with the Company and all of its Affiliates as an Employee or Manager for any reason (i) all outstanding, unvested Options and UARs as of the date of such termination shall be forfeited by the Participant; and (ii) the Participant may exercise his or her vested Options and UARs, but only on or prior to the date that is 90 days following the date of such termination (but in no event later than the expiration of the term of such Option or UAR, as set forth in the applicable Award Agreement); provided that, notwithstanding the foregoing provisions of this subsection (3)(ii), if the termination of the Participant’s service relationship was on account of death or disability (as defined in Section 22(e)(3) of the Code), the Participant may exercise his

America First Multifamily Investors, L.P. 2015 Equity Incentive Plan

or her vested Options and UARs, but only on or prior to the date that is one year following the date of such termination (but in no event later than the expiration of the term of such Option or UAR, as set forth in the applicable Award Agreement).

(b) Restricted Units and Phantom Units. The Committee shall have the authority to determine the Employees and Managers to whom Restricted Units and/or Phantom Units shall be granted, the number of Restricted Units or Phantom Units to be granted to each such Participant, the Restricted Period, the conditions under which the Restricted Units or Phantom Units may become vested or forfeited, and such other terms and conditions as the Committee may establish with respect to such Awards. Each Restricted Unit and Phantom Unit Award shall be evidenced by an Award Agreement, in the form approved by the Committee, and may contain such provisions as the Committee deems appropriate; provided that, such terms and conditions are not inconsistent with the provisions of the Plan, including the provisions set forth in this Section 6(b).

(1) DERs. To the extent provided by the Committee, in its sole discretion, a grant of Phantom Units may or may not include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the sole discretion of the Committee), be “reinvested” in Restricted Units or additional Phantom Units, and be subject to the same or different vesting restrictions as the tandem Phantom Unit Award, or be subject to such other provisions or restrictions as determined by the Committee in its sole discretion. Absent a contrary provision in an Award Agreement or any written employment agreement between the Participant and the Company or any Affiliate, with respect to a Phantom Unit Award that vests only upon continued service as an Employee or Manager (a “Time-Based Phantom Unit Award”), upon a distribution with respect to a Unit, DERs equal in value to such distribution shall be paid promptly to the Participant in cash without vesting restrictions. Notwithstanding the foregoing sentence, the Committee may provide that DERs paid with respect to a Time-Based Phantom Unit Award be used to acquire additional Phantom Units for the Participant, and such additional Phantom Units may be subject to such vesting and other terms as the Committee may prescribe. With respect to a Phantom Unit Award that vests upon satisfaction of performance criteria other than continued service as an Employee or Manager, DERs equal in value to such distribution that would otherwise be payable on or after the date of grant but prior to vesting of the associated Phantom Unit Award shall be credited to a bookkeeping account established by the Company, which bookkeeping account shall not bear interest and shall be subject to forfeiture until such time as the associated Phantom Unit Award vests, and the amounts credited to such bookkeeping account shall be paid to the holder of the Phantom Unit Award within 30 days following the vesting of the associated Phantom Unit Award.

(2) UDRs. To the extent provided by the Committee, in its sole discretion, a grant of Restricted Units may provide for a tandem grant of UDRs which shall be subject to the same forfeiture and other restrictions as the Restricted Unit. Absent a contrary provision in an Award Agreement or any written employment agreement between the Participant and the Company or any Affiliate, with respect to a Restricted Unit Award that vests only upon continued service as an Employee or Manager (a “Time-Based Restricted Unit Award”), upon a distribution with respect to a Unit, UDRs equal in value to such distribution shall be paid promptly to the Participant in cash without vesting restrictions. Notwithstanding the foregoing sentence, the Committee may provide that UDRs paid with respect to a Time-Based Restricted Unit Award be used to acquire additional Restricted Units for the Participant, and such additional Restricted Units may be subject to such vesting and other terms as the Committee may prescribe. With respect to a Restricted Unit Award that vests upon satisfaction of performance criteria other than continued service as an Employee or Manager, UDRs equal in value to such distribution that would otherwise be payable on or after the date of grant but prior to vesting of the associated Restricted Unit Award shall be credited to a bookkeeping account established by the Company, which bookkeeping account shall not bear interest and shall be subject to forfeiture until such time as the associated Restricted Unit Award vests, and the amounts credited to such bookkeeping account shall be paid to the holder of the Restricted Unit Award upon the vesting of the associated Restricted Unit Award.

America First Multifamily Investors, L.P. 2015 Equity Incentive Plan

(3) Forfeitures. Except as otherwise provided in the terms of an Award Agreement or the terms of any written employment agreement between the Participant and the Company or any Affiliate, upon termination of all of a Participant’s service relationships, as applicable, with the Company and all of its Affiliates as an Employee or Manager for any reason during the applicable Restricted Period, all outstanding, unvested Restricted Units and Phantom Units awarded the Participant shall be automatically forfeited upon such termination.

(4) Lapse of Restrictions.

(A) Phantom Units. Upon the vesting of each Phantom Unit and any terms of the Phantom Unit Award relating to payment, and further subject to the provisions of Section 8(b) of this Plan, the Participant shall receive from the Company one Unit or cash equal to the Fair Market Value of one Unit on the date of vesting. Whether a Phantom Unit Award is settled in Units or cash shall be determined in the sole discretion of the Committee.

(B) Restricted Units. Upon the vesting of each Restricted Unit, subject to the provisions of Section 8(b) of this Plan, the restrictions shall be removed with respect to his or her Unit, including any restrictions set forth on any Unit certificate, so that the Participant then holds an unrestricted Unit.

(5) Rights as a Unitholder. Subject to any contrary provision or conditions of an Award Agreement or any written employment agreement between the Participant and the Company or any Affiliate, upon receipt of a Restricted Unit Award, the Participant shall have the rights, if any, of a holder of Units of the Partnership with respect to the voting of the Units subject to the Award.

(c) Unit Awards. Unit Awards may be granted under the Plan to such Employees and/or Managers and in such amounts as the Committee, in its sole discretion, may select. Each Unit Award shall be evidenced by an Award Agreement, in the form approved by the Committee, and may contain such provisions as the Committee deems appropriate; provided that, such terms and conditions are not inconsistent with the provisions of the Plan.

(d) Other Unit-Based Awards. Other Unit-Based Awards may be granted under the Plan to such Employees and/or Managers as the Committee, in its sole discretion, may select. An Other Unit-Based Award shall be an award denominated or payable in, valued in, or otherwise based on or related to Units, in whole or in part. Each Other Unit-Based Award shall be evidenced by an Award Agreement, in the form approved by the Committee, and may contain such provisions as the Committee deems appropriate; provided that, such terms and conditions are not inconsistent with the provisions of the Plan. Upon vesting, an Other Unit-Based Award may be settled in cash, Units (including Restricted Units), other property, or any combination thereof, as determined in the sole discretion of the Committee. Except as otherwise provided in the terms of an Award Agreement or the terms of any written employment agreement between the Participant and the Company or any Affiliate, upon termination of all of a Participant’s service relationships, as applicable, with the Company and all of its Affiliates as an Employee or Manager for any reason, all outstanding, unvested Other Unit-Based Awards awarded the Participant shall be automatically forfeited upon such termination.

(e) General.

(1) Awards May Be Granted Separately or Together. Awards may, in the sole discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other program of the Company or any Affiliate of the Company. Awards granted in addition to or in tandem with other Awards or awards granted under any other program of the Company or any Affiliate of the Company may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

America First Multifamily Investors, L.P. 2015 Equity Incentive Plan

(2) Limits on Transfer of Awards. Except as otherwise provided in an Award Agreement or any written employment agreement between the Participant and the Company or any Affiliate:

(A) Each Option and Unit Appreciation Right shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution.

(B) No Award and no right under any such Award may be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance shall be void and unenforceable against the Company, the Partnership, or any Affiliate of the Company.

(3) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee.

(4) Unit Certificates. All certificates for Units or other securities of the Partnership delivered under this Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Units or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be inscribed on any such certificates to make appropriate reference to such restrictions.

(5) Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee shall determine.

(6) Delivery of Units or Other Securities; Payment of Consideration. Notwithstanding anything in this Plan, any Award Agreement, or employment agreement to the contrary, delivery of Units pursuant to the exercise or vesting of an Award may be delayed for any period during which, in the good faith determination of the Committee, the Company or Partnership is not reasonably able to obtain Units to deliver pursuant to such Award without violating applicable law or the applicable rules or regulations of any governmental agency or authority or securities exchange. No Units or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to this Plan or the applicable Award Agreement (including, without limitation, any exercise price or tax withholding) is received by the Company or Partnership, as the case may be.

(7) Actions Upon the Occurrence of Certain Events. Upon the occurrence of a Change of Control, any change in applicable law or regulation affecting the Plan or Awards thereunder, or any change in accounting principles affecting the financial statements of the Partnership, or unless the Committee shall determine otherwise in an Award Agreement, the Committee, in its sole discretion, without the consent of any Participant or holder of the Award, and on such terms and conditions as it deems appropriate, may take any one or more of the following actions:

(A) provide for either (i) the termination of any Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of such transaction or event, the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated without payment), or (ii) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;

(B) provide that such Award be assumed by the successor or survivor entity, or a parent or subsidiary thereof, or be exchanged for similar options, rights, or awards covering the equity of the successor or survivor, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of equity interests, values and prices, including, but not limited to, exercise prices;

America First Multifamily Investors, L.P. 2015 Equity Incentive Plan

(C) make adjustments in the number and type of Units (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Awards or in the terms and conditions of (including the exercise price), and the vesting and performance criteria included in, outstanding Awards, or both;

(D) provide that such Award shall be exercisable or payable, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(E) provide that the Award cannot be exercised or become payable after such event (i.e., shall terminate upon such event).

(8) Prohibition on Repricing of Options and UARs. Subject to the provisions of Section 4(c) and Section 6(e)(7), the terms of outstanding Award Agreements may not be amended without the approval of the Partnership’s Unitholders so as to (A) reduce the Unit exercise price of any outstanding Options or UARs, (B) grant a new Option, UAR, or other Award in substitution for, or upon the cancellation of, any previously granted Option or UAR that has the effect of reducing the exercise price thereof, (C) exchange any Option or UAR for Units, cash, or other consideration when the exercise price per Unit under such Option or UAR exceeds the Fair Market Value of the underlying Units, or (D) take any other action that would be considered a “repricing” of an Option or UAR under the listing standards of the national securities exchange on which the Units are listed. Subject to Section 4(c) and Section 6(e)(7), the Committee shall have the authority, without the approval of the Partnership’s Unitholders, to amend any outstanding Award to increase the per Unit exercise price of any outstanding Options or UARs or to cancel and replace any outstanding Options or UARs with the grant of Options or UARs having a per Unit exercise price that is equal to or greater than the per Unit exercise price of the original Options or UARs.

(9) Section 83(b) Election. An Award Agreement may provide that the Participant may make an election under Section 83 (b) of the Code with respect to an Award of Restricted Units and/or Phantom Units. If the Participant chooses to make an election under Section 83(b) of the Code, such Section 83(b) election must be filed with the Internal Revenue Service within 30 days after the date of grant of the Award to which the election relates, and a copy of the election shall be provided to the Company.

Section 7. Amendment, Modification, and Termination. The Board may amend, modify, suspend, or terminate this Plan (and the Committee may amend an Award Agreement), except that (i) no amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall apply to such Participant without the consent of such Participant, and (ii) no amendment or alteration shall be effective prior to its approval by the holders of Units of the Partnership to the extent such approval is otherwise required by applicable legal requirements or the requirements of the securities exchange on which the Partnership’s Units are listed, including any amendment that (A) expands the types of Awards available under this Plan, (B) materially increases the number of Units available for Awards under this Plan, (C) materially expands the classes of persons eligible for Awards under this Plan, (D) materially extends the term of this Plan, (E) materially changes the method of determining the exercise price of Options or UARs, or (F) deletes or limits any provisions of this Plan that prohibit the repricing of Options or UARs.

Section 8. General Provisions.

(a) No Rights to Award. No Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each Participant.

(b) Tax Withholding. Unless other arrangements have been made that are acceptable to the Company, the Company or any Affiliate of the Company is authorized to withhold from any Award, from any payment due or transfer made under any Award, or from any compensation or other amount owing to a Participant at the time of

America First Multifamily Investors, L.P. 2015 Equity Incentive Plan

the creation of compensation as defined in the applicable tax or withholding laws, rules, or regulations or at any later time, the amount (in cash, Units, Units that would otherwise be issued pursuant to such Award, or other property) of any applicable taxes payable in respect of the grant of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan, and to take such other action as may be necessary in the opinion of the Company or Partnership to satisfy its withholding obligations for the payment of such taxes.

(c) No Right to Employment or Services. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate of the Company or in the service of the Company or any Affiliate of the Company as a Manager. Furthermore, the Company or an Affiliate of the Company may at any time dismiss a Participant from employment or service free from any liability or any claim under this Plan, unless otherwise expressly provided in the Plan, any Award Agreement, or other agreement.

(d) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles.

(e) Severability. If any provision of this Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(f) Other Laws. The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer of such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded, or entitle the Partnership or an Affiliate of the Partnership to recover the same under Section 16(b) of the Exchange Act, and any payment tendered by a Participant, other holder, or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder, or beneficiary.

(g) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company, the Partnership, or any participating Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company, the Partnership, or any participating Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company, the Partnership, or any participating Affiliate.

(h) No Fractional Units. No fractional Units shall be issued or delivered pursuant to this Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(i) Headings. Headings are given to the Sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

America First Multifamily Investors, L.P. 2015 Equity Incentive Plan

(j) Facility of Payment. Any amounts payable hereunder to any natural person under legal disability or who, in the judgment of the Committee, is unable to manage properly his or her financial affairs, may be paid to the legal representative of such natural person, or may be applied for the benefit of such natural person in any manner that the Committee may select, and the Company and any Affiliate of the Company shall be relieved of any further liability for payment of such amounts.

(k) Participation by Affiliates. In making Awards to Employees employed by an Affiliate of the Company, the Committee shall be acting on behalf of such Affiliate, and to the extent the Partnership has an obligation to reimburse such Affiliate for compensation paid for services rendered for the benefit of the Partnership, such payments or reimbursement payments may be made by the Partnership directly to such Affiliate, and, if made to the Company, shall be received by the Company as agent for such Affiliate.

(l) Gender and Number. Where the context deems it appropriate, words in the masculine gender shall include the feminine gender, the plural shall include the singular, and the singular shall include the plural.

(m) Compliance with Section 409A.

(1) Awards made under this Plan are intended to be exempt from Section 409A of the Code, and all provisions of this Plan shall be construed and interpreted in a manner consistent with such intent. As such, unless the Committee provides otherwise in an Award Agreement, each Award (other than Options and UARs structured to be exempt from the requirements of Section 409A of the Code) shall be settled no later than two and one-half months after the end of the first year in which the Award (or such portion thereof) is no longer subject to a “substantial risk of forfeiture” within the meaning of Section 409A of the Code.

(2) If the Committee determines that an Award is intended to be “deferred compensation” subject to Section 409A of the Code, the applicable Award Agreement shall include terms that are designed to satisfy the requirements of Section 409A of the Code and the following shall govern such award:

(A) Except as otherwise provided in the Award Agreement or any written employment agreement between the Participant and the Company or any Affiliate, any payment due upon a Participant’s cessation of providing services shall be paid only upon such the Participant’s “separation from service” within the meaning of Section 409A of the Code.

(B) Any payment to be made with respect to such Award in connection with the Participant’s separation from service within the meaning of Section 409A of the Code (and any other payment that would be subject to the limitations in Section 409A(a)(2)(b) of the Code) shall be delayed until six months after the Participant’s separation from service (or earlier death) in accordance with the requirements of Section 409A of the Code.

(C) To the extent necessary to comply with Section 409A of the Code, any other securities, other Awards or other property that the Company or the Partnership may deliver in lieu of Units in respect of an Award shall not have the effect of deferring delivery or payment beyond the date on which such delivery or payment would occur with respect to the Units that would otherwise have been deliverable (unless the Committee elects a later date for this purpose in accordance with the requirements of Section 409A of the Code).

(D) If the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment.

(E) If the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Participant’s right to the dividend equivalents shall be treated separately from the right to other amounts under the Award.

America First Multifamily Investors, L.P. 2015 Equity Incentive Plan

(n) No Guarantee of Tax Consequences. None of the Board, the Partnership, the Company, any Affiliate of the Company, or the Committee makes any commitment or guarantee that any federal, state, or local tax treatment will apply or be available to any Person participating or eligible to participate under this Plan.

(o) Claw-Back Policy. All Awards (including any proceeds, gains, or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Units underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Partnership or the Company prior to, on, or after the Effective Date of this Plan, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

Section 9. Term of the Plan. The Plan shall be effective as of the Effective Date. The Plan shall continue until the earliest of (i) the date terminated by the Board, (ii) all Units available for delivery under the Plan have been issued to Participants, or (iii) the 10th anniversary of the Effective Date. However, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

America First Multifamily Investors, L.P. 2015 Equity Incentive Plan

PRELIMINARY CONSENT SOLICITATION MATERIAL DATED JULY 7, 2015.

SUBJECT TO COMPLETION.

CONSENT FORM
1004 Farnam Street, Suite 400 Omaha, Nebraska 68102 YOUR VOTE IS IMPORTANT NO MATTER HOW MANY UNITS YOU OWN. PLEASE CAST YOUR VOTE TODAY! SAMPLE CONSENT FORM

AMERICA FIRST MULTIFAMILY INVESTORS, L.P.

CONSENT SOLICITATION EXPIRING ON                     , 2015

The undersigned holder of beneficial unit certificates (“Unitholder”) of America First Multifamily Investors, L.P. (the “Partnership”) hereby revokes all prior consents given with respect to the matters covered hereunder and acknowledges receipt of the Consent Solicitation Statement dated                     , 2015 (the “Consent Solicitation Statement”) of the Partnership. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Consent Solicitation Statement. Every Unitholder who wishes to vote with regard to the proposals described in the Consent Solicitation Statement and this Consent Form must vote in accordance with one of the methods described above. Unitholders may revoke their consents at any time prior to 11:59 p.m. EDT on                     , 2015 (i) by dating, signing, and delivering to the Partnership a written notice that clearly expresses the revocation of consent, or (ii) by delivering a properly executed, subsequently dated Consent Form withholding a previously granted consent. Any such written notice or later dated Consent Form should be sent to the principal executive offices of the Partnership at 1004 Farnam Street, Suite 400, Omaha, Nebraska 68102, Attention: Craig S. Allen, Chief Financial Officer. Any revocation received after the Partnership’s receipt of the Required Consent will not be effective.

Do you have questions? If you have any questions about how to vote or about the consent solicitation in general, please call toll-free (800) 591-8250. Representatives are available to assist you Monday through Friday 9 a.m. to 10 p.m. Eastern Time.

Important Notice Regarding the Availability of Consent Materials for the Consent Solicitation expiring on                     , 2015. The Consent Solicitation Statement, Notice of the Consent Solicitation, and the Consent Form, along with the Partnership’s 2014 Annual Report on Form 10-K are available, without charge, at: https://www.proxyonline.com/docs/ataxproxy.pdf, as well as from our website at http://www.ataxfund.com or from the SEC’s web site at http://www.sec.gov. You may also request a copy of these materials, without charge, by sending an email to callen@burlingtoncg.com. Please make your request no later than August 21, 2015 to facilitate timely delivery. If you do not request materials pursuant to the foregoing procedures, you will not otherwise receive an email or electronic copy of the materials.

CONSENT FORM

AMERICA FIRST MULTIFAMILY INVESTORS, L.P.

This Consent Solicitation is being made by the General Partner through the Board of Managers of The Burlington Capital Group LLC (“Burlington”), the general partner of the General Partner of the Partnership, and the proposals (set forth below) have been proposed by the Board.

When properly executed, this Consent Form will be voted as indicated or “FOR” all the proposals if no choice is indicated. If you vote online or by telephone, you do NOT need to return this consent form.

The Board of Managers of Burlington, the general partner of the General Partner, recommends that Unitholders vote “FOR” the approval of all the proposals.

TO VOTE, MARK ONE CIRCLE IN BLUE OR BLACK INK. Example: ●

		PROPOSALS	FOR	AGAINST	ABSTAIN
1.	To consider and vote upon three proposals, which, if approved, will amend and restate the Agreement of Limited Partnership of the Partnership. Such proposals are as follows:

	1A.	LP Agreement Amendment Proposal 1A

		Amendments relating to the revision of the definition of “Tax-Exempt Investments,” revising the Partnership’s purpose statement, providing the General Partner with certain authority to engage in various transactions, make investments, and issue Partnership securities in one or more classes or series, to remove certain automatic dissolution provisions, and expand the ability of the General Partner to amend the Limited Partnership Agreement and Certificate of Limited Partnership without Unitholder approval.	O	O	O

	1B.	LP Agreement Amendment Proposal 1B

		Amendments relating to deleting the automatic expiration date of the Partnership and making the term of the Partnership continue indefinitely, revising a number of provisions to remove references to the General Partner owing fiduciary duties to the limited partners and BUC holders, and providing certain amendments intended to protect the Partnership and its Unitholders from unsolicited acquisition tactics which could be coercive and unfair to Unitholders.	O	O	O

	1C.	LP Agreement Amendment Proposal 1C

		Amendments relating to clarifying name references to the Partnership, clarifying the fully-paid and non-assessable nature of issued Units, clarifying the General Partner has authority to acquire and hold real property through the foreclosure of a mortgage revenue bond, and making certain other immaterial and ministerial revisions to update and modernize the Limited Partnership Agreement.	O	O	O
2.	To approve and adopt the America First Multifamily Investors, L.P. 2015 Equity Incentive Plan.		O	O	O

To be counted, your consent must be received by 11:59 p.m. Eastern Daylight Time on                     , 2015, which is the expiration date of the Consent Solicitation.

YOUR SIGNATURE IS REQUIRED FOR YOUR VOTE TO BE COUNTED.
SIGNATURE (AND TITLE IF APPLICABLE) DATE

Please sign exactly as your name(s) appear(s) on this consent form, and date it. When Units are held jointly, each holder should sign. When signing in a representative capacity, please give title.
SIGNATURE (IF HELD JOINTLY) DATE

THANK YOU FOR VOTING